FMR LLC
Mail: 82 Devonshire Street, V6D, Boston, MA 02109-3614
Office: 245 Summer Street, V6D, Boston, MA 02110

February 23, 2010

U.S. Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, NW
Washington, DC 20543

Re: Fidelity Investments Mutual Funds (FMR LLC)
Rule 17g Compliance Filing
Fidelity Bond Coverage Period: July 1, 2009 – June 30, 2010

To Whom it May Concern,

We submit the following lead and excess bond policies on behalf of Fidelity Investments Mutual Funds for the first $100M in coverage:

Chartis National Union Fire Insurance Company Policy No: 02-381-30-77
Participation: $15M lead policy

Ace American Insurance Company Policy No: DOX62356280002
Participation: $10M x $15M

Everest Indemnity Insurance Company Policy No: FL5EE00035
Participation: $10M x $25M

ICI Mutual Policy No: 87153109D
Participation: $15M x $35M

Endurance Specialty Insurance Ltd Policy No: P008816002
Participation: $15M x $50M

St. Paul Fire & Marine Insurance Company Policy: EC06901146
Participation: $10M x $65M

Continental Casualty Company Policy No: 287273571
Participation: $10M x $75M

Arch Insurance Company Policy No: IAP0034230-00
Participation: $5M part of $15M x $85M

Axis Insurance Company Policy No: MBN741646/01/2009
Participation: $5M part of $15M x $85M

ACE American Insurance Company Policy No: DOX62457504401
Participation: $5M part of $15M x $85M

Copies of bond insurance policies that provide additional coverage in excess of the aforementioned lead and excess policies will be filed upon receipt by FMR LLC.

Fidelity
INVESTMENTS

FMR LLC
Mail: 82 Devonshire Street, V6D, Boston, MA 02109-3614
Office: 245 Summer Street, V6D, Boston, MA 02110

In addition to the bond policies, we submit the following on behalf of Fidelity Investments Mutual Funds:

1. Resolution of a majority of the Independent Directors approving the amount, type, form and coverage of the bond at a meeting of the Board of Directors held on July 16, 2009.

2. Statement showing the amount of the single insured bond which the individual trusts would have to maintain if they were not named as insured's under a joint insured bond

3. Statement as to the period for which premiums have been paid (for subject bond coverage.)

4. Copy of the current Fidelity Bond Insurance Recovery Agreement

Sincerely,

Ann Barry
Director
FMR LLC

Enc.

Fidelity INVESTMENTS

CHARTIS

National Union Fire Insurance Company of Pittsburgh, Pa.

A capital stock company

POLICY NUMBER: 02-381-30-77 REPLACEMENT OF POLICY NUMBER: 00-641-20-54

FMR FUNDS CONCENTRIC CUSTOM BOND

NOTICE: COVERAGE UNDER COVERAGE SECTIONS I AND II IS CLAIMS MADE. THE COVERAGE OF THIS BOND IS GENERALLY LIMITED TO LIABILITY FOR ONLY THOSE CLAIMS THAT ARE FIRST MADE AGAINST THE INSUREDS DURING THE BOND PERIOD AND REPORTED IN WRITING TO THE INSURER PURSUANT TO THE TERMS HEREIN. PLEASE READ THIS BOND CAREFULLY AND REVIEW ITS COVERAGE WITH YOUR INSURANCE AGENT OR BROKER. AMOUNTS INCURRED FOR LEGAL DEFENSE SHALL REDUCE THE LIMIT OF LIABILITY AVAILABLE TO PAY JUDGMENTS OR SETTLEMENTS, AND SHALL BE APPLIED AGAINST THE RETENTION AMOUNT. THE INSURER DOES NOT ASSUME ANY DUTY TO DEFEND.

DECLARATIONS

ITEM 1.	**NAMED INSURED:**	All Fidelity Funds (as defined in this bond).
	MAILING ADDRESS:	c/o FMR Corp 82 Devonshire Street, Mailstop V11D Boston, MA 02109-3605
ITEM 2.	**BOND PERIOD:**	From: July 1, 2009 To: July 1, 2010 (12:01 A.M. standard time at the address stated in Item 1.)
ITEM 3.	**COVERAGE DESCRIPTION**	Financial Institution Bond
ITEM 4.	**LIMIT OF LIABILITY:**	$15,000,000 Single Loss Limit $15,0000,000 in the aggregate
ITEM 5.	**RETENTION**	$400,000 (each loss) or such lesser amount required under the Investment Company Act of 1940. Except Insuring Agreement 1 which maintains a $0 Retention
ITEM 6	**PREMIUM:**	$[redacted]

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IN WITNESS WHEREOF, the **Insurer** has caused this policy to be signed on the Declarations by its President, a Secretary and its duly authorized representative.

PRESIDENT	**SECRETARY**
National Union Fire Insurance Company of Pittsburgh, Pa.	**National Union Fire Insurance Company of Pittsburgh, Pa.**

AUTHORIZED REPRESENTATIVE

COUNTERSIGNED AT	**DATE**	**COUNTERSIGNATURE**

WILLIS OF MASSACHUSETTS INC.
THREE COPLEY PLACE
BOSTON, MA 02116-1904

1119824

© Chartis Inc. All rights reserved

In consideration of the payment of the premium, and in reliance upon the Application made to American International Specialty Lines Insurance Company (herein called the "Insurer"), the Insurer agrees as follows:

1. **INSURING AGREEMENTS**

A. **FIDELITY**

This bond shall pay loss which is discovered during the Bond Period resulting directly from dishonest or fraudulent acts including larceny or embezzlement committed by an Employee acting alone or in collusion with others. Such dishonest or fraudulent acts must be committed by the Employee with the intent:

(1) to cause the Company to sustain such loss; or

(2) to obtain financial benefit for the Employee or another person or entity acting in collusion with the Employee.

Notwithstanding the foregoing, however, it is agreed that with regards to Loans and/or Trading, this bond covers only loss resulting directly from dishonest or fraudulent acts committed by an Employee with the intent to realize a financial benefit and which actually results in such a financial benefit for the Employee. Also notwithstanding the foregoing, where the proceeds of a fraud perpetrated by an Employee arising from Loans and/or Trading are actually received by persons with whom the Employee was acting in collusion, but said Employee fails to derive a financial benefit therefrom, such a loss will nevertheless be covered hereunder as if the Employee has obtained such benefit provided the Company established that the Employee intended to participate therein.

As used throughout this Insuring Agreement, "financial benefit" does not include any salaries, commissions, fees, bonuses, promotions, awards, profit sharing, pensions or other employee benefits earned in the normal course of employment except such may be used in determining intent.

B. **ON PREMISES**

This bond covers loss of Property resulting directly from:

(1) robbery, burglary, misplacement, mysterious unexplainable disappearance and damage thereto or destruction thereof; or

(2) theft, False Pretense, common-law or statutory larceny, committed by a person present in an office or on the premises of the Company

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while the Property is lodged, deposited or held for safekeeping within offices or premises, located anywhere, including insurance companies or sureties holding collateral in which the Named Insured has an interest.

C. IN TRANSIT

This bond covers loss of Property resulting directly from robbery, common-law or statutory larceny, theft, misplacement, mysterious unexplainable disappearance, being lost or made away with, and damage thereto or destruction thereof, while the Property is in transit anywhere in the custody of:

(1) a natural person acting as a messenger of the Company (or another natural person acting as messenger or Custodian during an emergency arising from the incapacity of the original messenger); or

(2) a Transportation Company and being transported in an armored motor vehicle; or

(3) a Transportation Company and being transported in a conveyance other than an armored motor vehicle provided that covered Property transported in such manner is limited to the following:

(i) records, whether recorded in writing or electronically; and

(ii) Certificated Securities issued in registered form and not endorsed, or with restrictive endorsements; and

(iii) Negotiable Instruments not payable to bearer, or not endorsed, or with restrictive endorsements.

Coverage under this Insuring Agreement begins immediately upon the receipt of such Property by the natural person or Transportation Company and ends immediately upon delivery to the designated recipient or its agent.

D. FORGERY OR ALTERATION

This bond covers loss resulting directly from:

(1) Forgery or alteration of, on or in any Negotiable Instrument (except an Evidence of Debt), Acceptance, Withdrawal Order, receipt for the withdrawal of Property, Certificate of Deposit, Letter of Credit;

(2) transferring, paying or delivering any Funds or Property or establishing any credit or giving any value on the faith of any written instructions or advices directed to the Company and authorizing or acknowledging the transfer, payment, delivery or receipt of Funds or Property, which instructions or advices purport to have been signed or endorsed by any customer of the Company, Employee of the Company, or by any financial institution but which instructions or advices either bear a signature which is a Forgery or have been altered without the knowledge and consent of such customer, Employee, or financial institution (A mechanically reproduced facsimile signature is treated the same as a handwritten signature); or

(3) any check or draft:

(a) made payable to a fictitious payee and endorsed in the name of such fictitious payee; or

(b) procured in a face to face transaction with the maker or drawer thereof or with one acting as agent of such maker or drawer by anyone impersonating another and made or drawn payable to the one so impersonated and endorsed by anyone other than the one impersonated,

shall be deemed to be forged as to such endorsement.

E. SECURITIES

This bond covers loss resulting directly from the Company having, in good faith, for its own account or for the account of others:

(1) acquired, sold or delivered, or given value, extended credit or assumed liability, on the faith of, any original

(a) Certificated Security;

(b) document of title;

(c) deed, mortgage or other instrument conveying title to, or creating or discharging a lien upon, real property;

(d) Certificate of Origin or Title;

(e) Evidence of Debt;

(f) corporate, partnership or persona Guarantee;

(g) Security Agreement; or

(h) written Instruction;

(i) Uncertificated Securities

(j) Initial Transaction Statements

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which:

(i) bears a signature of any maker, drawer, issuer, endorser, assignor, lessee, transfer agent, registrar, acceptor, surety, guarantor, or of any person signing in any other capacity which is a Forgery; or

(ii) is altered; or

(iii) is lost or stolen;

(2) guaranteed in writing or witnessed any signature upon any transfer, assignment, bill of sale, power of attorney, or any items listed in (a) through (h) above; or

(3) acquired, sold or delivered, or given value, extended credit or assumed liability, on the faith of any item listed in (a) through (d) above which is a Counterfeit.

(A mechanically reproduced facsimile signature is treated the same as a handwritten signature.)

F. COUNTERFEIT CURRENCY

This bond covers loss resulting directly from the receipt by the Company, in good faith, of any Counterfeit Money of any country.

G. UNCOLLECTIBLE ITEMS OF DEPOSIT

This bond covers loss resulting directly from the Company having credited an account of a customer, shareholder or subscriber on the faith of any Items of Deposit which prove to be uncollectible, provided that the crediting of said account causes:

(1) redemptions or withdrawals to be permitted,

(2) shares to be issued, or

(3) dividends to be paid,

from an account of a customer.

In order for coverage to apply under this Insuring Clause, the Company must hold Items of Deposit for the minimum number of days stated in the Application before permitting any redemptions or withdrawals, issuing any shares or paying any dividends with respect to such Items of Deposit.

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Items of Deposit shall not be deemed uncollectible until the Company's standard collection procedures have failed.

Limit of Liability: $5,000,000

Deductible: $2,500

H. AUDIT EXPENSE

This bond covers loss consisting of reasonable expenses incurred by the Company for that part of an audit or examination required by any governmental regulatory authority or self-regulatory organization and actually conducted by such authority, organization or their appointee by reason of the discovery of other losses sustained by the Company and covered by this bond.

Limit of Liability: $100,000

Deductible: $2,500

I. COMPUTER SYSTEMS

This bond covers loss incurred by reason of:

(1) the Company having transferred, paid or delivered any Funds or Property, established any credit, debited any account or given any value as the direct result of the fraudulent input of Electronic Data directly into:

  (a) the Company's Computer System;

  (b) the Service Bureau's Computer System;

  (c) an Electronic Funds Transfer System;

  (d) a Customer Communication System; or

  (e) an automated teller machine;

(2) the fraudulent modification or the fraudulent destruction of Electronic Data: (i) stored within, or being run within, any of the above systems or (ii) during electronic transmission through data communication lines to the Company's Computer System, or a Service Bureau's Computer System,

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which fraudulent acts were committed by a person who intended to cause the Company to sustain a loss or to obtain financial gain for himself or any other person.

J. CUSTOMER VOICE INITIATED TRANSFERS

This bond covers loss resulting directly from the Company having, in good faith, transferred Funds from a customer's account through an Electronic Funds Transfer System, in reliance upon a customer voice initiated funds transfer instruction which was purported to be from an officer, director, partner or employee of a customer of the Company who was authorized and appointed by such customer to instruct the Company by means of voice message transmitted by telephone to make certain funds transfers, and which instruction:

(1) was, in fact, from an impostor, or a person not authorized by the customer to issue such instructions by voice message transmitted by telephone, and which

(2) was received by an Employee of the Company specifically designated to receive and act upon such instructions; but provided that:

(a) such voice instruction was electronically recorded by the Company and proper password(s) or code words(s) given; and

(b) the voice instruction was verified by a direct call back to an employee of the customer (or a person thought by the Company to be an employee of the customer).

Proof of loss for claim under the Customer Voice Initiated Electronic Funds Transfer Insuring Agreement must include electronic recordings of such voice instructions and the verification call back, if a recording of such call back was required.

K. TELEFACSIMILE TRANSFER FRAUD

This bond covers loss resulting directly from the Company having, in good faith, transferred or delivered Funds, Certificated Securities or Uncertificated Securities through a Computer System covered under the terms of the Computer Systems Insuring Agreement in reliance upon a fraudulent instruction received through a Telefacsimile Device, and which instruction:

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(1) purports and reasonably appears to have originated from

(a) a customer of the Company; or

(b) another financial institution; or

(c) another office of the Company

but, in fact, was not originated by the customer or entity whose identification it bears, and

(2) contains a valid test code which proves to have been used by a person who was not authorized to make use of it; and

(3) contains the name of a person authorized to initiate such transfer; and

provided that, if the transfer was in excess of $400,000, the instruction was verified by a call-back according to a prearranged procedure.

2. DEFINITIONS

"Affiliate" means (i) any person or entity that directly, or indirectly through one or more intermediaries, is controlled by the Company; or (ii) any person or entity that directly, or indirectly through one or more intermediaries, is a successor in interest to any Company.

"Application" means each and every signed application, any attachments to such applications, other materials submitted therewith or incorporated therein and any other documents submitted in connection with the underwriting of this bond or the underwriting of any other mutual fund (or equivalent) liability bond issued by the Insurer, or any of its affiliates, of which this bond is a renewal, replacement or which it succeeds in time, including but not limited to any statement or warranties, financial information, or other information provided at any bond renewal meetings.

"Company" means: (i) any Fund and (ii) Subsidiaries.

"Defense Costs" means reasonable and necessary fees (including but not limited to legal fees and experts' fees), costs and expenses consented to by the Insurer (including premiums for any appeal bond, attachment bond or similar bond, but without any obligation to apply for or furnish any such bond) resulting from the investigation, adjustment, defense and/or appeal of a claim against the Insureds, but excluding salaries of officers of the Company.

"Executive" means:

(1) any past, present or future duly elected or appointed director, officer, trustee (other than a bankruptcy or liquidator's trustee), observer, governor, management committee member, supervisory board or advisory board or any other executive committee, member of a board of managers or management board;

2) in the event the Company operates outside the United States, any past, present and future person in a duly elected or appointed position that is equivalent to an executive position listed in Item (1) of this Definition;

(3) any past, present and future General Counsel, Risk Manager (or equivalent position) of the Named Insured;

(4) members of the Fund Advisory Board (the "Advisory Board"), but only in their capacities as such.

"FMR Corporate Concentric Custom Bond" means bond No. (492-60-12) issued by the Insurer to FMR Corp.

"Foreign Jurisdiction" means any jurisdiction, other than the United States or any of its territories or possessions.

"Fund" means any Fidelity Investments® branded investment company(ies) and/or portfolio(s) of an investment company(ies), as defined by the Investment Company Act of 1940, advised and/or operated by FMR Corp or any Subsidiary or Affiliate thereof as of or prior to the inception date of the Bond Period, which is not formed as, or operated as, a hedge fund and (i) is not otherwise covered under the FMR Corporate Concentric Custom Bond and (ii) is listed on the Company's 17g-1 calculation report (which is updated by or on behalf of the Company quarterly). In the event that a Fund is not listed on the Company's 17g1 calculation report due to an error or unintentional omission committed by or on behalf of the Insured this bond will provide coverage to the extent it would have provided coverage had such error or unintentional omission not occurred.

Fund shall also include any Fidelity Investments branded investment company, and/or any portfolio of an investment company, as defined by the Investment Company Act of 1940, which is first advised and/or operated by FMR Corp. or any Subsidiary or Affiliate thereof after the inception of the Bond Period, or such entity(ies) which is/are not otherwise covered under the FMR Corporate Concentric Custom Bond or any predecessor policies issued by any AIG Member Companies and which is not formed as or operated as a hedge fund, beginning as of the date of the first meeting or written consent of the management board (or equivalent governing body) of such entity, but only:

(1) where the projected assets for the first twelve months under management are less than $2,000,000,000; or

(2) for any such entity not meeting the definition set forth in clause (1), such entity shall be deemed a Fund for either: (i) 90 days (the "Automatic Period") or (ii) until the end of the Bond Period (the "Stub Period"), whichever comes first.

For any such entity not meeting the definition set forth in clause (1), the Insurer shall extend the Stub Period to 90 days (the "Extended Stub Period") if the bond in the sole and absolute discretion of the Insurer, is renewed, with the coverage for the balance of the 90 day period continuing under the terms and conditions of the renewed bond.

The Insurer shall extend coverage beyond the Automatic Period or Extended Stub Period to any such entity not automatically covered under (1) above (along with the Individual Insured(s) of such entity), if, during the Automatic Period or Extended Stub Period, a Company shall have (i) provided quarterly reports listing all such new Funds, and (ii) agreed to any additional premium and amendment of the provisions of this bond required by the Insurer, in its sole and absolute discretion, relating to such Fund. Further, coverage as shall be afforded to any such Fund and any Individual Insured thereof is conditioned upon the Named Insured paying when due any additional premium required by the Insurer relating to such Fund.

In all events, coverage as is afforded under this bond with respect to a claim made against a new Fund or Insured thereof, shall only apply for wrongful acts committed or allegedly committed after the date of the first meeting or written consent of the management board (or equivalent governing body) of such Fund, and prior to the time, if any, that such person or entity ceased to be a Fund or an Insured thereof.

Nothing contained herein shall operate to extend the length of the Bond Period except that coverage will be extended if, and to the extent, there is any renewed bond as set forth in the Automatic 90 Day Period.

© Chartis Inc. All rights reserved

"Individual Insured" means any: (i) Executive of the Company, (ii) outside entity executive and (iii) Employee of any Company.

"Insured" means any: (i) Company and (ii) Individual Insured.

"Interrelated Wrongful Act" means wrongful acts which are the same, related or continuous, or wrongful acts which arise from the same, related or common nexus of facts regardless of whether such claims involve the same or different claimants, Insureds or legal causes of action.

"Named Insured" means the entity stated in Item 1 of the Declarations.

"Bond Period" means: the period of time from the inception date shown in Item 2 of the Declarations to the earlier of the expiration date shown in Item 2 of the Declarations or the effective date of cancellation of this bond.

"Subsidiary" means any entity:

(a) of which the Named Insured owns on or before the inception date of this bond more than 50% of the issued and outstanding voting stock or membership or other rights either directly, or indirectly through one or more of its Subsidiaries;

(b) which the Named Insured first (i) creates during the Bond Period either directly, or indirectly through one or more of its Subsidiaries regardless of asset size or (ii) acquires during the Bond Period more than 50% of its issued and outstanding voting stock or membership rights either directly, or indirectly through one or more of its Subsidiaries and whose assets total less than $2,000,000,000 as of the acquisition date;

(c) of which the Named Insured first acquires during the Bond Period more than 50% of its issued and outstanding voting stock or membership or other rights either directly, or indirectly through one or more of its Subsidiaries (other than an entity described in paragraph (b) above), but only upon the condition that within 90 days of its becoming a Subsidiary, the Named Insured shall have provided the Insurer with full particulars of the new Subsidiary and agreed to any additional premium or amendment of the provisions of this bond required by the Insurer relating to such new Subsidiary; and

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(d) any entity listed as such in an endorsement to this bond

An entity becomes a Subsidiary when the Named Insured owns more than 50% of the issued and outstanding voting stock or membership or other rights either directly, or indirectly through one or more of its Subsidiaries. An entity ceases to be a Subsidiary when the Named Insured ceases to own 50% of the issued and outstanding voting stock or membership or other rights either directly, or indirectly through one or more of its Subsidiaries. With respect to any entity that becomes a Subsidiary pursuant to Clause (c) above, if the Insurer has not notified the Named Insured of any required additional premium and/or amendment of bond before the later to occur of: (i) the entity becomes a Subsidiary, or (ii) 30 business days have passed since the notice and full particulars of such Subsidiary were provided to the Insurer as required above, then such entity shall be deemed a "Subsidiary" from the date it became a Subsidiary. The Insurer may nevertheless require additional premium and/or amendment of the provisions of this bond at any time within the first 90 days after such entity becomes a Subsidiary. In the event that the Named Insured fails to agree to any additional premium and/or amendment of the provisions of this bond so required by the Insurer within 30 days of being notified of such requirement, such entity shall cease to be a Subsidiary.

With regard to any Subsidiary referenced in (c) above, the Insurer may request underwriting information, and, if requested, the Insureds shall timely provide such information. In all events, the Named Insured shall provide the Insurer with full particulars of any newly acquired Subsidiary within 90 days or the end of the Bond Period, whichever is earlier. Further, coverage as shall be afforded to the new Subsidiary referenced in (c) above is conditioned upon the Named Insured paying when due any additional premium required by the Insurer in accordance with the foregoing definition.

In all events, coverage as is afforded under this bond with respect to a Subsidiary shall not apply for any alleged wrongful act occurring at any time when the Named Insured did not own: (i) more than 50% of the issued and outstanding voting stock or membership or other rights of such Subsidiary either directly, or indirectly through one or more of its Subsidiaries; or (ii) did not otherwise control such entity.

Nothing contained herein shall operate to extend the length of the Bond Period.

"Trade Secret" means information that has been reduced to an electronic form, including a formula, compilation, pattern, program, device method, process or technique which:

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(a) derives independent economic value, actual or potential, from not being generally known and not readily ascertainable through proper means by other persons who can obtain economic advantage from its disclosure or use;

(b) is the subject of your reasonable efforts to maintain its secrecy; and

(c) is used, capable of being used, or intended to be used in commerce.

A "Trade Secret" does not include information that is the subject of a patent, copyright, trademark or service mark, or an application therefore

"Acceptance" means a draft which the drawee has, by signature written thereon, engaged to honor as presented.

"Certificate of Deposit" means an acknowledgment in writing by a financial institution of receipt of Money with an engagement to repay it.

"Certificate of Origin or Title" means a document issued by a manufacturer of personal property or a governmental agency evidencing the ownership of the personal property and by which ownership is transferred.

"Certificated Security" means a share, participation or other interest in property of or an enterprise of the issuer or an obligation of the issuer, which is:

(1) represented by an instrument issued in bearer or registered form;

(2) of a type commonly dealt in on securities exchanges or markets or commonly recognized in any area in which it is issued or dealt in as a medium for investment; and

(3) either one of a class or series or by its terms divisible into a class or series of shares, participations, interests or obligations.

"Company's Computer System" means those Computer Systems owned, leased or operated by the Company.

"Computer Program" means a set of related electronic instructions which direct the operations and functions of a computer or devices connected to it which enable the computer or devices to receive, process, store or send Electronic Data.

"Computer System" means computer hardware, software, firmware, and components thereof, including electronic data stored thereon, which are linked together through a network of two or more computers, including such networks accessible through the Internet.

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"Counterfeit" means an imitation of an actual valid original which is intended to deceive and to be taken as the original.

"Custodian" means the institution designated by an Investment Company to maintain possession and control of its assets.

"Customer Communication Systems" means those communications systems which provide customers of the Insured with direct access to the Company's Computer Systems.

"Electronic Data" means facts or information converted to a form usable in a Computer System and which is stored on Electronic Data Processing Media for use by Computer Programs.

"Electronic Data Processing Media" means the punched cards, magnetic tapes, punched tapes, magnetic discs, optical storage discs, or other bulk media on which data are recorded.

"Electronic Funds Transfer System" means those systems which operate automated teller machines or point of sale terminals and include any shared networks or facilities for said system, in which the Insured participates.

"Employee" means:

(1) a natural person in the service of any Company covered hereunder whom the Insured compensates directly by salary or commissions and whom the Insured has the right to direct and control while performing services for the Insured;

(2) an attorney retained by the Insured and an employee of such attorney while either is performing legal services for the Insured;

(3) a person provided by an employment contractor to perform employee duties for the Insured under the Insured's supervision or a guest student pursuing studies or duties while performing services for a Company;

(4) an employee of an institution merged or consolidated with the Insured prior to the effective date of this bond;

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(5) each natural person, partnership, corporation or other entity authorized by the Insured to perform services as data processors of checks or other accounting records related to such checks of the Insured, but only while such person, partnership, corporation or other entity is actually performing such services and not creating, preparing, modifying or maintaining the Insured's computer software or programs, herein called Processor. Each such Processor, and the partners, officers and employees of such Processor shall, collectively, be deemed to be one Employee for all the purposes of this bond; a Federal Reserve Bank or clearing house shall not be construed to be a Processor;

(6) a Partner of the Insured, unless not covered as stated in an endorsement to this bond;

(7) a natural person in the voluntary service of the Insured at any of the Insured's offices or premises covered hereunder whom the Insured has the right to direct and control while performing services for the Insured;

(8) a natural person hired as a consultant under written contract and subject to the direction and supervision of the management of the Insured while performing services for the Insured;

"Evidence of Debt" means an instrument, including a Negotiable Instrument, executed by a customer of the Insured and held by the Insured which in the regular course of business is treated as evidencing the customer's debt to the Insured.

"False Pretense" means the delivery and transfer of tangible property on the premises of the Insured, or on the premises in which the Property is lodged or deposited, to a person on said premises as the direct result of a fraudulent representation made by said person to the Insured at the time of delivery of and transfer of said Property.

"Financial Interest" in the Insured of the Insured's general partner(s), or limited partner(s), committing dishonest or fraudulent acts covered by this bond or concerned or implicated therein means:

(1) as respects general partners, the value of all right, title and interest of such general partner(s), determined as of the close of business of the date of discovery of loss covered by this bond, in the aggregate of:

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(a) the "net worth" of the Insured, which for the purposes of this bond, shall be deemed to be the excess of its total assets over its total liabilities, without adjustment to give effect to loss covered by this bond, (except that credit balances and equities in proprietary accounts of the Insured, which shall include capital accounts of partners, investment and trading accounts of the Insured, participations of the Insured in joint accounts, and accounts of partners which are covered by agreements providing for the inclusion of equities therein as partnership property, shall not be considered as liabilities) with securities, spot commodities, commodity future contracts in such proprietary accounts and all other assets marked to market or fair value and with adjustment for profits and losses at the market of contractual commitments for such proprietary accounts of the Insured; and

(b) the value of all other Money, securities and property belonging to such general partner(s), or in which such general partner(s) have a pecuniary interest, held by or in the custody of and legally available to the Insured asset-off against loss covered by this bond;

provided, however, that if such "net worth" adjusted to give effect to loss covered by this bond and such value of all other Money, securities and property as set forth in (1)(b) preceding, plus the amount of coverage afforded by this bond on account of such loss, is not sufficient to enable the Insured to meet its obligations, including its obligations to its partners other than to such general partner(s), then the Financial Interest in the Insured, as above defined, of such general partner(s) shall be reduced in an amount necessary, or eliminated if need be, in order to enable the Insured upon payment of loss under this bond to meet such obligations, to the extent that such payment will enable the Insured to meet such obligations, without any benefit accruing to such general partner(s) from such payment; and

(2) as respects limited partners the value of such limited partner's investment in the Insured.

"Forgery" means the signing of the name of another person or organization with intent to deceive; it does not mean a signature which consists in whole or in part of one's own name signed with or without authority, in any capacity, for any purpose.

"Guarantee" means a written undertaking obligating the signer to pay the debt of another to the Insured or its assignee or to a financial institution from which the Insured has purchased participation in the debt, if the debt is not paid in accordance with its terms.

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"Initial Transaction Statement" means the first written statement signed by or on behalf of the issuer of an Uncertificated Security sent by the issuer to the Insured as registered owner or registered pledgee containing:

(1) a description of the issue of which the Uncertificated Security is a part;

(2) the number of shares or units transferred to the registered owner, pledged by the registered owner to the registered pledgee, or released from pledge by the registered pledgee;

(3) the name, address and taxpayer identification number, if any, of the registered owner and registered pledgee or the pledgee whose interest was released; and

(4) a notation of any liens and restrictions of the issuer and any adverse claims to which the Uncertificated Security is or may be subject or a statement that there are no such liens, restrictions or adverse claims; and

(5) the date the transfer, pledge or release was registered.

"Instruction" means a written order to the issuer of an Uncertificated Security requesting that the transfer, pledge, or release from pledge of the Uncertificated Security specified to be registered.

"Internet" means the worldwide public network of computers as it currently exists or may be manifested in the future, including the Internet, an intranet, an extranet or a virtual private network.

"Items of Deposit" means any one or more checks and drafts.

"Letter of Credit" means an engagement in writing by a bank or other person made at the request of a customer that the bank or other person will honor drafts or other demands for payment upon compliance with the conditions specified in the Letter of Credit.

"Loan" means all extensions of credit by the Insured and all transactions creating a creditor relationship in favor of the Insured and all transactions by which the Insured assumes an existing creditor relationship.

"Money" means a medium of exchange in current use authorized or adopted by a domestic or foreign government as a part of its currency.

"Negotiable Instrument" means any writing

(1) signed by the maker or drawer; and

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(2) containing any unconditional promise or order to pay a sum certain in Money and no other promise, order, obligation or power given by the maker or drawer; and
(3) is payable on demand or at a definite time; and
(4) is payable to order or bearer.

"Partner" means a natural person who

(1) is a general partner of the Insured, or
(2) is a limited partner or an Employee of a Company.

"Property" means Money, Certificated Securities, Initial Transaction Statements, any Statement of Uncertificated Securities of any Federal Reserve Bank of the United States, Negotiable Instruments, Certificates of Deposit, documents of title, Acceptances, Evidences of Debt, Security Agreements, Withdrawal Orders, Certificates of Origin or Title, Letters of Credit, insurance policies, abstracts of title, deeds and mortgages on real estate, revenue and other stamps, tokens, unsold lottery tickets, books of account, Electronic Data and Electronic Data Processing Media, and other records whether recorded in writing or electronically, gems, jewelry, precious metals of all kinds and in any form, and tangible items of personal property which are not hereinbefore enumerated.

"Security Agreement" means an agreement which creates an interest in personal property or fixtures and which secures payment or performance of an obligation.

"Service Bureau" means a natural person, partnership, corporation or other entity authorized by written agreement to perform data processing services using Computer Systems.

"Service Bureau's Computer System" means those Computer Systems owned, leased or operated by the Service Bureau.

"Single Loss Limit" means all covered loss resulting from (a) any one act or series of related acts of burglary, robbery or attempt thereat, in which no Employee is implicated, or (b) any one act or series of related unintentional or negligent acts or omission on the part of any person (whether an Employee or not) resulting in damage to or destruction or misplacement of Property, or (c) all acts or omissions other than those specified in (a) and (b) preceding, caused by any person (whether an Employee or not) or in which such person is implicated, or (d) any one casualty or event not specified in (a), (b) or (c) preceding.

"Statement of Uncertificated Security" means a written statement of the issuer of an Uncertificated Security containing:

(1) a description of the issue of which the Uncertificated Security is a part;

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(2) the number of shares or units:

  (a) transferred to the registered owner;
  (b) pledged by the registered owner to the registered pledgee;
  (c) released from pledge by the registered pledgee;
  (d) registered in the name of the registered owner on the date of the statement; or
  (e) subject to pledge on the date of the statement;

(3) the name and address of the registered owner and registered pledgee;

(4) a notation of any liens and restrictions of the issuer and any adverse claims to which the Uncertificated Security is or may be subject or a statement that there are none of those liens, restrictions or adverse claims; and

(5) the date:

  (a) the transfer of the shares or units to the new registered owner of the shares or units was registered;
  (b) the pledge of the registered pledgee was registered; or
  (c) of the statement, if it is a periodic or annual statement.

"Telefacsimile Device" means a machine capable of sending or receiving a duplicate image of a document by means of electronic impulses transmitted through a telephone line and which reproduces the duplicate image on paper.

"Trading" means trading or other dealings in securities, commodities, futures, options, foreign or Federal Funds, currencies, foreign exchange and the like.

"Transportation Company" means any organization which provides its own or leased vehicles for transportation or which provides freight forwarding or air express services.

"Uncertificated Security" means a share, participation or other interest in property of or an enterprise of the issuer or an obligation of the issuer, which is:

(1) not represented by an instrument and the transfer of which is registered upon books maintained for that purpose by or on behalf of the issuer;

(2) of a type commonly dealt in on securities exchanges or markets; and

(3) either one of a class or series or by its terms divisible into a class or series of shares, participations, interests or obligations.

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"Withdrawal Order" means a non-negotiable instrument, other than an Instruction, signed by a customer of the Insured authorizing the Insured to debit the customer's account in the amount of Funds stated therein.

3. EXCLUSIONS

EXCLUSION SECTION I: EXCLUSIONS THAT APPLY TO ALL INSURING AGREEMENTS

This bond does not apply:

a. to any claim alleging, arising out of, based upon or attributable to the facts alleged, or to the same or related wrongful acts alleged or contained in any claim which has been reported, or in any circumstances of which notice has been given, under any bond of which this bond is a renewal or replacement;

b. to any claim arising out of, based upon or attributable to any bankruptcy, insolvency, conservatorship, receivership or liquidation of, or suspension of payment or refusal to pay, by any broker or dealer in securities or commodities, clearing agency, or any bank or banking firm, or any insurance or reinsurance entity; provided, however, this exclusion shall not apply to any wrongful acts solely in connection with any investment by an Insured on the behalf of customer(s) or client(s) in the securities of any entity experiencing any of the foregoing activities;

c. to any claim, arising out of, based upon or attributable to, solely with respect to the lending of securities, a failure to produce securities by any broker or dealer in securities or commodities, clearing agency, or any bank or banking firm, or any insurance or reinsurance entity; provided, however, this exclusion shall not apply to Defense Costs;

d. for any amount for which the Insured is not financially liable or which any claimant is without legal recourse against the Insured, or matters which may be deemed uninsurable under the law pursuant to which this bond shall be construed;

e. to any claim arising out of, or attributable to any actual violation of the Racketeer Influenced and Corrupt Organizations Act (18 USC Sections 1961 et seq., and amendments thereto) or any rules or regulation promulgated thereunder;

f. to any claim alleging, based upon or arising out of infringement of patent or misappropriation of Trade Secrets; or

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g. loss of Property or Electronic Data Processing Media or Electronic Data while

(a) in the mail, or

(b) in the custody of any Transportation Company, unless covered under Insuring Agreement (C), except when covered under Insuring Agreement (A);

h. potential income, including but not limited to interest and dividends, not realized by the Company;

i. loss through the surrender of Property away from an office of the Company as a result of a threat:

(a) to do bodily harm to any person, except loss of Property in transit in the custody of any person acting as messenger provided that when such transit was initiated there was no knowledge by the Company of any such threat, or

(b) to do damage to the premises or Property of the Insured, except when covered under Insuring Agreement (A);

j. loss due to riot or civil commotion outside the United States of America and Canada and any country in which the Company maintains an office; or loss due to military, naval or usurped power, war or insurrection unless such loss occurs in transit in the circumstances recited in Insuring Agreement (B) In Transit, and unless, when such transit was initiated, there was no knowledge of such riot, civil commotion, military, naval or usurped power, war or insurrection on the part of any person acting for the Insured in initiating such transit;

k. indirect or consequential loss of any nature including damages to third parties of any type for which the insured is legally liable, except compensatory damages, but not multiples thereof;

l. loss resulting directly or indirectly form Forgery or alteration except when covered under Insuring Agreements (A), (D), (E), or (F)

m. all fees, costs and expenses incurred by the Company:

(1) in establishing the existence of or amount of loss covered under this bond, or

(2) as a party to any legal proceeding whether or not such legal proceeding exposes the Company to loss covered by this bond, except for Audit Expense or Claims Expense

EXCLUSION SECTION II: EXCLUSIONS THAT EXCLUSIVELY APPLY TO Insuring Agreements A THROUGH H

This bond does not apply to:

a. loss resulting directly or indirectly from any act or acts of any person who is a member of the board of directors of the Company or a member of any equivalent body by whatsoever name known unless such person is also an Employee or an elected official of the Company in some other capacity, nor, in any event, loss resulting from the act or acts of any person while acting in the capacity of a member of such Board or equivalent body;

b. loss resulting directly or indirectly from the complete or partial nonpayment of, or default upon, any Loan or transaction involving the Insured as a lender or borrower, or extension of credit, including the purchase, discounting or other acquisition of false or genuine accounts, invoices, notes, agreements or Evidences of Debt, whether such Loan, transaction or extension was procured in good faith or through trick, artifice, fraud or false pretenses; except when covered under Insuring Agreements (A), (D) or (E);

c. loss resulting from any violation by the Company or by any Employee

(a) of law regulating (i) the issuance, purchase or sale of securities, (ii) securities transactions upon security exchanges or over the counter market, (iii) investment companies, or (iv) investment advisers, or

(b) of any rule or regulation made pursuant to any such law, unless it is established by the Company that the act or acts which caused the said loss involved fraudulent or dishonest conduct which would have caused a loss to the Company in a similar amount in the absence of such laws, rules or regulations;

d. loss resulting directly or indirectly from the failure of a financial or depository institution, or its receiver or liquidator, to pay or deliver, on demand of the Company, Funds or Property of the Company held by it in any capacity, except when covered under Insuring Agreements (A) or (B);

e. loss caused by an Employee, except when covered under Insuring Agreement (A) or when covered under Insuring Agreement (B) or (C) and resulting directly from misplacement, mysterious unexplainable disappearance or destruction of or damage to Property;

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f. loss resulting directly or indirectly from transactions in a customer's or the Company's account, whether authorized or unauthorized, except the unlawful withdrawal and conversion of Money, securities or precious metals, directly from a customer's or the Insured's account by an Employee provided such unlawful withdrawal and conversion is covered under Insuring Agreement (A);

g. damages resulting from any civil, criminal or other legal proceeding in which the Company is adjudicated to have engaged in racketeering activity except when the Company establishes that the act or acts giving rise to such damages were committed by an Employee under circumstances which result directly in a loss to the Company covered by Insuring Agreement (A). For the purposes of this exclusion, "racketeering activity" is defined in 18 United States; Code 1961 et seq., as amended;

h. loss resulting directly or indirectly from the use or purported use of credit, debit, charge, access, convenience, identification, cash management or other cards:

(1) in obtaining credit or funds,

(2) in gaining access to automated mechanical devices which, on behalf of the Insured, disburse Money, accept deposits, cash checks, drafts or similar written instruments or make credit card loans, or

(3) in gaining access to point of sale terminals, customer-bank communication terminals, or similar electronic terminals of Electronic Funds Transfer Systems, whether such cards were issued, or purport to have been issued, by the Company or by anyone other than the Company, except when covered under Insuring Agreement (A);

i. loss involving automated mechanical devices which, on behalf of the Company, disburse Money, accept deposits, cash checks, drafts or similar written instruments or make credit card loans, except when covered under Insuring Agreement (A);

j. loss resulting directly or indirectly from payments made or withdrawals from a depositor's or customer's account involving erroneous credits to such account, unless such payments or withdrawals are physically received by such depositor or customer or representative of such depositor or customer who is within the office of the Company at the time of such payment or withdrawal, or except when covered under Insuring Agreement (A);

k. loss involving Items of Deposit which are not finally paid for any reason, including but not limited to Forgery or any other fraud, except when covered under Insuring Agreement (A);

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l. loss resulting directly or indirectly from counterfeiting, except when covered under Insuring Agreements (A), (E) or (F);

m. loss of any tangible item of personal property which is not specifically enumerated in the paragraph defining Property if such property is specifically insured by other insurance of any kind and in any amount obtained by the Company, and in any event, loss of such property occurring more than 60 days after the Company takes possession of such property, except when covered under Insuring Agreements (A) or (B);

n. Loss, under Insuring Agreement (A) resulting directly or indirectly from any dishonest or fraudulent act or acts committed by any non-Employee who is a securities, commodities, money, mortgage, real estate, loan, insurance, property management, investment banking broker, agent or other representative of the same general character;

o. loss caused directly or indirectly by a Partner of the Company unless the amount of such loss exceeds the Financial Interest in the Company of such Partner and the retention applicable to this bond, and then for the excess only;

p. loss resulting directly or indirectly from any actual or alleged representation, advice, warranty or Guarantee as to the performance of any investments;

q. loss due to liability imposed upon the Company as a result of the unlawful disclosure of non-public material information by the Company or any Employee, or as a result of any Employee acting upon such information, whether authorized or unauthorized.

EXCLUSION SECTION III: EXCLUSIONS THAT EXCLUSIVELY APPLY TO Insuring Agreements--I THROUGH K

This bond does not apply to:

a. loss resulting directly or indirectly from the fraudulent preparation or fraudulent modification of Computer Programs unless covered under Insuring Agreement I;

b. loss caused by an identifiable employee of the Company or by a person or persons in collusion with an Employee of the Company. Prior knowledge by any that a fraudulent act by a person, or persons, not in the employ of the Company, has been, or will be, perpetrated shall, for the intent and purpose of this bond, be deemed to be collusion should said Employee willfully or deliberately withhold this knowledge from the Company. The withholding of knowledge from the Company by an Employee because of a threat to do bodily harm to any person, or to do damage to the premises or Property of the Company, shall not be deemed to be or to constitute collusion;

c. loss resulting directly or indirectly from the assumption of liability by the Company by contract unless the liability arises from a loss covered by Insuring Agreements (I) , (J) or (K) and would be imposed on the Company regardless of the existence of the contract;

d. loss resulting directly or indirectly from:

  (a) written Instructions or advices, or

  (b) telegraphic or cable instructions or advices;

e. loss resulting directly or indirectly from Negotiable Instruments, securities, documents or other written instruments which bear a forged signature, or are counterfeited, altered or otherwise fraudulent and which are used as source documentation in the preparation of Electronic Data or manually keyed into a data terminal;

f. loss resulting directly or indirectly from the accessing of any confidential information including, but not limited to, Trade Secret information, Computer Programs or customer information;

g. loss resulting directly or indirectly from (1) mechanical failure, faulty construction, error in design, latent defect, fire, wear or tear, gradual deterioration, electrical disturbance or electrical surge, which affects a Computer System, or (2) failure or breakdown of Electronic Data Processing Media, or (3) error or omission in programming or processing;

h. loss resulting directly or indirectly from the fraudulent preparation or fraudulent modification of electronic computer instructions;

i. loss resulting directly or indirectly from the input of Electronic Data at an authorized electronic terminal of an Electronic Funds Transfer System or a Customer Communication System by a customer, or other person, who had authorized access to the customer's authentication mechanism;

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j. loss resulting from fraudulent features contained in electronic computer instructions developed for sale to, or sold to, multiple customers at the time of their acquisition from a vendor or consultant;

k. loss resulting directly or indirectly from the assumption of liability by the Company by contract unless the liability arises from a loss covered by the Insuring Agreements (K), (I) or (J) and would be imposed on the Company regardless of the existence of the contract.

4. OWNERSHIP

This bond shall apply to loss of Property (1) owned by the Insured, (2) held by the Insured in any capacity, or (3) for which the Insured is legally liable. This bond shall be for the sole use of the benefit of the Insured named in the Declarations.

5. DEFENSE, INVESTIGATION AND SETTLEMENT (INCLUDED IN THE LIMIT OF LIABILITY)

A. DEFENSE

Except as hereinafter stated, the Insurer shall advance, excess of any applicable retention amount pursuant to Clause 8 hereof, covered Defense Costs no later than ninety (90) days (in the case of an Individual Insured sixty (60) days) after the receipt by the Insurer of written notice of such costs. The Insureds shall defend any claim made against them. The Insured shall give the Insurer such information and cooperation as it may reasonably require. The Insurer shall be entitled to effectively associate in the defense and settlement of any claim that appears reasonably likely to involve the Insurer, including, but not limited to, the right to effectively associate in the negotiation of a settlement.

B. INVESTIGATION AND SETTLEMENT

The Insurer shall have the right to make any investigation it deems necessary with respect to any claim or notice of circumstances under this bond at its own expense.

The Insured shall not admit liability for or settle any claim or incur any Defense Costs without the Insurer's prior written consent, which consent shall not be unreasonably withheld; however, if the Insured is able to dispose of all claims which are subject to one retention amount for an amount not exceeding the retention amount (inclusive of Defense Costs), then the Insurer's consent shall not be required for such claims.

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If the Insurer recommends a settlement within the bond's applicable Single Loss Limit which is acceptable to the claimant and the Insureds do not consent to such settlement then, subject to the applicable limit of liability, the Insurer's liability for all loss on account of such claim shall not exceed: (1) the amount for which the Insurer could have settled such claim plus Defense Costs incurred as of the date such settlement was proposed, plus (2) 50% of covered loss in excess of such settlement amount, it being a condition of this insurance that the remaining 50% of such loss excess of the settlement amount shall be carried by the Company and the Insureds at their own risk and be uninsured. Notwithstanding the foregoing, this paragraph shall not apply until the settlement amount exceeds the retention amount stated in Item 5 of the Declarations.

The Insurer shall not be obligated to pay any claim or judgment of Defense Costs after the limit of liability set forth in Item 4 of the Declarations has been exhausted by payment by the Insurer of judgments, settlements, Defense Costs or any other covered loss.

6. TERRITORY

This bond shall apply to any claim made against any Insured anywhere in the world. All premiums, limits, retentions, loss and other amounts under this bond are expressed and payable in the currency of the United States of America. If judgment is rendered, settlement is denominated or other elements of loss are stated or incurred in a currency other than United States of America dollars, payment of covered loss due under this bond (subject to the terms, conditions and limitations of this bond) will be made either in such other currency (at the option of the Insurer and if agreeable to the Named Insured) or, in United States of America dollars, at the rate of exchange published in The Wall Street Journal on the date the Insurer's obligation to pay such loss is established (or if not published on such date the next publication date of The Wall Street Journal).

Payment of loss under this bond shall only be made in full compliance with all United States of America economic or trade sanction laws or regulations, including, but not limited to, sanction laws and regulations administered and enforced by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC").

In regard to claims brought and maintained solely in a Foreign Jurisdiction against the Company operating in such Foreign Jurisdiction or an Individual Insured thereof for wrongful acts committed in such Foreign Jurisdiction, the Insurer shall apply to such claim(s) those terms and conditions (and related provisions) of the Foreign Bond registered with the appropriate regulatory body in such Foreign Jurisdiction or regularly offered for sale in that Foreign Jurisdiction that are more favorable to such Insured than the terms and conditions of this bond.

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For purposes of this extension, "Foreign Bond" means the Insurer's or any other affiliate company of American International Group, Inc.'s (AIG) executive managerial liability bond (including all mandatory endorsements, if any) approved by AIG or such affiliate company to be sold within a Foreign Jurisdiction that provides coverage substantially similar to the coverage afforded under this bond. If more than one such bond exists, then "Foreign Bond" means such standard bond most recently registered in the local language of the Foreign Jurisdiction, or if no such bond has been registered, then the bond most recently regularly offered for sale in that Foreign Jurisdiction. The term "Foreign Bond" shall not include any partnership managerial or pension trust bond.

7. LIMIT OF LIABILITY (INCLUDING DEFENSE COSTS)

The limit of liability stated in the Declarations is the aggregate limit of the Insurer's liability for all loss arising out of claims first discovered and reported to the Insurer during the Bond Period or during the Extended Reporting Period, regardless of the number of Insureds, claims or claimants. The aggregate limit of liability for the Extended Reporting Period shall be part of, and not in addition to, the aggregate limit of liability for the Bond Period. The Insurer shall be absolutely entitled to pay settlements, judgments, awards and Defense Costs as they become due and payable by the Insured without consideration of other future payment obligations. Defense Costs are subject to, part of, and not payable by the Insurer in addition to, the limit of liability.

8. RETENTION

The Insurer shall only be liable for the amount of loss arising from any claim, which is in excess of the retention amount stated in Item 5 of the Declarations, such retention amount shall be borne by the Insured and remain uninsured. A single retention amount shall apply to all amounts payable hereunder arising from all claims alleging the same wrongful act or related wrongful acts.

The applicable Company shall be conclusively deemed to have indemnified the Individual Insureds to the maximum extent that the applicable Company is permitted or required to provide such indemnification pursuant to law, common or statutory, or contract or by the charter, by-laws, operating agreement or similar documents of the applicable Company, which are hereby deemed to incorporate, for the purposes of this bond, the broadest provisions of the law which determines or defines such rights of indemnity.

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It is further understood and agreed that in the event a Company refuses to pay an applicable retention as required under Coverage II due to financial insolvency, then the Insurer shall commence advancing Defense Costs within the retention and pursuant to the other terms, conditions and exclusions of this bond, provided that the Insurer shall be entitled to recover the amount of Defense Costs advanced within the retention from the Company pursuant to Clause 13. SUBROGATION.

9. NOTICE/CLAIM REPORTING PROVISIONS

Notice hereunder shall be given in writing to Vice President, Financial Institutions Claims, AIG Technical Services, Inc.®, P.O. Box 1000, New York, NY 10268. If mailed, the date of mailing of such notice shall constitute the date that such notice was given and proof of mailing shall be sufficient proof of notice. Notice given by or on behalf of the Insured to any authorized representative of the Insurer shall be deemed notice to the Insurer.

(i) (a) The Insured shall, as a condition precedent to the obligations of the Insurer under this bond, give written notice of a claim or claim made against an Insured as soon as practicable after a Vice President in the Fidelity Insurance & Risk Management Department first becomes aware of the claim, but in all events no later than either: the end of the Bond Period (if applicable), or

(b) within 60 days after the end of the Bond Period or the Extended Reporting Period (if applicable), as long as such claim was first made against an Insured within the final 60 days of the Bond Period or the Extended Reporting Period (if applicable).

(ii) If during the Bond Period or during the Extended Reporting Period (if applicable), written notice of a claim has been given to the Insurer pursuant to Clause 9(a) above, then any claim which is subsequently made against the Insured and reported to the Insurer alleging, arising out of, based upon or attributable to the facts alleged in the claim of which such notice has been given, or alleging any wrongful act which is the same as or related to any wrongful act alleged in the claim of which such notice has been given, shall be considered related to the first claim and made at the time such notice was given.

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(iii) If during the Bond Period or during the Extended Reporting Period (if applicable), the Insured shall become aware of any circumstances which may reasonably be expected to give rise to a claim being made against the Insured and shall give written notice to the Insurer of the circumstances and the reasons for anticipating such a claim, with full particulars as to dates and persons involved, then any claim which is subsequently made against the Insured and reported to the Insurer alleging, arising out of, based upon or attributable to such noticed circumstances or alleging any wrongful act which is the same as or related to any wrongful act alleged or contained in such noticed circumstances, shall be considered made at the time such notice of such circumstances was given.

10. COOPERATION

The Insured shall cooperate with the Insurer and, upon the Insurer's request, assist in making settlements, in the conduct of suits or proceedings, and in enforcing any right of contribution or indemnity against any person or organization who may be liable to the Insured. The Insured shall attend hearings, trials and depositions and shall assist in securing and giving evidence and obtaining the attendance of witnesses.

11. EXTENDED REPORTING PERIOD

If the Insurer or the Named Insured shall cancel or decline to renew this bond, the Insured shall have the right, upon payment of an additional premium in an amount not to exceed 150% of the full annual premium, to a period of one year following the effective date of such cancellation or non-renewal (herein referred to as the Extended Reporting Period) in which to give written notice to the Insurer of claims first made against the Insured during such Extended Reporting Period for any wrongful act occurring prior to the end of the Bond Period and otherwise covered by this bond. The rights contained in this clause shall terminate, however, unless written notice of such election together with the additional premium due is received by the Insurer within thirty (30) days of the effective date of cancellation or non-renewal. The additional premium for the Extended Reporting Period shall be fully earned at the inception of the Extended Reporting Period. The Extended Reporting Period is not cancelable. This clause and the rights contained herein shall not apply to any cancellation resulting from non-payment of premium.

The offer by the Insurer of renewal terms, conditions, limit of liability and/or premiums different from those of the expiring bond shall not constitute a declination to renew by the Insurer.

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12. CANCELLATION CLAUSE

This bond may not be canceled by the Insured or the Insurer, except as indicated below.

This bond may be canceled by or on behalf of the Insurer in the event of non-payment of premium by the Insured. In the event of non-payment of premium by the Insured, the Insurer may cancel this bond by delivering to the Insured or by mailing to the Insured, by registered, certified, or other first class mail, at the Insured's address as shown in Item 1(a) of the Declarations, written notice stating when, not less than 15 days thereafter, the cancellation shall be effective. The mailing of such notice as aforesaid shall be sufficient proof of notice. The Bond Period terminates at the date and hour specified in such notice, or at the date and time of surrender.

Notwithstanding the above, any layer of insurance for which any insurer on this bond or any excess layer above it participates may be cancelled by the Insured in the event that the A.M. Best rating of that insurer is determined to be below an A rating. In no way does the cancellation of any layer of insurance affect the other layers of insurance, and, specifically, no insurer will be required to attach at a lower level or participate to a greater extent on a quota share than it otherwise would had no cancellation taken place. In the event of cancellation by either the Insurer or the Insured as indicated above, the Insurer shall be entitled to the annual premium on a pro-rate basis and, if applicable, shall return such unused premium to the Insured within 10 days of cancellation.

If the period of limitation relating to the giving of notice as set forth in this Clause is also set forth in any law controlling the construction thereof, then such period shall be deemed to be amended so as to be equal to the minimum period of limitation set forth in the controlling law.

13. SUBROGATION

In the event of any payment under this bond, the Insurer shall be subrogated to the extent of such payment to all the Insured's rights of recovery therefor, and the Insured shall execute all papers required and shall do everything that may be reasonably necessary to secure such rights. The Insured shall do nothing to prejudice such rights. Any amount recovered in excess of the Insurer's total payment shall be restored to the Insured, less the cost to the Insurer of recovery. In no event, however, shall the Insurer exercise its rights of subrogation against an Insured under this bond unless such Insured has been convicted of a deliberate criminal act, or been determined, through a final non-appealable adjudication, to have in fact committed a deliberate fraudulent act or obtained any profit or advantage to which such Insured was not legally entitled.

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In the event that the Insurer shall for any reason pay indemnifiable loss on behalf of an Individual Insured, the Insurer shall have the contractual right hereunder to recover from the Company the amount of such loss equal to the amount of the retention not satisfied by the Company and shall be subrogated to the rights of the Individual Insureds hereunder.

14. OTHER INSURANCE

Such insurance as is provided by this bond shall apply only as excess over any other valid and collectible insurance, unless such other insurance is written only as specific excess insurance over the limit of liability provided by this bond.

However, in the event of a claim under this bond for any alleged wrongful act(s) (including Interrelated Wrongful Acts) and such claim is also a valid and collectible covered claim (as "claim" is defined under the FMR Corporate Concentric Custom Bond) under the FMR Corporate Concentric Custom Bond, this bond, subject to this bond's terms and conditions, shall also cover such claim, but only to the extent that such claim is not valid and collectible under the FMR Corporate Concentric Custom Bond.

15. NOTICE AND AUTHORITY

It is agreed that any Vice President within the Fidelity Insurance Risk Management Department shall act on behalf of all Insureds with respect to the giving and receiving of notice of claim and cancellation, the payment of premiums and the receiving of any return premiums that may become due under this bond, the receipt and acceptance of any endorsements issued to form a part of this bond and the exercising or declining to exercise any right to an Extended Reporting Period.

16. ASSIGNMENT

Assignment of interest under this bond shall not bind the Insurer until its consent is endorsed hereon; however, subject otherwise to the terms hereof, this bond shall cover the estate, heirs or legal representative of the Insured in the event of the Insured's death, bankruptcy, insolvency or being adjudged incompetent.

17. ACTION AGAINST INSURER

Except as provided in Clause 19 of this bond, no action shall lie against the Insurer unless, as a condition precedent thereto, there shall have been full compliance with all of the terms of this bond, nor until the amount of the Insured's obligation to pay shall have been finally determined either by judgment against the Insured after actual trial or by written agreement of the Insured, the claimant and the Insurer.

© Chartis Inc. All rights reserved.

Any person or organization or the legal representative thereof who has secured such judgment or written agreement shall thereafter be entitled to recover under this bond to the extent of the insurance afforded by this bond. No person or organization shall have any right under this bond to join the Insurer as a party to any action against the Insured to determine the Insured's liability, nor shall the Insurer be impleaded by an Insured or his, her or its legal representative. Bankruptcy or insolvency of an Insured or of his, her or its estate shall not relieve the Insurer of any of its obligations hereunder.

18. SERVICE OF SUIT

It is agreed that in the event of failure of the Insurer to pay any amount claimed to be due hereunder, the Insurer, at the request of the Insured, will submit to the jurisdiction of a court of competent jurisdiction within the United States. Nothing in this condition constitutes or should be understood to constitute a waiver of the Insurer's right to commence an action in any court of competent jurisdiction in the United States to remove an action to a United States District Court or to seek a transfer of a case to another court as permitted by the laws of the United States or of any state in the United States. It is further agreed that service of process in such suit may be made upon Counsel, Legal Department, American International Specialty Lines Insurance Company, 175 Water Street, New York, NY 10270 or his or her representative, and that in any suit instituted against the Insurer upon this contract, the Insurer will abide by the final decision of such court or of any appellate court in the event of any appeal.

Further, pursuant to any statute of any state, territory, or district of the United States which makes provision therefor, the Insurer hereby designates the Superintendent, Commissioner, or Director of Insurance, other officer specified for that purpose in the statute, or his or her successor or successors in office as its true and lawful attorney upon whom may be served any lawful process in any action, suit, or proceeding instituted by or on behalf of the Insured or any beneficiary hereunder arising out of this contract of insurance, and hereby designates the above named Counsel as the person to whom the said officer is authorized to mail such process or a true copy thereof.

19. DISPUTE RESOLUTION PROCESS

It is hereby understood and agreed that all disputes or differences which may arise under or in connection with this bond, whether arising before or after termination of this bond, including any determination of the amount of loss, shall be submitted to the alternative dispute resolution ("ADR") process set forth in this clause.

Either the Insurer or an Insured may elect the type of ADR process discussed below; provided, however, that such Insured shall have the right to reject the Insurer's choice of the type of ADR process at any time prior to its commencement, in which case such Insured's choice of ADR process shall control.

© Chartis Inc. All rights reserved

The Insurer and each and every Insured agrees that there shall be two choices of ADR process: (1) non-binding mediation administered by the American Arbitration Association, in which the Insurer and any such Insured shall try in good faith to settle the dispute by mediation under or in accordance with its then-prevailing Commercial Mediation Rules; or (2) arbitration submitted to the American Arbitration Association in accordance with its then-prevailing Commercial Arbitration Rules, in which the arbitration panel shall consist of three disinterested individuals. In either mediation or arbitration, the mediator or arbitrators shall have knowledge of the legal, corporate management, or insurance issues relevant to the matters in dispute. The mediator or arbitrators shall also give due consideration to the general principles of the law of the state where the Named Insured is incorporated in the construction or interpretation of the provisions of this bond. In the event of arbitration, the decision of the arbitrators shall be final and binding and provided to both parties, and the arbitrators' award shall not include attorneys fees or other costs. In the event of mediation, either party shall have the right to commence a judicial proceeding; provided, however, that no such judicial proceeding shall be commenced until the mediation shall have been terminated and at least 30 days shall have elapsed from the date of the termination of the mediation. In all events, each party shall share equally the expenses of the ADR process.

The laws of the State of New York shall apply, except with regards, to (a) the procurements, issuance or delivery of this bond, including any provisions of the bond relating to its cancellation or nonrenewal (if any), or any other New York State regulations or requirements regarding policies issued pursuant to New York State Insurance Law; and (b) the determination of the availability of punitive damages, unless New York law otherwise applies.

Either choice of ADR process may be commenced in New York, New York; or in the state indicated in Item 1(a) of the Declarations as the mailing address for the Named Insured. The Named Insured shall act on behalf of each and every Insured in deciding to proceed with an ADR process under this clause.

20. ORDER OF PAYMENTS

In the event of loss arising from a claim for which payment is due under this bond, the Insurer shall in all events:

a. first, pay loss for which coverage is provided under Coverage Section II.A and then Coverage Section II.C of this bond; then

b. pay such other loss for which coverage is provided under this bond.

The bankruptcy or financial insolvency of any Company shall not relieve the Insurer of any of its obligations to prioritize payment of covered loss under this bond pursuant to this Clause 21.

21. SEVERABILITY

In granting coverage under this bond, it is agreed that the Insurer has relied upon the statements and representations contained in the Application as being accurate and complete in all material respects. All such statements and representations are the basis for this bond and are to be considered as incorporated into this bond.

The Insureds agree that in the event that the statements and representations contained in the Application are not accurate and complete in all material respects, then the coverage provided by this bond shall be deemed void *ab initio* solely with respect to any of the following Insureds:

(1) any Individual Insured who knew as of the inception date of the Bond Period the facts that were not accurately and completely disclosed in the Application,

(2) the Named Insured under Clause 1. Insuring Agreements, COVERAGE II.B(ii), to the extent it indemnifies any Individual Insured referenced in (1), above, and

(3) the Named Insured, under Clause 1. Insuring Agreement, COVERAGE II.B(i) if any past or present, Chairman of the board, Chief executive officer, Chief financial officer of the Named Insured knew as of the inception date of the Bond Period, facts that were not accurately and completely disclosed in the Application

whether or not such insured person knew that such facts were not accurately and completely disclosed in the Application.

Solely with respect to any non-indemnifiable loss of any Individual Insured, under no circumstances shall the coverage provided by this bond be deemed void, whether by recession or otherwise, but such coverage will be subject to all other terms, conditions and exclusions of this bond.

It is understood and agreed that this provision supersedes any inconsistent language contained in the Application.

PAGE 39/225 * RCVD AT 3/2/2010 9:51:22 AM [Eastern Standard Time] * SVR:FAXBOSFM01WIN/7 * DNIS:3852408 * CSID:Fidelity * DURATION (mm-ss):132-26

22. MOST FAVORABLE JURISDICTION

It is hereby understood and agreed that, solely with respect to the enforceability of any coverage for punitive, exemplary, and multiplied damages, this bond shall be governed by such applicable law that most favors coverage for such penalties and punitive, exemplary, and multiplied damages.

23. HEADINGS

The descriptions in the headings of this bond are solely for convenience, and form no part of the terms and conditions of coverage.

© Chartis Inc. All rights reserved

ENDORSEMENT# 1

This endorsement, effective 12:01 AM July 1. 2009 forms a part of
policy number 02-381-30-77
issued to ALL FIDELITY FUNDS

by National Union Fire Insurance Company of Pittsburgh, Pa.

NOTICE OF CLAIM
(REPORTING BY E-MAIL)

In consideration of the premium charged, it is hereby understood and agreed as follows:

1. *Email Reporting of Claims*: In addition to the postal address set forth for any Notice of Claim Reporting under this policy, such notice may also be given in writing pursuant to the policy's other terms and conditions to the Insurer by email at the following email address:

   c-claim@chartisinsurance.com

   Your email must reference the policy number for this policy. The date of the Insurer's receipt of the emailed notice shall constitute the date of notice.

   In addition to Notice of Claim Reporting via email, notice may also be given to the Insurer by mailing such notice to: c-Claim for Financial Lines, Chartis Claims, Inc., 175 Water Street, 9th Floor, New York, New York 10038 or faxing such notice to (866) 227-1750.

2. *Definitions*: For this endorsement only, the following definitions shall apply:

   (a) "Insurer" means the "Insurer," "Underwriter" or "Company" or other name specifically ascribed in this policy as the insurance company or underwriter for this policy.

   (b) "Notice of Claim Reporting" means "notice of claim/circumstance," "notice of loss" or other reference in the policy designated for reporting of claims, loss or occurrences or situations that may give rise or result in loss under this policy.

   (c) "Policy" means the policy, bond or other insurance product to which this endorsement is attached.

3. This endorsement does not apply to any Kidnap & Ransom/Extortion Coverage Section, if any, provided by this policy.

ALL OTHER TERMS, CONDITIONS AND EXCLUSIONS REMAIN UNCHANGED.

AUTHORIZED REPRESENTATIVE

© All rights reserved.

END 001

ENDORSEMENT# *2*

This endorsement, effective *12:01 AM* *July 1, 2009* forms a part of
policy number *02-381-30-77*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

COMPUTER VIRUS RIDER

In consideration of the premium charged, it is hereby understood and agreed that the bond is hereby amended by adding the following Insuring Agreement to the bond as follows:

DESTRUCTION OF DATA OR PROGRAMS BY HACKER

Loss resulting directly from the malicious destruction of, or damage to, Electronic Data or Computer Programs owned by the Insured or for which the Insured is legally liable while stored within a Computer System covered under the terms of the Computer Systems Insuring Agreement attached to this bond.

The liability of the Underwriter shall be limited to the cost of duplication of such Electronic Data or Computer Programs from other Electronic Data or Computer Programs which shall have been furnished by the Insured.

In the event, however, that destroyed or damaged Computer Programs cannot be duplicated from other Computer Programs, the Underwriter will pay the cost incurred for computer time, computer programmers, consultants or other technical specialists as is reasonably necessary to restore the Computer Programs to substantially the previous level of operational capability.

Solely with respect to the coverage provided by this rider, the following Definitions are added to the bond:

(i) Computer Program means a set of related electronic instructions which direct the operations and functions of a computer or devices connected to it which enable the computer or devices to receive, process, store or send Electronic Data;

(ii) Computer System means:

(1) computers with related peripheral components, including storage components wherever located,
(2) systems and applications software,
(3) terminal devices, and
(4) related communication networks, including the Internet,

by which Electronic Data are electronically collected, transmitted, processed, stored and retrieved;

END 2

ENDORSEMENT# 2 (Continued)

This endorsement, effective *12:01 AM* *July 1, 2009* forms a part of
policy number *02-381-30-77*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

(iii) Electronic Data means facts or information converted to a form usable in a Computer System by Computer Programs, and which is stored on magnetic tapes or disks, or optical storage disks or other bulk media;

DESTRUCTION OF DATA OR PROGRAMS BY VIRUS

Loss resulting directly from the malicious destruction of, or damage to, Electronic Data or Computer Programs owned by the Insured or for which the Insured is legally liable while stored within a Computer System covered under the terms of the Computer Systems Insuring Agreement attached to this bond if such destruction or damage was caused by a computer program or similar instruction which was written or altered to incorporate a hidden instruction designed to destroy or damage Electronic Data or Computer Programs in the Computer System in which the computer program or instruction so written or so altered is used.

The liability of the Underwriter shall be limited to the cost of duplication of such Electronic Data or Computer Programs from other Electronic Data or Computer Programs which shall have been furnished by the Insured.

In the event, however, that destroyed or damaged Computer Programs cannot be duplicated from other Computer Programs, the Underwriter will pay the cost incurred for computer time, computer programmers, consultants or other technical specialists as is reasonably necessary to restore the Computer Programs to substantially the previous level of operational capability.

Solely with respect to the coverage provided by this rider, the following Definitions are added to the bond:

(i) Computer Program means a set of related electronic instructions which direct the operations and functions of a computer or devices connected to it which enable the computer or devices to receive, process, store or send Electronic Data;

(ii) Computer System means:

(5) computers with related peripheral components, including storage components wherever located,
(6) systems and applications software,
(7) terminal devices, and
(8) related communication networks, including the Internet,

END 2

ENDORSEMENT# 2 **(Continued)**

This endorsement, effective *12:01 AM* *July 1, 2009* forms a part of
policy number *02-381-30-77*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

by which Electronic Data are electronically collected, transmitted, processed, stored and retrieved;

(iii) Electronic Data means facts or information converted to a form usable in a Computer System by Computer Programs, and which is stored on magnetic tapes or disks, or optical storage disks or other bulk media.

ALL OTHER TERMS, CONDITIONS AND EXCLUSIONS REMAIN UNCHANGED.

AUTHORIZED REPRESENTATIVE

© Chartis Inc. All rights reserved.

END 2

ENDORSEMENT# 3

This endorsement, effective *12:01 AM* *July 1, 2009* forms a part of
policy number *02-381-30-77*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

TIE-IN OF LIMITS ENDORSEMENTS - ABSOLUTE

In consideration of the premium charged, it is hereby understood and agreed that the combined **Limit of Liability** of the **Insurer** for all **Claims** both under this policy's **Limit of Liability**, as set forth in the Declarations of this policy, and also under policy No. *24203419* issued to *ALL FIDELITY FUNDS* by *CHARTIS SPECIALTY INSURANCE COMPANY* (or any renewal or replacement of such policy or which succeeds such policy in time) (**"Other Chartis Policy"**), shall be *$25,000,000*.

Accordingly, the **Limit of Liability** for **Loss** under this policy shall be reduced by **Loss** incurred under the **Other Chartis Policy** because the **Limit of Liability** under the **Other Chartis Policy** is now part of and not in addition to the **Limit of Liability** of this policy as set forth in the Declarations of this policy.

Finally, nothing in this endorsement shall be construed to increase the **Insurer's Limit of Liability** set forth in the Declarations of such **Other Chartis Policy** which shall remain the maximum liability of the **Insurer** for all **Claims** under such **Other Chartis Policy**, or the **Insurer's Limit of Liability** under this policy as set forth in the Declarations of this policy which shall remain the maximum liability of the **Insurer** for all **Loss** in the aggregate under this policy.

ALL OTHER TERMS, CONDITIONS, AND EXCLUSIONS REMAIN UNCHANGED.

AUTHORIZED REPRESENTATIVE

© All rights reserved.

END 003

ENDORSEMENT# 4

This endorsement, effective 12:01 AM July 1, 2009 forms a part of
policy number 02-381-30-77
issued to ALL FIDELITY FUNDS

by National Union Fire Insurance Company of Pittsburgh, Pa.

FACSIMILE SIGNATURE

It is agreed that:

1. The attached bond is hereby amended by adding an additional Agreement as follows:

Loss resulting directly from the fact that an issuer of securities, transfer agent, bank, banker, or trust company received from the Insured or the New York Stock Exchange specimen copies of the Insured's mechanically reproduced facsimile signature and acted in reliance upon any false, fraudulent or unauthorized reproduction of such facsimile signature, whether such facsimile signature is the facsimile signature duly adopted by the Insured or is one resembling or purporting to be such facsimile signature, regardless of by whom or by what means the same may have been imprinted, and whether or not such loss is sustained by reason of the Insured's having entered into an agreement to be legally liable when such facsimile signature or one resembling or purporting to be such facsimile signature is used, provided, however, that

(a) such facsimile signature is used on a document

(1) as the signature to an assignment or other instrument authorizing or effecting the transfer of shares of stock, or other registered securities, which may now or at any time hereafter be registered in the name of the Insured on the books of the association, company or corporation issuing the same; or

(2) as the signature to a power of substitution, designating a substitute or substitutes to make the actual transfer on the books of the issuer of shares of stock, or other registered securities, in respect of which the Insured may now or at any time hereafter be named as attorney to effect and transfer, whether said power of substitution is embodied in an endorsement on the certificate for said shares of stock or other registered security or in a separate instrument;

(b) the New York Stock Exchange has not interposed any objections to the use by the Insured of such facsimile signature and such agreement, if any, was required by the said Exchange as a condition to its failing to interpose any such objection; an

(c) this Insuring Agreement shall not apply to any Certificated Securities which are counterfeit.

AUTHORIZED REPRESENTATIVE

© Chartis Inc. All rights reserved.

END 4

ENDORSEMENT# 5

This endorsement, effective 12:01 AM July 1, 2009 forms a part of
policy number 02-381-30-77
issued to ALL FIDELITY FUNDS

by National Union Fire Insurance Company of Pittsburgh, Pa.

AMEND INSURING AGREEMENT

The following Insuring Agreements will be added to the bond:

Stop Payment

Loss against any and all sums which the Company shall become obligated to pay by reason of the liability imposed upon the Company by law for damages:

(a) for having either complied with or failed to comply with any written notice of any customer, shareholder or subscriber of the Company or any authorized representative of such customer, shareholder or subscriber to stop payment of any check or draft made or drawn by such customer, shareholder, or subscriber or any authorized representative of any customer, shareholder or subscriber; or

(b) for having refused to have any draft made or drawn by any customer, shareholder or subscriber of the Company or any authorized representative of such shareholder, subscriber or representative.

Limit of Liability: $100,000

Deductible: $2,500

The following is added to the definition of Employee:

(8) directors or trustees of the Company, the investment advisor, underwriter (distributor), transfer agent or shareholder accounting record keeper or administrator authorized by written agreement to keep financial and/or other required records but only while performing acts coming within the scope of the usual duties of an officer or employee

(9) any officer or Partner or Employee of:
an investment advisor
an underwriter (distributor)
a transfer agent or shareholder accounting record-keeper
an administrator authorized by written agreement to keep financial and/or other required records

for a Company.

END 5

ENDORSEMENT# *5* **(Continued)**

This endorsement, effective *12:01 AM* *July 1, 2009* forms a part of policy number *02-381-30-77* issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

(12) Any officers or employees of any predecessor of the Insured whose principal assets are acquired by the Company by consolidation or merger with, or purchase of assets or capital stock if such predecessor

The following definition is added to the bond:

Larceny and Embezzlement as it applies to any Named Insured means those acts as set forth in Section 37 of the Investment Company Act of 1940.

The following condition is added to the bond:

Central Handling of Securities

Securities included in the systems for the central handling of securities established and maintained by Depository Trust Company, Midwest Depository Trust Company, Pacific Securities Depository Trust Company, and Philadelphia Depository Trust Company, hereinafter called Corporations, to the extent of the Insured's interest therein as effective by the making of appropriate entries on the books and records of such Corporations shall be deemed to be Property.

The words "Employee" and "Employees" shall be deemed to include the officers, partners, clerks and other employees of the New York Stock Exchange, Boston Stock Exchange, Midwest Stock Exchange, Pacific Stock Ex- change and Philadelphia Stock Exchange, hereinafter called Exchanges, and of the above named Corporations, and of any nominee in whose name is registered any security included within the systems for the central handling of securities established and maintained by such Corporations, and any employee of any recognized service company, while such officers, partners, clerks and other employees and employees of service companies perform services for such Corporations in the operation of such systems. For the purpose of the above definition a recognized service company shall be any company providing clerks or other personnel to said Exchanges or Corporation on a contract basis.

The Insurer shall not be liable on account of any loss(es) in connection with the central handling of securities within the systems established and maintained by such Corporations, unless such loss(es) shall be in excess of the amount(s) recoverable or recovered under any bond or policy of insurance indemnifying such Corporations, against such loss(es), and then the Insurer shall be liable hereunder only for the Insured's share of such excess loss(es), but in no event for more than the Limit of Liability applicable hereunder.

END 5

ENDORSEMENT# 5 **(Continued)**

This endorsement, effective *12:01 AM* *July 1, 2009* forms a part of
policy number *02-381-30-77*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

For the purpose of determining the Insured's share of excess loss(es) it shall be deemed that the Insured has an interest in any certificate representing any security included within such systems equivalent to the interest the Insured then has in all certificates representing the same security included within such systems and that such Corporations shall use their best judgement in apportioning the amount(s) recoverable or recovered under any bond or policy of insurance indemnifying such Corporations against such loss(es) in connection with the central handling of securities within such systems among all those having an interest as recorded by appropriate entries in the books and records of such Corporations in Property involved in such loss(es) on the basis that each such interest shall share in the amount(s) so recoverable or recovered in the ratio that the value of each such interest bears to the total value of all such interests and that the Insured's share of such excess loss(es) shall be the amount of the Insured's interest in such Property in excess of the amount(s) so apportioned to the Insured by such Corporations.

This bond does not afford coverage in favor of such Corporations or Exchanges or any nominee in whose name is registered any security included within the systems for the central handling of securities established and maintained by such Corporations, and upon payment to the Insured by the Insurer on account of any loss(es) within the systems, an assignment of such of the Insured's rights and causes of action as it may have against such Corporations or Exchanges shall to the extent of such payment, be given by the Insured to the Insurer, and the Insured shall execute all papers necessary to secure to the Insurer the rights provided for herein.

The following is added to Section 12 - Cancellation Clause

The Insurer may terminate this bond as an entirety by furnishing written notice specifying the termination date which cannot be prior to 60 days after the receipt of such written notice by each Company named as Insured and the Securities and Exchange Commission, Washington, D.C. The Insured may terminate this bond as an entirety by furnishing written notice to the insurer. When the Insured cancels, the Insured shall furnish written notice to the Securities and Exchange Commission, Washington. D.C. prior to 60 days before the effective date of the termination. The Insurer shall notify all other Companies named as Insured of the receipt of such termination notice and the termination cannot be effective prior to 60 days after receipt of written notice by all other Companies. Premiums are earned until the termination date as set forth herein.

END 5

ENDORSEMENT# 5 (Continued)

This endorsement, effective 12:01 AM July 1, 2009 forms a part of policy number 02-381-30-77 issued to ALL FIDELITY FUNDS

by National Union Fire Insurance Company of Pittsburgh, Pa.

The following is added to Section 9 - Notice/Claim Reporting Provisions:

Upon the detection by any Company that an Employee has committed any dishonest or fraudulent act(s) of theft, the Company shall immediately remove such Employee from a position that may enable such Employee to cause the Company to suffer a loss by any subsequent dishonest or fraudulent act(s) of theft. The Company, within forty-eight (48) hours of such detection, shall notify the Insurer with full and complete particulars of the detected dishonest or fraudulent act(s) of theft.

The following Insuring Agreement is added:

Unauthorized Signatures

Loss resulting directly from the Company having accepted, paid, or cashed any original check or withdrawal order made to drawn on a customer's account which bears the signature or endorsement of one other than a person whose name and signature is on file with the Company as a signatory on such account. It shall be a condition precedent to the Company's right of recovery under this Insuring Agreement that the Insured shall have on file, signatures of all persons who are signatories on such account.

The Single Loss limit under this Insuring Agreement is $3,000,000, which is part of and not in addition to the Aggregate Limit shown on the Declaration Page of this bond. A retention of $25,000 applies to each and every loss.

The following Insuring Agreement is added:

Claims Expense

Reasonable expenses necessarily incurred and paid by the Company in preparing any valid claim for loss as defined in the bond, and any other valid coverage added by rider which loss exceeds the applicable retention amount. The Insurer's maximum liability for such expenses paid by the Company in preparing any one such claim shall be limited to $100,000, such aggregate limit is provided as part of, and not in addition to, the Aggregate Limit of Liability shown on the Declaration Page. A $2,500 retention will apply to each and every loss.

AUTHORIZED REPRESENTATIVE

© Chartis Inc. All rights reserved.

END 5

ENDORSEMENT# 6

This endorsement, effective 12:01 AM July 1, 2009 forms a part of policy number 02-381-30-77 issued to ALL FIDELITY FUNDS

by National Union Fire Insurance Company of Pittsburgh, Pa.

AUTOMATED PHONE SYSTEM

It is agreed:

1. The attached bond is amended by adding and Insuring Agreement as follows:

AUTOMATED PHONE SYSTEM

I. Loss caused by an Automated Phone System (APS) Transaction, where the request for such APS Transaction is unauthorized or fraudulent and is made with the manifest intent to deceive; provided, that the entity which receives such request generally maintains and follows during the bond period all APS Designated Procedures with respect to APS Transactions. The unintentional isolated failure of such entity to maintain and follow a particular APS Designated Procedure in a particular instance will not preclude coverage under this Insuring Agreement, subject to the exclusions herein and in the bond.

1. Definitions. The following terms used in this Insuring Agreement shall have the following meanings:

a. "APS Transaction" means any APS Redemption, APS Election or APS Exchange.

b. "APS Redemption" means any redemption of shares issued by an Investment Company which is requested over the telephone by means of information transmitted by an individual caller though use of a telephone keypad.

c. "APS Election" means any election concerning dividend options available to fund shareholders which is made over the telephone by means of information transmitted by an individual caller through use of a telephone keypad.

d. "APS Exchange" means any exchange of shares in a registered account of one fund into shares in identically registered account of another fund in the same complex pursuant to exchange privileges of the two funds, which exchange is requested over the telephone by means of information transmitted by an individual caller through use of a telephone keypad.

END 6

ENDORSEMENT# 6 (Continued)

This endorsement, effective *12:01 AM* *July 1, 2009* forms a part of
policy number *02-381-30-77*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

e. "APS Designated Procedures" means all of the following procedures:

(1) Election in Application: No APS Transaction shall be executed unless the shareholder or unit holder to whose account such an APS Transaction relates has previously elected by official designation to permit such APS Redemptions;

(2) Logging: All APS Transaction requests shall be logged or otherwise recorded, so as to preserve all of the information transmitted by an individual caller through use of a telephone keypad in the course of such a request, and the records shall be retained for at least six (6) months.

(a). Information contained in the records shall be capable of being retrieved through the following methods:

Procedures normally used by the Insured

(b). Information contained in the records shall be capable of being retrieved and produced within a reasonable time after retrieval of specific information is requested, at a success area of no less than 85 percent.

(3) Identity Test: The identity of the caller in any request for an APS Transaction shall be tested before execution of APS Transaction by requiring the entry by the caller of a confidential personal identification number ("PIN").

(a) Limited attempts to enter PIN: If the caller fails to enter a correct PIN within three attempts, the caller must not be allowed additional attempts during the same (telephone call/twenty-four-hour day) to enter the PIN

END 6

ENDORSEMENT# *6* **(Continued)**

This endorsement, effective *12:01 AM* *July 1, 2009* forms a part of
policy number *02-381-30-77*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

(4) Written Confirmation: A written confirmation of any APS Transaction shall be mailed to the shareholder(s) to whose account such APS Transaction relates, at the original record address, by the end of the Insured's next regular processing cycle, but in no event later than five (5) business days following such APS Transaction.

(5) Access to APS Equipment: Access to the equipment which permits the entity receiving the APS Transaction request to process and effect the transaction shall be limited in the following manner:

Procedures normally used by the Insured

2. Exclusions: It is further understood and agreed that this extension shall not cover:

a. any loss covered under Insuring Agreement (A), FIDELITY, of this bond:

b. any loss resulting from:

(1) the redemption of shares, where the proceeds of such redemption are made payable to other than

(i) the shareholder of record; or

(ii) a person officially designated to receive redemption proceeds; or

(iii) a bank account officially designated to receive redemption proceeds, or

(2) the redemption of shares, where the proceeds of such redemption are paid by check mailed to an address, unless such address has either been

(i) designated by voice over the telephone or in writing without a signature guarantee, in either case at least thirty (30) days prior to such redemption; or

END 6

ENDORSEMENT# 6 (Continued)

This endorsement, effective 12:01 AM July 1, 2009 forms a part of
policy number 02-381-30-77
issued to ALL FIDELITY FUNDS

by National Union Fire Insurance Company of Pittsburgh, Pa.

(ii) officially designated; or

(iii) verify by any other procedures which may be normally used by the Insured; or

(3) the redemption of shares, where the proceeds of such redemption are paid by wire transfer other than to the shareholder's officially designated bank account; or

(4) The intentional failure to adhere to one or more APS Designated Procedures.

ALL OTHER TERMS AND CONDITIONS OF THIS BOND REMAIN UNCHANGED.

AUTHORIZED REPRESENTATIVE

© Chartis Inc. All rights reserved.

END 6

ENDORSEMENT# 7

This endorsement, effective 12:01 AM July 1, 2009 forms a part of policy number 02-381-30-77 issued to ALL FIDELITY FUNDS

by National Union Fire Insurance Company of Pittsburgh, Pa.

RETENTION RIDER

In consideration of the premium charged, it is hereby understood and agreed that Item 5 of the Declarations is amended to read as follows:

COVERAGE	**RETENTION**
COVERAGE SECTION 1: PROFESSIONAL LIABILITY	
A. Investment Adviser/Financial Services Provider Professional Liability	$5,000,000
B. Funds Management Professional Liability	$5,000,000
C. Distributor Professional Liability	$5,000,000
D. ERISA Professional Liability	$5,000,000
E. Software Development Professional Liability	$5,000,000
F. Securities Broker/Dealer Professional Liability	$5,000,000
G. Insurance Company Professional Liability	$5,000,000
H. Insurance Agents Professional Liability	$5,000,000
I. Trust Operations Professional Liability	$5,000,000
J. Personnel Professional Liability	$5,000,000
K. Media Professional Liability	$5,000,000
COVERAGE SECTION II: MANAGEMENT LIABILITY	
A. Individual Insured and Natural Person General Partner Managerial Liability Insurance	$0
B(I). Company Managerial Liability	$1,000,000
B(II). Company Indemnification of an Individual Insured, Outside Entity Executive or General Partner Insurance	$1,000,000
C. Outside Directorship Liability Insurance	$0
COVERAGE SECTION III: FINANCIAL INSTITUTIONS BOND	$5,000,000

1. It is further understood and agreed that with respect to Coverage Sections I and III, the Insurer shall only be liable for the amount of Loss arising from a Claim which is in excess of the applicable Retention amounts for Coverage Sections I and III.

2. Notwithstanding the aforementioned, this endorsement does not apply to coverage otherwise afforded under Coverage Section III to the following Insureds:

END 7

ENDORSEMENT# 7 (Continued)

This endorsement, effective *12:01 AM* *July 1, 2009* forms a part of
policy number *02-381-30-77*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

Fidelity Management Trust Company (FMTC).
Fidelity Investments Canada ULC
Fidelity Personal Trust Company, FSB
Fidelity Investments Life Insurance Company
Pyramis Global Advisors Trust Co.
Pyramis Canada ULC
Fidelity Retirement Services Company of Canada Limited
Fidelity Investments Insurance Company of Canada (FIICC)

In such case, coverage under this policy for the entities noted in this paragraph 2 shall be excess of a $1,000,000 retention. Such $1,000,000 retention may be satisfied, in whole or in part, by a policy issued to these entities other than this policy, but in no event shall the retention, applicable to Coverage Section III on this policy be less than $1,000,000.

3. It is further understood and agreed that solely with respect to the Fund(s), coverage granted pursuant to Coverage Section III of this policy, such coverage shall be excess of a $1,000,000 uninsured retention.

ALL OTHER TERMS, CONDITIONS AND EXCLUSIONS REMAIN UNCHANGED.

AUTHORIZED REPRESENTATIVE

© Chartis Inc. All rights reserved.

END 7

ENDORSEMENT# *8*

This endorsement, effective *12:01 AM* *July 1, 2009* forms a part of policy number *02-381-30-77* issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

FAMILY OFFICE RIDER

It is agreed that:

1. **COVERAGE SECTION III: FINANCIAL INSTITUTIONS BOND** of Clause **1. INSURING AGREEMENTS** of the policy is amended by adding the following additional Insuring Agreement to the end thereof:

   EMPLOYEE IMPERSONATION THEFT

   The Underwriter agrees to indemnify the Insured for covered loss of Property incurred by a Client resulting solely and directly from Employee Impersonation Theft and for which the Insured has indemnified the Client.

2. The coverage afforded under the EMPLOYEE IMPERSONATION THEFT Insuring Agreement shall also apply to Advent Software, Inc. ("Advent") and any employees thereof in connection with their provision of ABOS Premium Services (as defined below) to Family Office Services Unit and any employees thereof and/or any other Employee of the Insured who provides a related business support function to the Family Office Services Unit, subject to the following conditions:

   a. Only those employees of Advent which are responsible for, working on, and/or in any way involved with the provision of ABOS Premium Services to the Family Office Services Unit or employees thereof and/or and any other Employee of the Insured who provides a related business support function to the Family Office Services Unit are covered under the EMPLOYEE IMPERSONATION THEFT Insuring Agreement.

   b. The policy provides no coverage to Advent or its employees for any services other than ABOS Premium Services.

   c. On a monthly basis, Family Office Services Unit employees and Advent will conduct reconciliations of their respect accounts for which ABOS Premium Services are provided and for which statements are maintained in writing; on a weekly basis, Family Office Services Unit employees and Advent will conduct reconciliations of their respect accounts for which ABOS Premium Services are provided and for which statements are maintained in an electronic format.

   d. Neither Advent nor any employees thereof shall have any rights hereunder with respect to loss incurred by the Insured in connection with ABOS Premium Services.

END 8

ENDORSEMENT# 8 (Continued)

This endorsement, effective *12:01 AM* *July 1, 2009* forms a part of
policy number *02-381-30-77*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

3. The following warranties shall be considered conditions precedent to coverage under the EMPLOYEE IMPERSONATION THEFT Insuring Agreement (as amended by this rider):

   a. Access to all Client Confidential Information shall be limited to only Family Office Services Unit employees, Employees of the Insured, and employees of Advent, provided such employees provide a related business support function to the Family Office Services Unit.

   b. Family Office Services Unit employees shall not have authority to transact any business in a Client's Custodian account without direction from a Client, including, but not limited to, the authority to: withdraw, pledge, encumber or transfer money or securities from, or engage in the purchase or sale of or any other transaction of any kind with respect to, securities, commodities, futures, options, foreign or federal funds, currencies, foreign exchange and the like, or any transaction of any kind with respect to insurance contracts.

   c. Access codes to Client Custodian accounts must be changed every 90 days.

   d. The Insured must be able to identify the Employee(s) that had access to the Client's Confidential Information and provide proof that the Employee(s) obtained the Client's Confidential Information from the Family Office Services Unit database files.

4. The following definitions shall apply to the EMPLOYEE IMPERSONATION THEFT Insuring Agreement, and shall be in addition to the definitions set forth in Clause **2. DEFINITIONS**, Section 1 (all Coverage Sections) and Section 4 (Coverage Section III only). In the event the same term is defined below and also in the definitions set forth in Clause **2. DEFINTIONS** of the policy for all Coverage Sections and for Coverage Section III only, the definitions set forth below shall apply.

   a. Aggregation Firm means the entity providing Aggregation Services to the Family Office Services Unit.

   b. Aggregation Service means the compilation, analysis and reporting of all Custodian account financial data belonging to the Client, including, but not limited to, financial reporting such a Balance Sheet preparation, Asset Allocation, and Performance Reports.

END 8

ENDORSEMENT# *8* **(Continued)**

This endorsement, effective *12:01 AM* *July 1, 2009* forms a part of
policy number *02-381-30-77*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

c. Client means a customer who has signed an agreement with the Family Office Services Unit to provide Aggregation Service.

d. Confidential Information means Client confidential, non-public, material identification Custodian account information obtained by the Family Office Services Unit and/or Advent from a Custodian or Client as a result of the agreement to provide Aggregation Service.

e. Employee Impersonation Theft means the unlawful taking of Client Property from a Custodian account by an employee of the Family Office Services Unit, an Employee of the Insured, or an employee of Advent, provided such employee provides a related business support function to the Family Office Services Unit in providing Aggregation Services.

g. Impersonation means the taking from and fraudulent misuse of Client Confidential Information on file with the Family Office Services Unit (a subsidiary of FMR) by an employee of the Family Office Services Unit, an Employee of the Insured, or an employee of Advent, provided such employee provides a related business support function to the Family Office Services Unit, for the purpose of Employee Impersonation Theft.

h. ABOS Premium Services means those services defined as such in the ABOS Premium Hosted Services Agreement by and between Fidelity Brokerage Services LLC and National Financial Services LLC, and Advent, effective as of February 23, 2009 (hereinafter the "Advent Agreement").

5. The following exclusions shall apply to the EMPLOYEE IMPERSONATION THEFT Insuring Agreement, and shall be in addition to the exclusions set forth in Clause **3. EXCLUSIONS**, Section 1 (all Coverage Sections) and Section 4A (Coverage Section III only).

This policy does not apply to:

a. losses arising from the acts of any Aggregation Firm appointed by the Family Office Services Unit to gather information on behalf of the Client, except when the Family Office Services Unit provides Aggregation Services using its own aggregation system or Advent's aggregation system;

END 8

ENDORSEMENT# *8* **(Continued)**

This endorsement, effective *12:01 AM* *July 1, 2009* forms a part of
policy number *02-381-30-77*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

b. losses arising from or in any way related to the use of Client Confidential Information or Custodian account information to obtain credit, loans, credit cards, charge cards, trading in any account on margin, or any other commitment to be bound for any debt or obligation;

c. losses covered under Insuring Agreement (A) FIDELITY; or

d. any losses which occurred prior to the date of the Client's agreement with the Family Office Services Unit for financial information Aggregation Service.

6. Clause **14. OTHER INSURANCE** is amended by adding the following paragraphs to the end thereof:

In the event of a loss arising out of collusion between employees of the Insured and employees of any Custodian, coverage afforded to the Insured and/or Clients by this policy shall apply on a primary basis to the Insured's and/or Client's financial interest in such loss. In the case where coverage for the same situation is also afforded to the Insured and/or Client under such Custodian's coverage, and the proceeds of the aforementioned other insurance are actually paid to the Insured and/or Client, coverage as afforded by this policy shall apply on an excess basis. It is also agreed that the deductible applicable to any payment under such Custodian's insurance shall act to erode this policy's deductible. Further, in the event such aforementioned other insurance is provided by the Insurer or any other member company of AIU Holdings, Inc. (AIUH), then the Insurer's maximum aggregate limit of liability for all loss under this policy, as respects any such loss, shall be reduced by the amount of limit of liability actually paid by such aforementioned other insurance provided by AIUH.

Further, solely with respect to the EMPLOYEE IMPERSONATION THEFT Insuring Agreement, coverage hereunder with respect to any loss sustained as a result of Advent and/or any employees thereof shall specifically be excess over any valid and collectible indemnification or other insurance available for such loss, including, but not limited to, (a) the indemnity described in Section L, paragraph (1) of the Advent Agreement and (b) the Fidelity Bond identified in Section F, sub-paragraph (1)(c) of the Advent Agreement.

7. Nothing contained here shall be held to vary, alter, waive or extend any of the terms, limitations, conditions, or agreements of the policy other than as above stated.

AUTHORIZED REPRESENTATIVE

© Chartis Inc. All rights reserved.

END 8

ENDORSEMENT# *9*

This endorsement, effective *12:01 AM* *July 1, 2009* forms a part of policy number *02-381-30-77*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

SERVICE OF SUIT CLAUSE DELETED

;In consideration of the premium charged, it is hereby understood and agreed that Clause 18. SERVICE OF SUIT is deleted in its entirety.

ALL OTHER TERMS, CONDITIONS AND EXCLUSIONS REMAIN UNCHANGED.

AUTHORIZED REPRESENTATIVE

© Chartis Inc. All rights reserved.

END 9

ENDORSEMENT# *10*

This endorsement, effective *12:01 AM* *July 1, 2009* forms a part of
policy number *02-381-30-77*
issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

COVERAGE TERRITORY ENDORSEMENT

Payment of loss under this policy shall only be made in full compliance with all United States of America economic or trade sanction laws or regulations, including, but not limited to, sanctions, laws and regulations administered and enforced by the U.S. Treasury Department's Office of Foreign Assets Control ("OFAC").

AUTHORIZED REPRESENTATIVE

© All rights reserved.

ENDORSEMENT# *11*

This endorsement, effective *12:01 AM July 1, 2009* forms a part of policy number *02-381-30-77* issued to *ALL FIDELITY FUNDS*

by *National Union Fire Insurance Company of Pittsburgh, Pa.*

FORMS INDEX ENDORSEMENT

The contents of the Policy is comprised of the following forms:

FORM NUMBER	EDITION DATE	FORM TITLE
Manuscript		FMR FUNDS CONCENTRIC CUSTOM BOND DEC PAGE
Manuscript		FMR FUNDS CONCENTRIC CUSTOM BOND GUTS
99758	08/08	NOTICE OF CLAIM (REPORTING BY E-MAIL)
		COMPUTER VIRUS RIDER
SYSLIB		TIE-IN OF LIMITS ENDORSEMENTS - ABSOLUTE
		FACSIMILE SIGNATURE
		AMEND INSURING AGREEMENT
		AUTOMATED PHONE SYSTEM
		RETENTION RIDER
		FAMILY OFFICE RIDER
		SERVICE OF SUIT CLAUSE DELETED
89644	07/05	COVERAGE TERRITORY ENDORSEMENT (OFAC)
78859	10/01	FORMS INDEX ENDORSEMENT

ALL OTHER TERMS, CONDITIONS AND EXCLUSIONS REMAIN UNCHANGED.

AUTHORIZED REPRESENTATIVE

☐ ACE American Insurance Company
☒ Westchester Fire Insurance Company

Excess Liability Insurance Policy Declarations

This Policy is issued by the stock insurance company listed above (herein "Insurer").

UNLESS OTHERWISE PROVIDED IN THE FOLLOWED POLICY, THIS POLICY IS A CLAIMS MADE POLICY WHICH COVERS ONLY CLAIMS FIRST MADE AGAINST THE INSUREDS DURING THE POLICY PERIOD. PLEASE READ THIS POLICY CAREFULLY.

Policy No. DOX G21661612 004

Item 1.	Insured Company: Principal Address:	All Fidelity Funds 82 Devonshire Street, V6D Boston, MA 02109-3605
Item 2.	Coverages Provided:	Excess Mutal Fund Concentric Bond Program
Item 3.	Followed Policy: Insurer: Policy number:	Manually Issue Policy National Union Fire Insurance Company of Pittsburgh, PA. 02-381-30-77
Item 4.	Policy Period From 12:01 A.M. 07/01/2009 To 12:01 A.M. 07/01/2010 (Local time at the address shown in Item 1.)	
Item 5.	Aggregate Limit of Liability: $10,000,000 for all Loss under all Coverages combined.	
Item 6.	Premium: [redacted] Discovery Period Premium:_____% of the Policy Period Premium	

Item 7. NOTICE TO INSURER

A. Notice of Claim, Wrongful Act or Loss:

ACE USA Claims
P.O Box 25159t
Lehigh Valley, PA 18002-5159
Fax Number: 877-746-4641

B. All other notices:

ACE USA, Professional Risk
Attention: Chief Underwriting Officer
140 Broadway, 40th Floor
New York, NY 10005

Item 8. Schedule of Underlying Policies:

Insurer	Policy Number	Limits	Primary or Excess	Policy Period
National Union Fire Insurance Company of Pittsburgh, PA.	02-381-30-77	15,000,000	Primary	07/01/2009 – 07/01/2010

THESE DECLARATIONS, TOGETHER WITH THE COMPLETED AND SIGNED APPLICATION AND THE POLICY FORM ATTACHED HERETO, CONSTITUTE THE INSURANCE POLICY.

RB Portwood

ROBERT B. PORTWOOD, Vice President

Authorized Representative

Date October 15, 2009
MO/DAY/YR.

© ACE USA, 2005

☐ ACE American Insurance Company
☒ Westchester Fire Insurance Company

Excess Liability Insurance Policy

I. INSURING CLAUSE

In consideration of the payment of the premium and in reliance upon all statements made in the application including the information furnished in connection therewith, and subject to all terms, definitions, conditions, exclusions and limitations of this policy, the Insurer agrees to provide insurance coverage to the Insureds in accordance with the terms, definitions, conditions, exclusions and limitations of the Followed Policy, except as otherwise provided herein.

II. LIMIT OF LIABILITY

A. It is expressly agreed that liability for any covered Loss shall attach to the Insurer only after the insurers of the Underlying Policies shall have paid, in the applicable legal currency, the full amount of the Underlying Limit and the Insureds shall have paid the full amount of the uninsured retention, if any, applicable to the primary Underlying Policy. The Insurer shall then be liable to pay only covered Loss in excess of such Underlying Limit up to its Aggregate Limit of Liability as set forth in Item 5 of the Declarations, which shall be the maximum aggregate liability of the Insurer under this policy with respect to all Loss on account of all Claims in the Policy Period irrespective of the time of payment by the Insurer.

B. In the event and only in the event of the reduction or exhaustion of the Underlying Limit by reason of the insurers of the Underlying Policies paying, in the applicable legal currency, Loss otherwise covered hereunder, then this policy shall, subject to the Aggregate Limit of Liability set forth in Item 5 of the Declarations: (i) in the event of reduction, pay excess of the reduced Underlying Limit, and (ii) in the event of exhaustion, continue in force as primary insurance; provided always that in the latter event this policy shall only pay excess of the retention applicable to the exhausted primary Underlying Policy, which retention shall be applied to any subsequent Loss in the same manner as specified in such primary Underlying Policy.

C. Notwithstanding any of the terms of this policy which might be construed otherwise, this policy shall drop down only in the event of reduction or exhaustion of the Underlying Limit and shall not drop down for any other reason including, but not limited to, uncollectibility (in whole or in part) of any Underlying Limits. The risk of uncollectibility of such Underlying Limits (in whole or in part) whether because of financial impairment or insolvency of an underlying insurer or for any other reason, is expressly retained by the Insureds and is not in any way or under any circumstances insured or assumed by the Insurer.

III. DEFINITIONS

A. The terms "Claim" and "Loss" have the same meanings in this policy as are attributed to them in the Followed Policy. The terms "Insurer", "Followed Policy", "Underlying Policies", "Policy Period" and "Aggregate Limit of Liability" have the meanings attributed to them in the Declarations.

B. The term "Insureds " means those individuals and entities insured by the Followed Policy.

C. The term "Policy Period" means the period set forth in Item 4 of the Declarations, subject to prior termination.

D. The term "Underlying Limit" means an amount equal to the aggregate of all limits of liability as set forth in Item 8 of the Declarations for all Underlying Policies, plus the uninsured retention, if any, applicable to the Underlying Policy.

IV. UNDERLYING INSURANCE

© ACE USA, 2005

A. This policy is subject to the same representations as are contained in the Application for any Underlying Policy and the same terms, definitions, conditions, exclusions and limitations (except as regards the premium, the limits of liability, the policy period and except as otherwise provided herein) as are contained in or as may be added to the Followed Policy and, to the extent coverage is further limited or restricted thereby, to any other Underlying Policies. In no event shall this policy grant broader coverage than would be provided by any of the Underlying Policies.

B. It is a condition of this policy that the Underlying Policies shall be maintained in full effect with solvent insurers during the Policy Period except for any reduction or exhaustion of the aggregate limits contained therein by reason of Loss paid thereunder (as provided for in Section II (B) above). If the Underlying Policies are not so maintained, the Insurer shall not be liable under this policy to a greater extent than it would have been had such Underlying Policies been so maintained.

C. If during the Policy Period or any Discovery Period the terms, conditions, exclusions or limitations of the Followed Policy are changed in any manner, the Insureds shall as a condition precedent to their rights to coverage under this policy give to the Insurer written notice of the full particulars thereof as soon as practicable but in no event later than 30 days following the effective date of such change. This policy shall become subject to any such changes upon the effective date of the changes in the Followed Policy, provided that the Insureds shall pay any additional premium reasonably required by the Insurer for such changes.

D. As a condition precedent to their rights under this policy, the Insureds shall give to the Insurer as soon as practicable written notice and the full particulars of (i) the exhaustion of the aggregate limit of liability of any Underlying Policy, (ii) any Underlying Policy not being maintained in full effect during the Policy Period, or (iii) an insurer of any Underlying Policy becoming subject to a receivership, liquidation, dissolution, rehabilitation or similar proceeding or being taken over by any regulatory authority.

V. GENERAL CONDITIONS

A. Discovery Period Premium: If the Insureds elect a discovery period or extended reporting period ("Discovery Period") as set forth in the Followed Policy following the cancellation or non-renewal of this policy, the Insureds shall pay to the Insurer the additional premium set forth in Item 6 of the Declarations.

B. Application of Recoveries: All recoveries or payments recovered or received subsequent to a Loss settlement under this policy shall be applied as if recovered or received prior to such settlement and all necessary adjustments shall then be made between the Insureds and the Insurer, provided always that the foregoing shall not affect the time when Loss under this policy shall be payable.

C. Notice: All notices under this policy shall be given as provided in the Followed Policy and shall be properly addressed to the appropriate party at the respective address as shown in the Declarations.

D. Cooperation: The Insureds shall give the Insurer such information and cooperation as it may reasonably require.

E. Claim Participation: The Insurer shall have the right, but not the duty, and shall be given the opportunity to effectively associate with the Insureds in the investigation, settlement or defense of any Claim even if the Underlying Limit has not been exhausted.

F. Changes and Assignment: Notice to or knowledge possessed by any person shall not effect waiver or change in any part of this policy or stop the Insurer from asserting any right under the terms of this policy. The terms, definitions, conditions, exclusions, and limitations of this policy shall not be waived or changed, and no assignment of any interest under this policy shall bind the Insurer, except as provided by endorsement issued to form a part hereof, signed by the Insurer or its authorized representative.

G. Headings: The descriptions in the headings and sub-headings of this policy are inserted solely for convenience and do not constitute any part of the terms or conditions hereof.

Named Insured **All Fidelity Funds**			Rider Number **1**
Policy Symbol **DOX**	Policy Number **G21661612 004**	Policy Period **07/01/2008 to 07/01/2009**	Effective Date of Endorsement **07/01/2009**
Issued By (Name of Insurance Company) **Westchester Fire Insurance Company**			

SIGNATURES

THE ONLY SIGNATURES APPLICABLE TO THIS POLICY ARE THOSE REPRESENTING THE COMPANY NAMED ON THE FIRST PAGE OF THE DECLARATIONS.

By signing and delivering the policy to you, we state that it is a valid contract.

INDEMNITY INSURANCE COMPANY OF NORTH AMERICA
436 Walnut Street, P.O. Box 1000, Philadelphia, Pennsylvania 19106-3703

BANKERS STANDARD FIRE AND MARINE COMPANY
436 Walnut Street, P.O. Box 1000, Philadelphia, Pennsylvania 19106-3703

BANKERS STANDARD INSURANCE COMPANY
436 Walnut Street, P.O. Box 1000, Philadelphia, Pennsylvania 19106-3703

ACE INDEMNITY INSURANCE COMPANY
436 Walnut Street, P.O. Box 1000, Philadelphia, Pennsylvania 19106-3703

ACE AMERICAN INSURANCE COMPANY
436 Walnut Street, P.O. Box 1000, Philadelphia, Pennsylvania 19106-3703

ACE PROPERTY AND CASUALTY INSURANCE COMPANY
436 Walnut Street, P.O. Box 1000, Philadelphia, Pennsylvania 19106-3703

INSURANCE COMPANY OF NORTH AMERICA
436 Walnut Street, P.O. Box 1000, Philadelphia, Pennsylvania 19106-3703

PACIFIC EMPLOYERS INSURANCE COMPANY
436 Walnut Street, P.O. Box 1000, Philadelphia, Pennsylvania 19106-3703

ACE FIRE UNDERWRITERS INSURANCE COMPANY
436 Walnut Street, P.O. Box 1000, Philadelphia, Pennsylvania 19106-3703

George D Mulligan
GEORGE D. MULLIGAN, Secretary

JOHN J. LUPICA, President

WESTCHESTER FIRE INSURANCE COMPANY
1325 Avenue of the Americas, 19th Floor, New York, NY 10019

George D Mulligan
GEORGE D. MULLIGAN, Secretary

Dennis A. Crosby Jr.

R B Portwood
ROBERT B. PORTWOOD, Vice President
Authorized Agent

CC-1K11e (02/06) Ptd. in U.S.A.

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

Named Insured			Rider Number
All Fidelity Funds			**2**
Policy Symbol **DOX**	Policy Number **G21661612 004**	Policy Period **07/01/2008 to 07/01/2009**	Effective Date of Endorsement **07/01/2009**
Issued By (Name of Insurance Company) **Westchester Fire Insurance Company**			

EXCESS ENDORSEMENT

In consideration of the premium paid, Section IV, **UNDERLYING INSURANCE**, subsection C is amended by adding the following:

If the terms, definitions, conditions, exclusion or limitations of the Followed Policy are changed in any manner during the Policy Period of this policy, or differ in any respect from the binders for such Followed Policy:

1. It is a condition precedent to coverage under this policy that the Insureds give to the Insurer written notice as soon as practicable of the full particulars thereof. If such written notice is not provided, such changes shall not apply to this Policy. If such written notice is provided,

2. Such changes shall apply to this policy upon the effective date of the changes to the Followed Policy only if the Insureds pay any reasonable additional premium required by the Insurer.

All other terms and conditions of the **Bond** remain unchanged.

RB Portwood

ROBERT B. PORTWOOD, Vice President

Authorized Representative

© ACE USA, 2003

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

Named Insured			Rider Number
All Fidelity Funds			**3**
Policy Symbol **DOX**	Policy Number **G21661612 004**	Policy Period **07/01/2008 to 07/01/2009**	Effective Date of Endorsement **07/01/2009**
Issued By (Name of Insurance Company) **Westchester Fire Insurance Company**			

AMEND TO EXCESS BOND FORM

It is agreed that the form is amended as follows:

1. Wherever the term "policy" appears, it shall be replaced by the term "crime insurance bond."
2. The first four lines of the Declarations Page are deleted in their entirety and the following is inserted:

   This Bond is issued by the stock insurance company listed above (herein "Insurer").

3. Any reference to a Discovery Period Premium, including within Item 6 of the Declarations, is deleted in its entirety.

4. Item 7 of the Declarations is deleted in its entirety and the following is inserted;

   Notice To Insurer

   ACE USA, Professional Risk
   140 Broadway, 40th Floor
   New York, NY 10005

5. Wherever the term "uninsured retention" appears, it shall be replaced by the term "deductible."

6. The last sentence of Section II, Limit Of Liability, subsection A, is deleted in its entirety and the following is inserted:

   The Insurer shall then be liable to pay only covered Loss in excess of such Underlying Limit up to its Aggregate Limit of Liability as set forth in Item 5 of the Declarations, which shall be the maximum aggregate liability of the Insurer under this bond with respect to all Loss on account of all claims or occurrences otherwise covered during the Bond Period irrespective of the time of payment by the Insurer.

7. The first sentence of Section III, Definitions, subsection A, is deleted in its entirety.

8. Section III, Definitions, subsection D, is amended by replacing the phrase "inapplicable to the Underlying Policy" with "applicable to the Followed Policy".

9. Section IV, Underlying Insurance, subsection C, is deleted in its entirety and the following is inserted:

   If during the Bond Period the terms, conditions, exclusions or limitations of the Followed Bond are changed in any manner, or differ in any respect from the binders for such Followed Bond, the Insureds shall as a condition precedent to their rights to coverage under this bond give to the Insurer written notice of the full particulars thereof as soon as practicable but in no event later than 30 days following the effective date of such change. This bond shall become subject to any such changes upon the effective date of the changes in the Followed Bond, provided that the Insureds shall pay any additional premium reasonably required by the Insurer for such changes.

10. Section V, General Conditions, subsections A and E, are deleted in their entirety.

RB Portwood

All other terms and conditions of this form remain unchanged

ROBERT B. PORTWOOD, Vice President

Authorized Representative

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

Named			Rider Number
All Fidelity Funds			**4**
Policy Symbol **DOX**	Policy Number **G21661612 004**	Policy Period **07/01/2008 to 07/01/2009**	Effective Date of Endorsement **07/01/2009**
Issued By (Name of Insurance Company) **Westchester Fire Insurance Company**			

TIE-IN OF LIMITS

It is agreed that:

1. Section 1, Insuring Clause, is amended to add the following:

   However, the Insurer shall not follow any term or condition of the Followed Bond that ties-in or otherwise reduces the limit of liability of the Followed Bond as a result of loss under another policy issued by the insurer of the Followed Bond, or any affiliate thereof, including but not limited to Endorsement #3 – Tie In of Limits Endorsement of the Followed Bond.

2. Section II, Limit of Liability, is amended to add the following:

   Notwithstanding any terms or conditions of this bond which might be construed otherwise, the maximum aggregate liability of the Insurer and any of its affiliates under this bond and the XS FMR Funds Policy, or any direct or indirect renewal or replacement thereof, combined, for all XS FMR Funds Loss, shall be $10,000,000. Any XS FMR Funds Loss paid under the XS FMR Funds Policy shall reduce by such amount the available Limit of Liability for XS FMR Funds Loss under this bond, and any XS FMR Funds Loss paid under this bond shall reduce by such amount the available Limit of Liability under the XS FMR Funds Policy. Nothing in this paragraph shall serve to increase the aggregate Limit of Liability of this bond or the XS FMR Funds Policy, which shall be the maximum liability of the Insurer under the applicable bond or policy.

   For the purpose of this Section II, the following definitions apply:

   - XS FMR Funds Policy means Excess Policy No. G23656280 002 issued to ACE American Insurance Company
   - XS FMR Funds Loss means otherwise covered Loss for Claims made against Insureds under this bond, and for otherwise covered loss for claims made against such insureds under the XS FMR Funds Policy.

   However, this bond shall recognize reduction or exhaustion of a maximum of $15,000,000 under the Followed Bond because of the tie-in or other reduction of the limit of liability as a result of loss under another policy issued by the insurer of the Followed Bond, or any affiliate thereof, as set forth in ACE American Insurance Company of the Followed Bond.

All other terms and conditions of this policy remain unchanged.

RB Portwood

ROBERT B. PORTWOOD, Vice President

Authorized Representative

© ACE USA, 2009

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

Named **All Fidelity Funds**			Rider Number **5**
Policy Symbol **DOX**	Policy Number **G21661612 004**	Policy Period **07/01/2008 to 07/01/2009**	Effective Date of Endorsement **07/01/2009**
Issued By (Name of Insurance Company) **Westchester Fire Insurance Company**			

UNDERLYING INSURER OR INSUREDS LIABLE TO PAY ENDORSEMENT

It is agreed that this Policy is amended as follows:

A. The first sentence of Section II, **LIMIT OF LIABILITY**, subsection A, is deleted in its entirety and the following is inserted:

It is expressly agreed that liability for any covered Loss shall attach to the Insurer only after:

1. the insurer(s) of the Underlying Policies; or
2. the Insureds: (a) pursuant to an agreement with the insurer(s) of the Underlying Policies; or (b) because of the financial insolvency of the insurer(s) of the Underlying Policies;

shall have paid, in the applicable legal currency, the full amount of the Underlying Limit and the Insureds shall have paid the full amount of the uninsured retention, if any, applicable to the primary Underlying Policy. Nothing in this subsection shall preclude the Insurer of this Policy from considering any of the other terms, conditions, limitations and exclusions of this Policy, the Followed Policy, or any Underlying Policy, in determining whether any Loss is covered under this Policy. Any payments by the Insureds shall be subject to the same terms and conditions for any such payments by the insurer(s) of the Underlying Policies. Any such payments by the Insureds in any Claim shall not be recognized as reducing or exhausting the Underlying Limits for any other Claim.

B. Section II, **LIMIT OF LIABILITY**, subsection B, is deleted in its entirety and the following is inserted:

In the event and only in the event of the reduction or exhaustion of the Underlying Limit by reason of the insurer(s) of the Underlying Policy paying, or the Insureds, pursuant to subsection A above, paying, in the applicable legal currency, Loss otherwise covered hereunder, then this Policy shall, subject to the Aggregate Limit of Liability set forth in Item 5 of the Declarations: (i) in the event of reduction, pay excess of the reduced Underlying Limit, and (ii) in the event of exhaustion, continue in force as primary insurance; provided always that in the latter event this Policy shall only pay excess of the retention applicable to the exhausted primary Underlying Policy, which retention shall be applied to any subsequent Loss in the same manner as specified in such primary Underlying Policy. Nothing in this subsection shall preclude the Insurer of this Policy from considering any of the other terms, conditions, limitations and exclusions of this Policy, the Followed Policy, or any Underlying Policy, in determining whether any Loss is covered under this Policy. Any payments by the Insureds shall be subject to the same terms and conditions for any such payments by the insurer(s) of the Underlying Policies. Any such payments by the Insureds in any Claim shall not be recognized as reducing or exhausting the Underlying Limits for any other Claim.

C. Section IV, **UNDERLYING INSURANCE**, is amended by adding the following subsection:

- Notwithstanding anything in this Policy to the contrary, in the event any insurer of an Underlying Policy reaches an agreement with the Insureds for such insurer to pay covered Loss in an amount less than such insurer's limit of liability, the Insurer of this Policy shall not be liable for any greater percentage of Loss under this Policy than such insurer of such Underlying Policy is liable for, subject to the Aggregate Limit of Liability set forth in the Declarations and the remaining terms and conditions of this Policy. The Insureds agree to provide to the Insurer of this Policy a copy of such agreement. The Insurer of this Policy shall recognize payment by the Insureds pursuant to an agreement between the Insured and the insurer(s) of the Underlying Policies only if such agreement is limited to issues of coverage under such Underlying Policies, and no other coverage issues, premium amounts, terms or conditions of any other policy.

D. Section III, **DEFINITIONS**, is amended by adding the following:

- "Financially Insolvent" means the status of an insurer resulting from (1) the appointment by any state or federal official, agency or court of any receiver, conservator, liquidator, trustee, rehabilitator or similar official to take control of, supervise, manage or liquidate the insurer, or (2) the insurer becoming a debtor-in-possession.

All other terms and conditions of this Policy remain unchanged.

RB Portwood

ROBERT B. PORTWOOD, Vice President

Authorized Representative

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

Named Insured **All Fidelity Funds**			Ridert Number **6**
Policy Symbol **DOX**	Policy Number **G21661612 004**	Policy Period **07/01/2008 to 07/01/2009**	Effective Date of Endorsement **07/01/2009**
Issued By (Name of Insurance Company) **Westchester Fire Insurance Company**			

TRADE OR ECONOMIC SANCTIONS ENDORSEMENT

This insurance does not apply to the extent that trade or economic sanctions or other laws or regulations prohibit us from providing insurance, including, but not limited to, the payment of claims.

All other terms and conditions of **Bond** remain unchanged.

RB Portwood

ROBERT B. PORTWOOD, Vice President

Authorized Agent

ace usa

U.S. Treasury Department's Office Of Foreign Assets Control ("OFAC") Advisory Notice to Policyholders

This Policyholder Notice shall not be construed as part of your policy and no coverage is provided by this Policyholder Notice nor can it be construed to replace any provisions of your policy. You should read your policy and review your Declarations page for complete information on the coverages you are provided.

This Notice provides information concerning possible impact on your insurance coverage due to directives issued by OFAC. **Please read this Notice carefully.**

The Office of Foreign Assets Control (OFAC) administers and enforces sanctions policy, based on Presidential declarations of "national emergency". OFAC has identified and listed numerous:

- Foreign agents;
- Front organizations;
- Terrorists;
- Terrorist organizations; and
- Narcotics traffickers;

as "Specially Designated Nationals and Blocked Persons". This list can be located on the United States Treasury's web site – http//www.treas.gov/ofac.

In accordance with OFAC regulations, if it is determined that you or any other insured, or any person or entity claiming the benefits of this insurance has violated U.S. sanctions law or is a Specially Designated National and Blocked Person, as identified by OFAC, this insurance will be considered a blocked or frozen contract and all provisions of this insurance are immediately subject to OFAC. When an insurance policy is considered to be such a blocked or frozen contract, no payments nor premium refunds may be made without authorization from OFAC. Other limitations on the premiums and payments also apply.

ACE Producer Compensation
Practices & Policies

ACE believes that policyholders should have access to information about ACE's practices and policies related to the payment of compensation to brokers and independent agents. You can obtain that information by accessing our website at http://www.aceproducercompensation.com or by calling the following toll-free telephone number: 1-866-512-2862.

ALL-20887 (10/06)

EXCESS FOLLOW-FORM BOND DECLARATIONS

THE POLICY'S LIMIT OF LIABILITY WILL BE REDUCED BY CLAIM EXPENSES.

EVEREST REINSURANCE COMPANY
477 Martinsville Road
P.O. Box 830 Liberty Corner, NJ 07938-0830

BOND NUMBER: FL5FD00012-091 **RENEWAL OF: N/A**

PRODUCER NAME: Willis Executive Risk

ADDRESS: 200 Liberty Street, 7th Floor
New York, NY 10281

IN RETURN FOR THE PAYMENT OF THE PREMIUM, AND SUBJECT TO ALL THE TERMS OF THIS BOND, THE INSURER AGREES TO PROVIDE THIS COVERAGE AS STATED IN THIS BOND.

ITEM 1. NAMED INSURED: All Fidelity Funds

ADDRESS: 82 Devonshire Street, Mail Zone V6D
Boston, MA 02109

ITEM 2: BOND PERIOD: FROM July 1, 2009 TO July 1, 2010
12:01 A.M. LOCAL TIME AT THE ADDRESS OF THE NAMED INSURED SHOWN ABOVE.

ITEM 3. AGGREGATE LIMIT OF LIABILITY: $ 10,000,000

EXCESS OF: $ 25,000,000

ITEM 4. SINGLE LOSS LIMIT OF LIABILITY: $ 10,000,000

ITEM 5. UNDERLYING BOND (Includes all bonds listed under Paragraphs A. and B. below)

A. PRIMARY BOND

Bond Issuer	Bond No.	Bond Period	Single Loss Limit	Aggregate Limit
National Union Fire Insurance Co. of Pittsburgh, PA.	02-381-30-77	07/01/09-07/01/10	$15,000,000	$15,000,000

B. UNDERLYING BOND

Bond Issuer	Bond No.	Bond Period	Single Loss Limit	Aggregate Limit
Westchester Fire Ins.Co.	DOX G21661612 004	07/01/09-07/01/10	$10,000,000	$10,000,000

Copyright Everest Reinsurance Company, 2009

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C. TOTAL LIMITS OF ALL UNDERLYING BOND(S) (INCLUDING PRIMARY BOND):

$25,000,000

ITEM 6. **BOND PREMIUM:** [redacted]

ITEM 7. **RIDERS APPLICABLE TO THIS BOND ON THE ORIGINAL DATE OF ISSUE:**

Rider	Rider Number
Absolute Tie-In Limit	EFI 03 21 06 09

THESE DECLARATIONS, TOGETHER WITH THE EXCESS FOLLOW-FORM DECLARATIONS PAGE AND ANY ENDORSEMENT(S) AND THE APPLICATION, CONSTITUTE THE ABOVE NUMBERED BOND.

COUNTERSIGNED January 28, 2010 BY ______________________

DATE AUTHORIZED REPRESENTATIVE

Copyright Everest Reinsurance Company, 2009

EXCESS FOLLOW-FORM BOND

THE POLICY'S LIMIT OF LIABILITY WILL BE REDUCED BY CLAIM EXPENSES.
PLEASE READ THE ENTIRE POLICY CAREFULLY.

Various provisions in this bond restrict coverage. Read the entire bond carefully to determine rights, duties and what is and is not covered.

Throughout this bond the words "you" and "your" refer to the "Insureds". The words "we", "us" and "our" refer to the Insurer providing this bond.

It is represented by the "Insureds" and it is agreed by and among the "Insureds" and us that the particulars and statements contained in the information furnished to us or to the issuers of any "Underlying Bond" in connection with underwriting this bond or any "Underlying Bond", including statements made in the application and its attachments submitted herewith, are true and are the basis of this bond and are considered as incorporated into and constituting a part of this bond.

In consideration of the payment of premium and subject to all terms, definitions, conditions, exclusions, and limitations of this bond (including any endorsements hereto), the "Insurer" and the "Insureds" agree as follows:

SECTION I – INSURING AGREEMENT

We will provide the "Insured" with coverage in excess of the "Underlying Bond" for loss covered during the "Bond Period." It is expressly agreed that liability for any covered loss shall attach to us only after the issuers of the "Underlying Bond" have paid the full amounts of the applicable limits of insurance of the "Underlying Bond", and any applicable retention under the "Primary Bond" has been satisfied. Except as otherwise provided in this bond, coverage under this bond shall apply in conformity with and subject to the warranties, limitations, conditions, provisions, and other terms of the "Primary Bond".

SECTION II - LIMIT OF LIABILITY

A. Aggregate Limit of Liability

The amount stated in **Item 3.** of the Declarations is our maximum Aggregate Limit of Liability under this bond for all covered loss, including all covered costs and expenses . The Aggregate Limit of Liability shall be reduced by the amount of any payment made by us under the terms of this bond.

B. Single Loss Limit of Liability

Subject to the Aggregate Limit of Liability under Paragraph **A.** of this Section, our liability under this bond for each single loss shall not exceed the Single Loss Limit of Liability shown under **Item 4.** of the Declarations.

SECTION III – DEFINITIONS

A. "Bond Period" means the period of time identified under **Item 2.** of the Declarations.

B. "Insured" means the "Named Insured" and other entities and persons insured under the "Primary Bond".

C. "Named Insured" means the entity or person designated under **Item 1.** of the Declarations.

D. "Primary Bond" means the bond designated under **Item 5.A.** of the Declarations.

E. "Underlying Bond" means all those bonds scheduled under **Item 5.A.** and **Item 5.B.** of the Declarations.

SECTION IV – CONDITIONS

A. Maintenance of Limit of Liability of Underlying Bond

The "Underlying Bond(s)" shall be maintained during the "Bond Period" in full force and effect, except for any reduction of the limits of liability of the "Underlying Bond" due to payment of loss. Failure to comply with this requirement will not invalidate this bond, but we will only be liable to the same extent that we would have been had you fully complied with this requirement.

Copyright Everest Reinsurance Company, 2009

B. Exhaustion of Limit of Liability of Underlying Bond

This bond shall drop down only in the event of reduction or exhaustion of the limit(s) of liability of the "Underlying Bond" by reason of payment of covered loss under the "Underlying Bond", and shall not drop down for any other reason including, but not limited to, uncollectibility (in whole or in part) of any "Underlying Bond". The risk of uncollectibility of the "Underlying Bond" (in whole or in part) whether because of financial impairment or insolvency of an underlying insurer or for any other reason, is expressly retained by the "Insureds" and is not in any way or under any circumstances insured or assumed by us.

Upon the exhaustion of all the limit(s) of liability of such "Underlying Bond" solely as a result of payment of loss thereunder, the remaining limits available under this bond shall, subject to the other terms, conditions and limitations of this bond, continue for subsequent losses as a primary bond and any single loss deductible amount specified in the Primary Bond shall be imposed under this bond as to each single loss; otherwise no single loss deductible amount shall be imposed under this bond.

C. Changes to Underlying Bond

You must promptly notify us of any changes to the "Underlying Bond" which are made after its inception date. Any changes made to the "Underlying Bond" after its inception shall not affect the terms and conditions of this bond, which shall continue to apply as though no change had been made to the "Underlying Bond".

D. Bond Cancellation

1. You may cancel this bond. You must mail or deliver advance written notice to us stating when the cancellation is to take effect.
2. We may cancel this bond. If we cancel because of non-payment of premium, we must mail or deliver to you not less than ten (10) days advance written notice stating when cancellation is to take effect. If we cancel for any other reason, we must mail or deliver to you not less than ninety (90) days advance written notice, stating when the cancellation is to take effect. Mailing that notice to you at your mailing address shown in the Declarations will be sufficient to prove notice.
3. The bond period will end on the day and hour stated in the cancellation notice.
4. If we cancel, earned premium will be calculated pro rata based on the time this bond was in force.
5. If you cancel, earned premium will be calculated based on short rate tables.
6. The first "Named Insured" in **Item 1.** of the Declarations shall act on behalf of all other "Insureds" with respect to the giving and receiving of notice of cancellation and the receipt of any refund that may become payable under this bond.
7. Any of the provisions that conflict with a law that controls the cancellation of this bond is changed by this statement to comply with that law.

E. Underlying Bond Cancellation

This bond is canceled immediately upon the termination of any "Underlying Bond" scheduled in **Item 5.A.** and **Item 5.B.** of the Declarations, whether by you or the applicable issuers of any "Underlying Bond". You must promptly notify us of the cancellation of the "Underlying Bond". Such notice must be made when you send a notice of cancellation of the "Underlying Bond" to, or when you receive such notice from, the issuer of the "Underlying Bond".

F. Notice of Loss

As a condition precedent to coverage under this bond, you shall provide us with written notice of a loss under this bond or any "Underlying Bond" in the same manner required by the terms and conditions of the "Primary Bond".

You shall provide written notice as soon as practicable to the following address:

Everest Reinsurance Company
477 Martinsville Road, P.O. Box 830
Liberty Corner, NJ 07938

G. Claim Participation

We shall have the right, but not the duty, and shall be given the opportunity to effectively associate with the "Insureds" in the investigation, settlement or defense of any claim or loss, even if the "Underlying Bond" has not been exhausted. The "Insureds" shall fully cooperate with us in connection with the investigation of any covered loss and the assertion of any claim for recovery of such loss, and shall provide to us all information and assistance reasonably requested by us.

Copyright Everest Reinsurance Company, 2009

We shall maintain full and complete claims control as respects coverage under this bond for any loss, and no action by any other bond issuer shall bind us under this bond.

Copyright Everest Reinsurance Company, 2009

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This policy is signed by officers of the Company shown on the Declarations page of this policy.

For: Everest Indemnity Insurance Company

President

Secretary

© Everest Reinsurance Company, 1997

THIS RIDER CHANGES THE BOND. PLEASE READ IT CAREFULLY.

ABSOLUTE TIE-IN LIMIT

This rider modifies the following:

EXCESS FOLLOW FORM BOND

In consideration of the premium charged, the following is added to **SECTION II – LIMIT OF LIABILITY**:

The maximum aggregate liability of the Issuer of this Bond and any of its affiliates under this Bond and the insurance policy(ies) listed below ("Other Policy"), combined, shall be $10,000,000. This Rider further limits and does not increase our maximum liability under this Bond or the Other Policy.

The respective Limits of Liability in Items 3 and 4 of the Declarations for this Bond shall be reduced by any and all amounts paid under any Other Policy.

Other Policy

Insurer	Named Insured	Type of Policy	Policy No.	Policy Period
Everest Indemnity Ins. Co.	All Fidelity Funds	Excess E&O	FL5EE00035-091	07/01/09-07/01/10

All other terms, conditions and exclusions of this Bond remain unchanged.

Copyright Everest Reinsurance Company, 2009

U.S. TREASURY DEPARTMENT'S OFFICE OF FOREIGN ASSETS CONTROL ("OFAC") ADVISORY NOTICE TO POLICYHOLDERS

No coverage is provided by this Policyholder Notice nor can it be construed to replace any provisions of your policy. You should read your policy and review your Declarations page for complete information on the coverages you are provided.

This Notice provides information concerning possible impact on your insurance coverage due to directives issued by OFAC. **Please read this Notice carefully.**

The Office of Foreign Assets Control (OFAC) administers and enforces sanctions policy, based on Presidential declarations of "national emergency". OFAC has identified and listed numerous:

- Foreign agents;
- Front organizations;
- Terrorists;
- Terrorist organizations; and
- Narcotics traffickers;

as "Specially Designated Nationals and Blocked Persons". This list can be located on the United States Treasury's web site – http//www.treas.gov/ofac.

In accordance with OFAC regulations, if it is determined that you or any other insured, or any person or entity claiming the benefits of this insurance has violated U.S. sanctions law or is a Specially Designated National and Blocked Person, as identified by OFAC, this insurance will be considered a blocked or frozen contract and all provisions of this insurance are immediately subject to OFAC. When an insurance policy is considered to be such a blocked or frozen contract, no payments nor premium refunds may be made without authorization from OFAC. Other limitations on the premiums and payments also apply.

© ISO Properties, Inc., 2004

ICI MUTUAL INSURANCE COMPANY,
a Risk Retention Group

1401 H St. NW
Washington DC 20005

INVESTMENT COMPANY BLANKET BOND
(EXCESS)

ICI MUTUAL INSURANCE COMPANY,
a Risk Retention Group

1401 H St. NW
Washington, DC 20005

DECLARATIONS

Item 1. Name of Insured (the "Insured")
All Fidelity Funds
(as defined in the Primary Bond)

Bond Number
87153309B

Principal Office: c/o FMR Corporation
82 Devonshire Street, Mail Zone V6D
Boston, MA 02109

Mailing Address: c/o FMR Corporation
82 Devonshire Street, Mail Zone V6D
Boston, MA 02109

Item 2. Bond Period: from 12:01 a.m. on July 1, 2009 to 12:01 a.m. on July 1, 2010, or the earlier effective date of the termination of this Bond, standard time at the Principal Address as to each of said dates.

Item 3. Limit of Liability--

	LIMIT OF LIABILITY	DEDUCTIBLE AMOUNT [1]
Section III.A--FIDELITY	$15,000,000	$35,000,000
Section III.B--ON PREMISES	$15,000,000	$35,000,000
Section III.C--INTRANSIT	$15,000,000	$35,000,000
Section III.D--FORGERY OR ALTERATION	$15,000,000	$35,000,000
Section III.E--SECURITIES	$15,000,000	$35,000,000
Section III.F--COUNTERFEIT CURRENCY	$15,000,000	$35,000,000
Section III.G--UNCOLLECTIBLE ITEMS OF DEPOSIT	$15,000,000	$35,000,000
Section III.H--AUDIT EXPENSE	$15,000,000	$35,000,000
Section III.I--COMPUTER SYSTEMS	$15,000,000	$35,000,000
Section III.J--CUSTOMER VOICE INITIATED TRANSFERS	$15,000,000	$35,000,000

[1] Plus the applicable deductible of the Primary Bond

Item 4. PRIMARY BOND— Chartis National Union Fire Insurance Company # 02-381-30-77

Item 5. The liability of ICI Mutual Insurance Company, a Risk Retention Group (the "Underwriter") is subject to the terms of the following Riders attached hereto:

Rider: 1

and of all Riders applicable to this Bond issued during the Bond Period.

By: [signature]
Authorized Representative

Excess Bond (7/97)

NOTICE

This policy is issued by your risk retention group. Your risk retention group may not be subject to all of the insurance laws and regulations of your state. State insurance insolvency guaranty funds are not available for your risk retention group.

ICI Mutual Insurance Company, a Risk Retention Group ("Underwriter"), in consideration of the required premium, and in reliance on the application and all other information furnished to the Underwriter by the Insured, and subject to and in accordance with the Declarations, General Agreements, Provisions, Conditions and Limitations of this bond, agrees to indemnify the Insured for loss, discovered during the Bond Period, which would otherwise have been paid under the **Primary Bond** but for the fact that the loss exceeds the limit of liability of such Primary Bond. Coverage under this bond shall follow the terms and conditions of the **Primary Bond,** except with respect to:

a. Any coverage exceptions specified by riders attached to this bond;

b. The deductible amounts and limits of liability as stated in ITEM 3. of the Declarations and;

c. The General Agreements, Provisions, Conditions and Limitations set forth herein.

GENERAL AGREEMENTS

A. CHANGE OR MODIFICATION OF PRIMARY BOND

If after the inception date of this bond the **Primary Bond** is changed or modified, written notice of any such change or modification shall be given to the Underwriter as soon as practicable, not to exceed thirty (30) days after such change or modification, together with such information as the Underwriter may request. There shall be no coverage under this bond for any loss arising from or in any way related to such change or modification until such time as the Underwriter is advised of and specifically agrees by written endorsement to provide coverage for such change or modification.

B. LOSS--NOTICE--PROOF--LEGAL PROCEEDINGS

This Bond is for the use and benefit only of the Insured and the Underwriter shall not be liable hereunder for loss sustained by anyone other than the Insured (except that if the Insured includes such other loss in the Insured's proof of loss, the Underwriter shall consider its liability therefor.) As soon as practicable and not more than sixty (60) days after discovery of any loss covered hereunder, the Insured shall give the Underwriter written notice thereof and, as soon as practicable and within one year after such discovery, shall also furnish to the Underwriter affirmative proof of loss with full particulars. The Underwriter may extend the sixty day notice period or the one year proof of loss period if the Insured requests an extension and shows good cause therefor.

The Underwriter shall not be liable hereunder for loss of Securities unless each of the Securities is identified in such proof of loss by a certificate or bond number or by such identification means as the Underwriter may require. The Underwriter shall have a reasonable period after receipt of a proper affirmative proof of loss within which to investigate the claim, but where the loss is of Securities and is clear and undisputed, settlement shall be made within forty-eight (48) hours even if the loss involves Securities of which duplicates may be obtained.

The Insured shall not bring legal proceedings against the Underwriter to recover any loss hereunder prior to sixty (60) days after filing such proof of loss or subsequent to twenty-four (24) months after the discovery of such loss or, in the case of a legal proceeding to recover hereunder on account of any judgment against the Insured in or settlement of any suit or to recover court costs or attorneys' fees paid in any such suit, twenty-four (24) months after the date of the final judgment in or settlement of

however, that the Underwriter shall not be subrogated to any such rights or claims one named Insured under this bond may have against another named Insured under this bond. At the request of the Underwriter, the Insured shall execute all assignments or other documents and take such action as the Underwriter may deem necessary or desirable to secure and perfect such rights and claims, including the execution of documents necessary to enable the Underwriter to bring suit in the name of the Insured.

Assignment of any rights or claims under this bond shall not bind the Underwriter without the Underwriter's written consent.

SECTION 5. COOPERATION OF INSURED

At the Underwriter's request and at reasonable times and places designated by the Underwriter the Insured shall:

a. submit to examination by the Underwriter and subscribe to the same under oath, and

b. produce for the Underwriter's examination all pertinent records, and

c. cooperate with the Underwriter in all matters pertaining to the loss.

The Insured shall execute all papers and render assistance to secure for the Underwriter the rights and causes of action provided for under this bond. The Insured shall do nothing after loss to prejudice such rights or causes of action.

SECTION 6. TERMINATION

The Underwriter may terminate this bond as to any Insured or all Insureds only by written notice to such Insured or Insureds and, if this bond is terminated as to any investment company registered under the Investment Company Act of 1940, to each such investment company terminated thereby and to the Securities and Exchange Commission, Washington, D.C., in all cases not less than sixty (60) days prior to the effective date of termination specified in such notice.

The Insured may terminate this bond only by written notice to the Underwriter not less than sixty (60) days prior to the effective date of the termination specified in such notice. Notwithstanding the foregoing, when the Insured terminates this bond as to any investment company registered under the Investment Company Act of 1940, the effective date of termination shall be not less than sixty (60) days from the date the Underwriter provides written notice of the termination to each such investment company terminated thereby and to the Securities and Exchange Commission, Washington, D.C.

This bond will terminate as to any Insured entity that is not an investment company registered under the Investment Company Act of 1940 immediately and without notice upon (1) the takeover of such Insured's business by any State or Federal official or agency, or by any receiver or liquidator, or (2) the filing of a petition under any State or Federal statute relative to bankruptcy or reorganization of the Insured, or assignment for the benefit of creditors of the Insured.

Premiums are earned until the effective date of termination. The Underwriter shall refund the unearned premium computed at short rates in accordance with the Underwriter's standard short rate cancellation tables if this bond is terminated by the Insured or pro rata if this bond is terminated by the Underwriter.

Upon the detection by any Insured that an employee (as defined in the **Primary Bond**) has committed any dishonest or fraudulent act(s) or theft, the Insured shall immediately remove such employee from a position that may enable such employee to cause the Insured to suffer a loss by any

subsequent dishonest or fraudulent act(s) or theft. The Insured, within two (2) business days of such detection, shall notify the Underwriter with full and complete particulars of the detected dishonest or fraudulent act(s) or theft.

For purposes of this section, detection occurs when any partner, officer, or supervisory employee of any Insured, who is not in collusion with such employee, becomes aware that the employee has committed any dishonest or fraudulent act(s) or theft.

This bond shall terminate as to any employee (as defined in the **Primary Bond**) by written notice from the Underwriter to each Insured and, if such employee is an employee of an Insured investment company registered under the Investment Company Act of 1940, to the Securities and Exchange Commission, in all cases not less than sixty (60) days prior to the effective date of termination specified in such notice.

SECTION 7. CONFORMITY

If any limitation within this bond is prohibited by any law controlling this bond's construction, such limitation shall be deemed to be amended so as to equal the minimum period of limitation provided by such law.

SECTION 8. CHANGE OR MODIFICATION

This bond may only be modified by written Rider forming a part hereof over the signature of the Underwriter's authorized representative. Any Rider which modifies the coverage provided by Insuring Agreement A, Fidelity (or the equivalent insuring agreement) of the Primary Bond in a manner which adversely affects the rights of an Insured investment company registered under the Investment Company Act of 1940 shall not become effective until at least sixty (60) days after the Underwriter has given written notice thereof to the Securities and Exchange Commission, Washington, D.C., and to each Insured investment company registered under the Investment Company Act of 1940 affected thereby.

SECTION 9. DEDUCTIBLE AMOUNT; LIMIT OF LIABILITY

The Underwriter shall not be liable under any Insuring Agreement unless the amount of the loss covered thereunder, after deducting the net amount of all reimbursement and/or recovery received by the Insured with respect to such loss (other than from the **Primary Bond** or from any other bond, suretyship or insurance policy), shall exceed the applicable **Deductible Amount**; in such case the Underwriter shall be liable only for such excess, subject to the applicable Limit of Liability and other agreements, provisions, conditions and limitations of this bond.

The maximum liability of the Underwriter for any Single Loss covered by any Insuring Agreement under this bond shall be the Limit of Liability applicable to such Insuring Agreement, subject to the applicable **Deductible Amount** and the other agreements, provisions, conditions and limitations of this bond.

ICI MUTUAL INSURANCE COMPANY, a Risk Retention Group

INVESTMENT COMPANY BLANKET BOND (EXCESS BOND)

RIDER NO. 1

INSURED		BOND NUMBER
All Fidelity Funds		**87153309B**
EFFECTIVE DATE	BOND PERIOD	AUTHORIZED REPRESENTATIVE
July 1, 2009	**July 1, 2009 to July 1, 2010**	[signature]

Most property and casualty insurers, including ICI Mutual Insurance Company, a Risk Retention Group ("ICI Mutual"), are subject to the requirements of the Terrorism Risk Insurance Act of 2002 (the "Act"). The Act establishes a Federal insurance backstop under which ICI Mutual and these other insurers will be partially reimbursed for future **"insured losses"** resulting from certified **"acts of terrorism."** (Each of these **bolded terms** is defined by the Act.) The Act also places certain disclosure and other obligations on ICI Mutual and these other insurers.

Pursuant to the Act, any future losses to ICI Mutual caused by certified **"acts of terrorism"** will be partially reimbursed by the United States government under a formula established by the Act. Under this formula, the United States government will reimburse ICI Mutual for 90% of ICI Mutual's **"insured losses"** in excess of a statutorily established deductible until total insured losses of all participating insurers reach $100 billion. If total "insured losses" of all property and casualty insurers reach $100 billion during any applicable period, the Act provides that the insurers will not be liable under their policies for their portions of such losses that exceed such amount. Amounts otherwise payable under this bond may be reduced as a result.

Coverage under this bond remains subject to all applicable terms, conditions and limitations of the bond (including exclusions) that are permissible under the Act. The portion of the premium that is attributable to any coverage potentially available under the bond for **"acts of terrorism"** is one percent (1%).

Endurance

Endurance Specialty Insurance Ltd.
(Hereinafter referred to as the "Insurer")
Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda
Telephone: 441-278-0400
Facsimile: 441-296-1474
For Claim Matters Only: Facsimile: ECLAIMS@ENDURANCE.BM

BERMUDA FOLLOW FORM
EXCESS LIABILITY INSURANCE POLICY

NOTICE: PLEASE READ CAREFULLY

The Policy shall follow all the terms and conditions of the Followed Form except as stated, herein. Terms defined in the Followed Form are used herein with the meaning assigned to them in the Followed Form unless otherwise indicated.

DECLARATIONS

POLICY NO.: P006738004
Renewal of: P006738003

ITEM 1. NAMED INSURED: All Fidelity Funds
ADDRESS: 82 Devonshire Street, Mail Zone F3D
Boston, MA 02109, USA

ITEM 2. POLICY PERIOD:

From: July 1, 2009 To: July 1, 2010
(12:01 A.M. at the address stated in Item 1.)

ITEM 3. LIMIT OF LIABILITY: US$ 15,000,000 Aggregate
(Including Defense Costs)

EXCESS OF TOTAL UNDERLYING LIMITS OF: US$ 50,000,000 Aggregate

ITEM 4. FOLLOWED FORM:

Issued By: National Union Fire Insurance Company of Pittsburgh, PA
Policy No.: 02-381-30-77
Policy Period: From: July 1, 2009 To: July 1, 2010
(12:01 A.M. standard time at the address stated in Item 1.)

Limits of Liability: US$ 15,000,000
Coverage: Mutual Fund Concentric Bond

Date of Issuance - January 27, 2010
ESIL PL-XS 02 Declaration
Ed. (3/07)

Endurance

Endurance Specialty Insurance Ltd.
(Hereinafter referred to as the "Insurer")
Wellesley House, 90 Pitts Bay Road, Pembroke HM 08, Bermuda
Telephone: 441-278-0400
Facsimile: 441-296-1474
For Claim Matters Only: Facsimile: ECLAIMS@ENDURANCE.BM

BERMUDA FOLLOW FORM
EXCESS LIABILITY INSURANCE POLICY

NOTICE: PLEASE READ CAREFULLY

DECLARATIONS (Continued) **POLICY NO.:** P006738004

ITEM 5. PENDING & PRIOR LITIGATION DATE: N/A
This policy is intended to follow the Pending & Prior Litigation Exclusion of the Followed Form, subject to the date indicated in Item 5. of the Declarations.

ITEM 6. PREMIUM: US$ [redacted]
COMMISSION: 0%

ITEM 7. **A.** DISCOVERY PERIOD PREMIUM: 150% of Premium indicated in Item 6.
B. DISCOVERY PERIOD: 1 Year

ITEM 8. ADDRESS OF INSURER FOR ALL NOTICES UNDER THIS POLICY:

ENDURANCE SPECIALTY INSURANCE LTD.
ATTN: CLAIMS DEPARTMENT
THE WELLESLEY HOUSE, 90 PITTS BAY ROAD
PEMBROKE HM08, BERMUDA
ECLAIMS@ENDURANCE.BM OR FACSIMILE: 441-296-5151

ITEM 9. ENDORSEMENTS AT ISSUANCE: 1

ITEM 10. REPRESENTATIVE OF THE INSURED: Willis (Bermuda) Ltd.
The Vallis Building - 3rd Floor
58 Par-la-Ville Rd.
Hamilton HM11, Bermuda

The insurer hereby causes this Policy to be signed on the Declarations page by a duly authorized representative of the Insurer.

Authorized Representative

Date of Issuance - January 27, 2010
ESIL PL-XS-02 Declaration
Ed. (3/07)

Endurance

Endurance Specialty Insurance Ltd.
(Hereinafter referred to as the "Insurer")
The Wellesley House, 90 Pitts Bay Road, Pembroke HM08, Bermuda
Telephone: 441-278-0400 Facsimile: 441-296-1474
For Claims Matters Only: professionalliabilityclaims@endurance.bm

BERMUDA FOLLOW FORM
EXCESS LIABILITY INSURANCE POLICY

In consideration of premium paid and subject to the Declarations and endorsements made a part hereof and the terms, conditions and limitations set forth herein and therein, ENDURANCE SPECIALTY INSURANCE LTD. (herein referred to as the "Insurer") agrees as follows:

I. INSURING CLAUSE

The Insurer shall pay the Insured as defined in the Followed Form (also referred to herein as the "Insured") for loss by reason of exhaustion by payments of all underlying limits of all underlying policies as are on file with the Insurer (henceforth "Underlying Policies"), by the underlying insurers issuing such Underlying Policies or the Insureds, subject to:

A. the terms and conditions of the Followed Form as in effect the first day of the Policy Period;

B. the Limit of Liability as stated in Item 3 of the Declarations; and

C. the terms and conditions of, and the endorsements attached to, this policy.

Notwithstanding the above, this policy shall not provide coverage broader than that provided by all Underlying Policies, or any policy issued by any participating quota share insurer, unless such broader coverage is specifically agreed to by the Insurer herein or in a written endorsement attached hereto.

II. TERMS AND CONDITIONS

A. PUNITIVE DAMAGES COVERAGE

This policy shall cover punitive damages to the same extent punitive damages are covered under the Followed Form; provided, however, if the Followed Form coverage for punitive damages is solely contingent on the insurability of such damages under applicable law then this policy shall provide coverage for punitive damages.

B. LOSS PROVISIONS

1. This policy shall follow the notice of claim provisions of the Followed Form, except as stated otherwise herein.

2. Notice hereunder shall be given to the Insurer at the address indicated in Item 8 of the Declarations.

3. The Insured shall give the Insurer such information, assistance and cooperation as the Insurer may reasonably request and as shall be in the Insured's power and shall do nothing that may prejudice the Insurer's position or potential rights of recovery.

4. The Insurer shall maintain full and complete claims control as respects its portion of any claims or losses arising under the policy. The Insurer shall investigate, adjust, and settle its portion of such claims or losses. Only those settlements, stipulated judgments and defense costs which have been consented to by the Insurer, which consent shall not be unreasonably withheld, shall be recoverable as loss under the terms of this policy.

C. REPRESENTATIONS AND WARRANTY STATEMENTS

It is a condition precedent to the Insurer's obligations under this policy, and the Insured agrees, that all applications, warranty statements, together with attachments and any other materials submitted for this policy and any Underlying Policy, shall be deemed attached to and made a part of this policy.

D. FOLLOWING FORM

1. This policy, except as stated herein, is subject to all terms, conditions, agreements and limitations of the Followed Form in all respects as if in effect on the date hereof. The Named Insured shall furnish to the Insurer copies of all proposed rewrites or changes by endorsement or otherwise to the Followed Form as soon as reasonably practicable. The Named Insured agrees that should any change to the Followed Form be made by rewrite, endorsement or otherwise, this policy shall not be changed without the written consent of the Insurer, which consent shall be at the sole discretion of the Insurer. Any subsequent issuance of an endorsement reflecting such change shall also be at the sole discretion of the Insurer. It is further agreed, should any change of this policy be approved, then the premium hereon may be adjusted accordingly.

2. In the event of the depletion of the limits of liability from any of the Underlying Policies, solely as a result of payment of losses thereunder by either the underlying insurer issuing such underlying policy or the Insureds, this policy shall, subject to the Limit of Liability set forth in Item 3 of the Declarations and to the other terms of this policy, continue to apply for subsequent losses as excess insurance over the amount of insurance remaining under any such Underlying Policy. In the event of the exhaustion of all the limits of liability of all Underlying Policies, solely as a result of payment of losses thereunder by the underlying insurers issuing such Underlying Policies or the Insureds, the remaining limits available under this policy shall, subject to the Limit of Liability as set forth in Item 3 of the Declarations and to the other terms of this policy, continue for subsequent losses as primary insurance and any retention specified in any of such Underlying Policies shall be imposed under this policy.

3. The Insurer's obligations under this policy shall not be increased, expanded or otherwise changed, nor shall the Insurer drop down or make any payment by reason of the receivership, insolvency, or inability or refusal to pay of any underlying insurer, the cancellation of any of the Underlying Policies or the existence of any state amendatory endorsement, any service of suit, clause or endorsement, or a sub-limit of liability in any of the Underlying Policies. In the event of the receivership, insolvency, or inability or refusal to pay of any underlying insurer, or the cancellation of any of the Underlying Policies, the Insured may pay any losses otherwise payable under such Underlying Policy and such payments by the Insured shall be deemed to apply toward exhaustion of the limits of liability of such Underlying Policy for purposes of coverage under this policy. In the event a state amendatory endorsement or a sub-limit of liability exists in any of the Underlying Policies, any payments of loss that are subject to such an amendatory or sub-limit shall be deemed to apply toward exhaustion of the limits of liability of such Underlying Policy for purposes of coverage under this policy.

E. CANCELLATION CLAUSE

This policy shall follow the cancellation terms of the Followed Form.

F. DISCOVERY PERIOD

Subject to the Discovery Period Premium and Discovery Period indicated in Item 7 of the Declarations, the Insured shall be entitled to a Discovery Period pursuant to the terms and conditions of the Followed Form. The Discovery Period shall not be available unless the Insured has elected the Discovery Period in all Underlying Policies and has provided proof thereof to the Insurer. The Limit of Liability or remaining part thereof for the Discovery Period shall be part of, and not in addition to, the Limit of Liability for the Policy Period. The Discovery Period is not cancelable. The additional premium for the Discovery Period shall be fully earned at inception of the Discovery Period.

G. ARBITRATION

Any and all disputes arising under or relating to this policy, including its formation and validity, and whether between the Insurer and the Insured or any person or entity deriving rights through or asserting rights on behalf of the Insured, shall be finally and fully determined in Hamilton, Bermuda under the provisions of The Bermuda International Conciliation and Arbitration Act of 1993 (exclusive of the Conciliation Part of such Act), as may be amended and supplemented, by a Board composed of three arbitrators to be selected for each controversy as follows:

Either party to the dispute, once a claim or demand on its part has been denied or remains unsatisfied for a period of twenty (20) calendar days by the other party, may notify the other party of its desire to arbitrate the matter in dispute and at the time of such notification the party desiring arbitration shall notify the other party of the name of the arbitrator selected by it. The other party who has been so notified shall within ten (10) calendar days thereafter select an arbitrator and notify the party desiring arbitration of the name of such second arbitrator. If the party notified of a desire for arbitration shall fail or refuse to nominate the second arbitrator within ten (10) calendar days following the receipt of such notification, the party who first served notice of a desire to arbitrate will, within an additional period of ten (10) calendar days, apply to the Supreme Court of Bermuda for the appointment of the second arbitrator and in such a case the arbitrator appointed by the Supreme Court of Bermuda shall be deemed to have been nominated by the party who failed to select the second arbitrator. The two arbitrators, chosen as above provided, shall within ten (10) calendar days after the appointment of the second arbitrator choose a third arbitrator. Upon acceptance of the appointment by said third arbitrator, the Arbitration Board for the controversy in question shall be deemed fixed.

The Arbitration Board shall fix, by a notice in writing to the parties involved, a reasonable time and place for the hearing and may in said written notice or at the time of the commencement of said hearing, at the option of said Arbitration Board, prescribe reasonable rules and regulations governing the course and conduct of said hearing.

The Board, shall, within ninety (90) calendar days following the conclusion of the hearing, render a decision on the matter or matters in controversy in writing and shall cause a copy thereof to be served on all parties thereto. In case the Board fails to reach a unanimous decision, the decision of the majority of the members of the Board shall be deemed to be the decision of the Board.

Each party shall bear the expense of its own arbitrator. The remaining cost of the arbitration shall be borne equally by the parties to such arbitration.

All awards made by the Arbitration Board shall be final and no right of appeal shall lie from any award rendered by the Arbitration Board. The parties agree that the Supreme Court of Bermuda: (i) shall not grant leave to appeal any award based upon a question of law arising out of the award; (ii) shall not grant leave to make an application with respect to an award; and (iii) shall not assume jurisdiction upon any application by a party to determine any issue of law arising in the course of the arbitration proceeding, including but not limited to whether a party has been guilty of fraud.

All awards made by the Arbitration Board may be enforced in the same manner as a judgment or order from the Supreme Court of Bermuda and judgment may be entered pursuant to the terms of the award by leave from the Supreme Court of Bermuda.

No person or organization shall have any right under this policy to join the Insurer as a party to any action against the Insured to determine the Insured's liability, nor shall the Insurer be impleaded by the Insured or their legal representatives. The Insurer and the Insured agree that in the event that claims for indemnity or contribution are asserted in any action or proceeding against the Insurer by any of the Insured's other insurers in a jurisdiction or forum other than that set forth in this clause, the Insured will in good faith take all reasonable steps requested by the Insurer to assist the Insurer in obtaining a dismissal of these claims (other than on the merits). The Insured will, without limitation, undertake to the court or other tribunal to reduce any judgment or award against such other insurers to the extent that the court or tribunal determines that the Insurer would have been liable to such insurers for indemnity or contribution pursuant to this policy. The Insured shall be entitled to assert claims against the Insurer for coverage under this policy including, without limitation, for amounts by which the Insured reduced judgment against such other insurers in respect of such claims for indemnity or contribution, in an arbitration between the Insurer and the Insured pursuant to this clause; provided, however, that the Insurer in such arbitration in respect of such reduction of any judgment shall be entitled to raise any defenses under this policy and any other defenses (other than jurisdictional defenses) as it would have been entitled to raise in the action or proceeding with such insurers.

H. CHOICE OF LAW

This policy shall be construed and enforced in accordance with the internal laws of The State of New York (with the exception of the procedural law required by paragraph G above, which shall be construed and enforced in accordance with the laws of Bermuda), except insofar as such laws may prohibit payment hereunder in respect of punitive damages; provided, however, that, notwithstanding any legal principles to the contrary, the warranties, terms, conditions, exclusions and limitations of this policy are to be construed in an evenhanded fashion between the Insured and the Insurer.

IN WITNESS WHEREOF, the Company has caused this policy to be signed by its Chairman, Chief Executive Officer and President.

KENNETH J. LESTRANGE
CHAIRMAN, CHIEF EXECUTIVE OFFICER AND PRESIDENT

Endorsement No: 1
This endorsement, effective: July 1, 2009
(at 12:01 A.M. prevailing time at the address of the Named Insured as shown in Item 1 of the Declarations)
forms a part of Policy No: **P006738004**
Issued to: All Fidelity Funds
by: Endurance Specialty Insurance Ltd.

ENDORSEMENT

It is agreed that this policy and the Excess Mutual Fund Concentric Policy (the "Other Policy"), as further described in Item 5 below, share a single Limit of Liability as follows:

1. The Insurer's maximum Limit of Liability available for all loss under this policy and the Other Policy will not, in the aggregate, exceed the maximum Limit of Liability shown in Item 5 below.

2. Any payment of loss made under the Other Policy will reduce the maximum aggregate Limit of Liability available for all loss as described in Item 1 above.

3. If the Insurer shall have paid loss as described in Items 1 and/or 2 above in an aggregate amount equaling the maximum Limit of Liability, then any and all obligations of the Insurer under this policy will be completely fulfilled and extinguished, and the Insurer will have no further obligations of any kind or nature whatsoever under this policy.

4. Nothing in this endorsement is intended, nor shall be construed, to obligate or require the Insurer to pay loss under this policy in excess of the Limit of Liability set forth under Item 3 of the Declarations of this policy.

5. If any term, condition or limitation of this endorsement conflicts with any term, condition or limitation of this policy, then the term, condition or limitation of this endorsement shall govern.

Other Policy No.: P008816002
Other Policy issued to: All Fidelity Funds
Policy Limit: US$15,000,000

All other terms and conditions of this policy remain unchanged.

Authorized Representative

Date of Issuance: January 27, 2010

ST PAUL TRAVELERS X - ST. PAUL FIRE AND MARINE INSURANCE COMPANY
ST. PAUL MERCURY INSURANCE COMPANY
ST PAUL GUARDIAN INSURANCE COMPANY
A Capital Stock Company

EXCESS FOLLOW FORM
ST. PAUL TRAVELERS FORM

DECLARATIONS: Excess Follow Form Number: 469PB0915

The Company designated above (herein called Underwriter) issues this Excess Follow Form to:

Item 1. Named Insured:
ALL FIDELITY FUNDS
C/O FMR LLC
82 DEVONSHIRE STREET, Mail Zone F3D
BOSTON, MA 02109

(herein called Insured).

Item 2. Excess Follow Form Period: The Excess Follow Form Period shall be effective at 12:01 A.M. on July 1, 2009 and expire at 12:01 A.M. on July 1, 2010 local time as to each of said dates, subject to Section 5. of the Terms, Conditions and Limitations of this Excess Follow Form.

Item 3. Single Loss Limit of Liability: $10,000,000

Item 4 Aggregate Limit of Liability: $10,000,000

Item 5. Schedule of Underlying Insurance:

(A) 1. Underlying Insurer: ACE American Insurance Company
2. Bond or Policy Number: DOX G21661612 004
3. Bond or Policy Period: From: July 1, 2009 To: July 1, 2010
4. Limit of Liability:
Single Loss Limit of Liability $10,000,000
Aggregate Limit of Liability $15,000,000

(B) 1. Underlying Insurer: Everest Indemnity Insurance Company
2. Bond or Policy Number: FL5FD00012
3. Bond or Policy Period: From: July 1, 2009 To: July 1, 2010
4. Limit of Liability:
Single Loss Limit of Liability $10,000,000
Aggregate Limit of Liability $10,000,000

(C) 1. Underlying Insurer: ICI Mutual Bond and Policy
2. Bond or Policy Number: P006738004
3. Bond or Policy Period: From: July 1, 2009 To: July 1, 2010
4. Limit of Liability:
Single Loss Limit of Liability $15,000,000
Aggregate Limit of Liability $15,000,000

(D) 1. Underlying Insurer: Endurance Specialty Insurance Ltd.
2. Bond or Policy Number: P006738004
3. Bond or Policy Period: From: July 1, 2009 To: July 1, 2010
4. Limit of Liability:
Single Loss Limit of Liability $15,000,000
Aggregate Limit of Liability $15,000,000

Item 6. Total amount of Underlying Single Loss Limit of Liability

The total amount of Underlying Single Loss Limit of Liability is $65,000,000 plus any Single Loss Deductible under the Bond or Policy identified in Item 5. (A) of the Declarations of this Excess Follow Form.

Item 7. Total amount of Underlying Aggregate Limit of Liability each Excess Follow Form Period

The total amount of Underlying Aggregate Limit of Liability each Excess Follow Form Period is $65,000,000 plus any Single Loss Deductible under the Bond or Policy identified in Item 5. (A) of the Declarations of this Excess Follow Form.

Item 8. Subject to the Declarations, Insuring Clause, Terms, Conditions and Limitations and Endorsements of this Excess Follow Form and as excepted below, this Excess Follow Form follows the form of:

Insurer's Name: American International Specialty Lines Insurance Company
Bond or Policy Number: 02-381-03-35
Effective Date: July 1, 2009

Except as provided below:

Item 9. The Insured, by acceptance of this Excess Follow Form, gives notice to the Underwriter terminating or canceling prior Bond or Policy Numbers 490PB1613 such termination or cancellation to be effective as of the time this Excess Follow Form becomes effective.

Item 10. The liability of the Underwriter is subject to the terms of the following endorsements attached hereto:

XS100 Ed. 5/2005,
MEL0846 Ed. 03-03

Secretary President

Executed this 28th day of July, 2008

Countersigned

PAGE 99/225 * RCVD AT 3/2/2010 9:51:22 AM [Eastern Standard Time] * SVR:FAXBOSFM01WIN/7 * DNIS:3852408 * CSID:Fidelity * DURATION (mm-ss):132-26

EXCESS FOLLOW FORM
St. Paul Travelers Form

INSURING CLAUSE

In consideration of the payment of the premium, and in reliance upon completeness and accuracy of the statements and disclosures made to the Underwriter and any issuer of Underlying Insurance by application, including all attachments, subject to the Declarations, Insuring Clause, Terms, Conditions and Limitations and Endorsements of this Excess Follow Form, this Excess Follow Form is subject to the same Insuring Clause(s), Terms, Conditions and Limitations and Endorsements as provided by the Bond or Policy identified in Item 8. of the Declarations of this Excess Follow Form. In no event shall this Excess Follow Form provide broader coverage than would be provided by the most restrictive Underlying Insurance.

This Excess Follow Form is not subject to the same premium or the Limit of Liability of the Bond or Policy identified in Item 8. of the Declarations.

TERMS, CONDITIONS AND LIMITATIONS

Section 1. Underlying Coverage

A. The Insured(s) shall notify the Underwriter in writing, as soon as practicable, of a failure to maintain in full force and effect, without alteration, the coverage and provisions of the Bond(s) or Policy(ies) identified in Item 5. of the Declarations.

B. In the event there is no recovery available to the Insured as a result of the insolvency of any Underlying Insurer or the Insured's failure to comply with the maintenance of any Underlying Insurance, the coverage hereunder shall apply as excess of the amount of all Underlying Insurance plus the amount of any applicable deductible to the same extent as if the Underlying Insurance were maintained in full force and effect.

C. If the coverage and provisions of the Bond or Policy identified in Item 8. of the Declarations are altered, the Insured shall, as soon as practicable, give the Underwriter written notice of such alteration(s); and upon receipt of written consent to such alteration(s) from the Underwriter, the Insured shall pay any additional premium required by the Underwriter. This Excess Follow Form shall not follow the form of any alteration(s) to the Bond or Policy identified in Item 8. of the Declarations unless such written notice thereof is given by the Insured(s) to the Underwriter, the Underwriter gives written consent to such alteration(s) and the Insured(s) pay(s) any additional premium required by the Underwriter.

D. Except as provided in Sections 2.D. and 2.E. below, in no event shall the Underwriter be liable to pay loss under this Excess Follow Form until the total amount of the Underlying Single Loss Limit of Liability as stated in Item 6. of the Declarations has been exhausted solely by reason of the payment of loss by the Underlying Insurer(s) as covered loss under the applicable Underlying Insurance.

E. Any claim, loss or coverage that is subject to a Sublimit in any Underlying Insurance shall not be considered covered loss under this Excess Follow Form, but shall, for purposes of this Excess Follow Form, reduce or exhaust the Underlying Limit of Liability to the extent such payment reduces or exhausts the aggregate limit(s) of liability of such Underlying Insurance.

Section 2. Limit of Liability

A. Payment by the Underwriter of loss covered under this Excess Follow Form shall reduce the Aggregate Limit of Liability of this Excess Follow Form set forth in Item 4. of the Declarations. In the event of exhaustion of the Aggregate Limit of Liability of this Excess Follow Form set forth in Item 4. of the Declarations, the Underwriter shall be relieved of all further liability under this Excess Follow Form.

B. The Underwriter's maximum liability for a Single Loss covered under this Excess Follow Form shall not exceed the amount of the Single Loss Limit of Liability stated in Item 3. of the Declarations. Also, the Underwriter's maximum liability for all loss(es) in the aggregate covered under this Excess Follow Form shall not exceed the amount of the Aggregate Limit of Liability stated in Item 4. of the Declarations, which shall be the maximum liability of the Underwriter in the Excess Follow Form Period stated in Item 2. of the Declarations.

C. Except as provided in Sections 2.D. and 2.E. below, the Underwriter shall only be liable to make payment for a Single Loss covered under this Excess Follow Form after the total amount of the Underlying Single Loss Limit of Liability as stated in Item 6. of the Declarations has been paid solely by reason of the payment of loss by the Underlying Insurer(s) as covered loss under the applicable Underlying Insurance.

D. In the event the total amount of the Underlying Aggregate Limit of Liability as stated in Item 7. of the Declarations is reduced solely by reason of the payment of covered loss by any Underlying Insurer to an amount less than the total amount of the Underlying Single Loss Limit of Liability as stated in Item 6. of the Declarations, this Excess Follow Form shall pay covered loss excess of the reduced total amount of Underlying Aggregate Limit of Liability, but not to exceed the amount of the Single Loss Limit of Liability stated in Item 3. of the Declarations, and subject always to the remaining Aggregate Limit of Liability of this Excess Follow Form.

E. In the event of exhaustion of the total amount of Underlying Aggregate Limit of Liability as set forth in Item 7. of the Declarations, solely by reason of the payment of covered loss by the Underlying Insurer(s), this Excess Follow Form shall continue in force as primary insurance, provided always that this policy shall only pay covered loss excess over any retention or deductible amount otherwise applicable under the Underlying Insurance scheduled in Item 5. (A) of the Declarations, such amount not to exceed the Single Loss Limit of Liability stated in Item 3. of the Declarations and subject always to the remaining Aggregate Limit of Liability of this Excess Follow Form.

Section 3. Joint Insureds

If two or more Insureds are covered under this Excess Follow Form, the first named Insured shall act for all Insureds. Payment by the Underwriter to the first named Insured or to any named Insured of loss covered under this Excess Follow Form shall fully release the Underwriter on account of such loss. The liability of the Underwriter for loss(es) sustained by all Insureds shall not exceed the amount for which the Underwriter would have been liable had all such loss(es) been sustained by one Insured.

Section 4. Notice / Proof of Loss - Legal Proceedings Against Underwriter

A. The Insured(s) shall, within the time and manner prescribed in the Bond or Policy identified in Item 8. of the Declarations, give the Underwriter notice of any loss of the kind covered by this Excess Follow Form, whether or not the Underwriter is liable therefor in whole or in part, and upon request of the Underwriter, the Insured(s) shall file with the Underwriter a written statement of such loss and a copy of all correspondence between the Insured(s) and any Insurer identified in Item 5. of the Declarations. Notice given to any Insurer identified in Item 5. of the Declarations of this Excess Follow Form shall not constitute notice as required under Section 4. of the Terms, Conditions and Limitations of this Excess Follow Form.

B. The Insured(s) shall, within the time and manner prescribed in the Bond or Policy identified in Item 8. of the Declarations, file with the Underwriter a proof of loss for any loss of the kind covered by this Excess Follow Form, whether or not the Underwriter is liable therefore in whole or in part, and upon request of the Underwriter the Insured(s) shall furnish a copy of all documents provided to or made available to any Insurer identified in Item 5. of the Declarations in support of any proof of loss filed with such Insurer. Filing of a proof of loss with any Insurer identified in Item 5. of the Declarations shall not constitute filing a proof of loss with the Underwriter as required in Section 4. of the Terms, Conditions and Limitations of this Excess Follow Form.

C. Legal proceedings against the Underwriter shall be commenced within the time prescribed in the Bond or Policy identified in Item 8. of the Declarations and only after complying with all the Terms, Conditions and Limitations of this Excess Follow Form.

D. Notice and proof of loss under this Excess Follow Form shall be given to the Professional E&O Claim Unit, Mail Code 508F, 385 Washington Street, St. Paul, MN 55102.

Section 5. Excess Follow Form Period

A. The term Excess Follow Form Period as used in this Excess Follow Form shall mean the lesser of the period stated in Item 2. of the Declarations or the time between the effective date and the termination date of this Excess Follow Form.

B. The Aggregate Limit of Liability set forth in Item. 4. of the Declarations shall not be cumulated regardless of the number of Excess Follow Form Periods this Excess Follow Form has been in force; the number of renewals of this Excess Follow Form by the Underwriter; any extensions of the Excess Follow Form Period of this Excess Follow Form by the Underwriter; the number of and amount of premiums paid by the Insured, or the number of Excess Follow Form Periods of this Excess Follow Form in which the acts giving rise to a loss(es) were committed or occurred.

Section 6. Single Loss Defined

As used herein, Single Loss shall be defined as that term, or any similar term, as defined in the Bond or Policy identified in Item 8. of the Declarations.

Section 7. Cancellation of this Excess Follow Form by the Underwriter or the Insured

This Excess Follow Form terminates as an entirety upon occurrence of any of the following: (a) after the receipt by the Insured of a written notice from the Underwriter of its desire to cancel this Excess Follow Form in accordance with the conditions and limitations of any Bond or Policy identified in Item 5. of the Declarations, (b) immediately upon the receipt by the Underwriter of a written notice from the Insured of its desire to cancel this Excess Follow Form, or (c) immediately upon cancellation, termination or nonrenewal of the Underlying Bond or Policy identified in Item 8. of the Declarations, whether by the Insured or the applicable Underwriter.

In witness whereof, the Underwriter has caused this Excess Follow Form to be executed on the Declarations page.

CNA	DECLARATIONS EXCESS INSURANCE POLICY

NOTICE

THIS IS A CLAIMS–MADE POLICY AND, SUBJECT TO ITS PROVISIONS, APPLIES ONLY TO ANY CLAIM FIRST MADE AGAINST THE INSUREDS DURING THE POLICY PERIOD. NO COVERAGE EXISTS FOR CLAIMS FIRST MADE AFTER THE END OF THE POLICY PERIOD UNLESS, AND TO THE EXTENT, THE EXTENDED REPORTING PERIOD APPLIES. PLEASE REVIEW THE POLICY CAREFULLY AND DISCUSS THE COVERAGE WITH YOUR INSURANCE AGENT OR BROKER.

Terms in bold face type have the special meaning. See the definitions sections of this Policy.

NAMED ENTITY AND ADDRESS		PRODUCER
Item 1. Attn:	All Fidelity Funds 82 Devonshire Street Boston, MA 02109	Willis of New York Inc Judd Zimmerman One World Financial Center 200 Liberty Street New York, NY 10281
CUSTOMER NUMBER		**INSURER**
40420		Continental Insurance Company 333 S. Wabash Ave. Chicago, IL 60604
POLICY NUMBER		
287042220		

Item 2. **Policy Period**: 7/1/2009 to 7/1/2010
12:01 a.m. local time at the address stated in Item 1.

Item 3. Limit of Liability:

$10,000,000 maximum aggregate Limit of Liability under the Policy.

Item 4. Schedule of **Underlying Insurance:**

a. **Primary Policy**

Underlying Insurer	Policy No	Limits	Ded/Ret Amount
American International Speciality Lines Insurance Company	02-381-3077	$15,000,000	$250,000

b. **Underlying Excess Policies:**

SEE UNDERLYING EXCESS POLICY SCHEDULE BELOW

Item 5. Policy Premium [redacted]

Item 6. Notices to Insurer:

Claims:
CNA Global Specialty Lines
40 Wall Street
New York, NY 10005
Attn: GSL Claims Intake Coordinator
OpenBrokerageNewClaims@cna.com

All other notices:
CNA Global Specialty Lines
40 Wall Street
New York, NY 10005

© CNA All Rights Reserved.

CNA	**DECLARATIONS** **EXCESS INSURANCE POLICY**

Item 7. Endorsements forming a part of this Policy at issuance:

G-145125-A	Ed. 08/03	Policyholder Notice Economic And Trade Sanctions Condition
G-145184-A	Ed. 06/03	Economic And Trade Sanctions Condition

These Declarations, along with the completed and signed **Application**, the Policy, and any written endorsements attached shall constitute the contract between the **Insureds** and the Insurer.

Authorized Representative : Daniel S. Fortin

Date: January 25, 2010

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CNA

DECLARATIONS
EXCESS INSURANCE POLICY

UNDERLYING EXCESS POLICY SCHEDULE

Name of Carrier	Policy No.	Limits	Excess of
ACE American Insurance Company	DOX G21661612 004	$10,000,000	$15,000,000
Everest	FL5FD00012	$10,000,000	$25,000,000
ICIM	87153109B	$15,000,000	$35,000,000
Endurance	P00816002	$15,000,000	$50,000,000
Travelers	EC069001146	$10,000,000	$65,000,000

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EXCESS INSURANCE POLICY

NOTICE: THIS IS A CLAIMS–MADE POLICY AND, SUBJECT TO ITS PROVISIONS, APPLIES ONLY TO ANY CLAIM FIRST MADE AGAINST THE INSUREDS DURING THE POLICY PERIOD. NO COVERAGE EXISTS FOR CLAIMS FIRST MADE AFTER THE END OF THE POLICY PERIOD UNLESS, AND TO THE EXTENT, THE EXTENDED REPORTING PERIOD APPLIES. PLEASE REVIEW THE POLICY CAREFULLY AND DISCUSS THE COVERAGE WITH YOUR INSURANCE AGENT OR BROKER.

The Insurer and the **Insureds** agree as follows, in consideration of the payment of the premium and in reliance upon the **Application**:

I. INSURING AGREEMENT

The Insurer shall provide the **Insureds** with excess coverage over the **Underlying Limits** during the **Policy Period.** Coverage hereunder shall attach only after the insurers of the **Underlying Insurance** shall have paid in legal currency the full amount of the **Underlying Limits** and the **Insureds** shall have paid any applicable retentions or deductibles thereunder. Coverage under this Policy shall then apply in conformance with the provisions of the **Primary Policy**, or any more restrictive provisions of the **Underlying Excess Policies**, except for the premium, Limit of Liability, and any other provision specifically set forth in this Policy. In no event shall this Policy provide broader coverage than is provided by the most restrictive terms of any **Underlying Insurance.**

II. POLICY DEFINITIONS

1. **Application** means any documents, information or material submitted to any underlying insurer or the Insurer, or deemed included within the definition of **Application** in accordance with any **Underlying Insurance** Policy's definition of **Application.**

2. **Claim** shall have the same meaning in this Policy as that set forth in the **Primary Policy** or any more restrictive provisions of the **Underlying Excess Policies.**

3. **Insureds** means those natural persons or entities covered under the **Primary Policy** or any more restrictive provision of the **Underlying Excess Policies**.

4. **Named Entity** means the entity named in Item 1 of the Declarations.

5. **Policy Period** means the period from the effective date to the expiration date of this Policy, as set forth in Item 2 of the Declarations, or its earlier cancellation date or termination date, if any. If the Extended Reporting Period is purchased, then such period shall be part of and not in addition to the **Policy Period.**

6. **Primary Policy** means the policy scheduled in Item 4a of the Declarations.

7. **Underlying Excess Policies** means all policies scheduled in Item 4b of the Declarations.

8. **Underlying Insurance** means all policies scheduled in Item 4 of the Declarations.

9. **Underlying Limits** means an amount equal to the total of all of the aggregate Limits of Liability, as set forth in Item 4 of the Declarations, for all **Underlying Insurance**.

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III. EXTENDED REPORTING PERIOD

1. If the **Named Entity** has, and exercises, the right to purchase a discovery period under every and all of the **Underlying Insurance** policies, the **Named Entity** shall also have the right to purchase, upon payment of an additional premium, an extension of this Policy in conformance with the terms, conditions and limitations of the discovery period purchased under the **Primary Policy** except as set forth in paragraph 2 below. This period shall be referred to herein as the Extended Reporting Period, which shall in no event be longer than the shortest discovery period elected under all of the **Underlying Insurance**.

2. The Limits of Liability for all **Claims** reported during the Extended Reporting Period shall be part of and not in addition to the Limits of Liability for the **Policy Period** as set forth in the Declarations and Section IV, Limit of Liability of this Policy.

IV. LIMIT OF LIABILITY

1. The amount set forth in Item 3 of the Declarations shall be the maximum aggregate limit of liability of the Insurer for all loss under this Policy, regardless of the number of **Claims** made against the **Insureds** or the time of payment.

2. If this Policy affords coverage for a **Claim** against natural person **Insureds** serving in an "outside position", as such term, or its equivalent, is used under the most restrictive **Underlying Insurance**, then payment by the Insurer or any affiliate of the Insurer under another policy as a result of such **Claim** shall reduce, by the amount of such payment, the Insurer's Limit of Liability under this Policy with respect to such **Claim.**

3. If the Limit of Liability under this Policy is exhausted by payment of loss, the Insurer's obligations under this Policy shall be deemed completely fulfilled and extinguished.

V. MAINTENANCE OF THE TERMS AND CONDITIONS OF UNDERLYING INSURANCE

1. The **Underlying Insurance** shall be maintained during the **Policy Period** (including any applicable Extended Reporting Period) on the same terms and conditions in effect upon the inception date of this Policy, subject to any reduction of the aggregate limits of liability available under the **Underlying Insurance** solely by reason of payment in legal currency of losses covered thereunder. Except as provided in Section VII below, failure to comply with the foregoing shall not invalidate this Policy but the Insurer shall not be liable to a greater extent than if this condition had been complied with. To the extent that any **Underlying Insurance** is not maintained during the **Policy Period** (including any applicable Extended Reporting Period) on the same terms and conditions in effect upon the inception date of this Policy:
   a. the **Insureds** shall be deemed to be self-insured for any loss not covered under the **Underlying Insurance** due to such failure, and
   b. the **Underlying Limits** shall not be deemed to be depleted due to any loss payments covered under the **Underlying Insurance** on account of such changes in terms and conditions of such **Underlying Insurance.**

2. The **Named Entity** shall notify the Insurer in writing as soon as practicable before the effective date of any change in the terms and conditions of any **Underlying Insurance**. This Policy shall become subject to such changes only if and to the extent the Insurer agrees thereto by written endorsement to this Policy prior to the effective date of such changes, and only if the **Insureds** pay any additional premium required by the Insurer.

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VI. EXHAUSTION OF UNDERLYING LIMITS

1. In the event of the exhaustion of the **Underlying Limits** solely as the result of actual payment in legal currency of losses covered under the **Underlying Insurance** by the applicable insurers, this Policy subject to the Insurer's Limit of Liability and to the other terms of this Policy, shall continue for subsequent losses as primary insurance and any retention specified in the **Primary Policy** shall be imposed under this Policy as provided in the **Primary Policy**.

2. Nothwithstanding paragraph 3 below, if any loss covered under any **Underlying Insurance** is subject to a sub-limit, then this Policy provides no coverage excess of such **Underlying Insurance** sub-limits. However, the **Underlying Limits** shall be deemed depleted by payment of any such sub-limits.

3. This Policy only provides coverage excess of the **Underlying Limits**. This Policy does not provide coverage for any loss not covered by any **Underlying Insurance** except and to the extent that such loss is not paid under the **Underlying Insurance** solely by reason of the depletion or exhaustion of the available **Underlying Insurance** through payment in legal currency of loss covered thereunder. This Policy shall not drop down for any reason other than exhaustion of the **Underlying Limits**, including, but not limited to, uncollectibility (in whole or in part) of any **Underlying Insurance** or any **Underlying Insurance** containing terms and conditions different than the **Primary Policy**. The risk of uncollectibility of such **Underlying Insurance** (in whole or in part), whether because of financial impairment or insolvency of an underlying insurer or for any other reason, is expressly retained by the **Insureds** and is not in any way or under any circumstances insured or assumed by the Insurer.

4. In the event the insurer issuing any of the **Underlying Insurance** fails to pay loss in connection with any **Claim** covered under the **Underlying Insurance** as a result of the insolvency, bankruptcy, or liquidation of such insurer, then the **Insureds** shall be deemed to be self–insured for the amount of the limit of liability of the **Underlying Insurance** issued by such insurer which is not paid as a result of such insolvency, bankruptcy or liquidation.

VII. TERMINATION OF UNDERLYING INSURANCE

1. This Policy shall terminate immediately and automatically upon the termination of any **Underlying Insurance**, whether such **Underlying Insurance** termination is automatic or pursuant to cancellation by the **Insureds** or the insurer of any of the **Underlying Insurance**. Notice of termination, cancellation or non–renewal of any of the **Underlying Insurance** duly given by any insurer of any of the **Underlying Insurance** shall serve as notice of termination, cancellation or non–renewal of this Policy by the Insurer.

2. To the extent that any **Underlying Insurance** is rescinded in whole or in part, this Policy shall be deemed similarly rescinded.

VIII. NOTICES TO THE INSURER

1. The **Insureds** shall, as a condition precedent to their rights under this Policy and notwithstanding provisions in the **Primary Policy** to the contrary, give the Insurer written notice of any **Claim** in the same manner required by the terms and conditions of the **Primary Policy**.

2. Written notice to the Insurer shall be given to the address specified in Item 6 of the Declarations, which notice shall be effective upon receipt.

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3. The **Insureds** shall furnish the Insurer with copies of reports, investigations, pleadings, related papers, and such other information, assistance and cooperation as the Insurer may reasonably request.

4. It is a condition precedent to coverage under this Policy that notice to the Insurer shall be provided as soon as practicable and no later than the provision of any notice under any **Underlying Insurance**.

IX. CLAIM PARTICIPATION

1. The **Insureds** shall not incur or consent to defense costs, admit or assume liability, stipulate or consent to any judgment, agree to any settlement or make any settlement offer with respect to a **Claim** which reasonably may attach to and be covered under this Policy without the Insurer's prior written consent, such consent not to be unreasonably withheld. The Insurer shall not be liable for any loss incurred by an **Insured** to the extent the loss results from such **Insured** incurring or consenting to defense costs, admitting or assuming liability, stipulating or consenting to any judgment, agreeing to any settlement or making any settlement offer without the Insurer's prior written consent.

2. The **Insureds** agree that they shall not knowingly take any action that increases the Insurer's exposure under this Policy.

3. The Insurer has the right, but not the obligation, at its sole discretion, to elect to participate in the investigation, settlement, prosecution or defense of any **Claim** reasonably likely to attach to and be covered under this Policy or any **Underlying Insurance,** even if the **Underlying Limits** have not been exhausted.

X. SUBROGATION AND RECOVERIES

1. As this Policy provides only excess coverage, the **Insureds'** and the Insurer's right of recovery against any natural person or organization may not be exclusively subrogated, however, in the event of any payment under this Policy, the Insurer shall be subrogated to all the **Insureds'** rights of recovery against any natural person or organization, and the **Insureds** shall execute and deliver instruments and papers and do whatever else is necessary to secure such rights.

2. Any amounts recovered after payment of loss hereunder shall be apportioned so that any interests, including those of the **Insureds,** that have paid an amount over and above any payment hereunder shall first be reimbursed first up to the amount paid by them. The Insurer shall then be reimbursed out of any remaining balance, up to the amount paid hereunder. The interests, including those of the **Insureds,** of which this coverage is in excess shall then be reimbursed for the amount of the residue, if any. Expenses necessary to the recovery of any such amounts shall be apportioned between the interests concerned, including those of the **Insureds,** in the ratio of their respective recoveries as finally settled.

XI. CHANGES

Notice to or knowledge possessed by any agent or other person acting on behalf of the Insurer shall not effect a waiver or a change in any part of this Policy or stop the Insurer from asserting any right under the provisions of this Policy, nor shall the provisions be waived or changed except by written endorsement issued to form a part of this Policy.

XII. COMPANY AUTHORIZATION

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The **Insureds** agree that the **Named Entity** will act on behalf of the **Insureds** with respect to giving all notices to the Insurer, receipt of notices from the Insurer, payment of premiums, receipt of any return premiums that may become due under this Policy, and the agreement to and acceptance of endorsements.

XIII. NO ACTION AGAINST INSURER

1. No action shall be taken against the Insurer unless, as a condition precedent, there shall have been full compliance with all the provisions of this Policy, nor until the amount of the **Insureds** obligation to pay shall have been finally determined either by final and non-appealable judgment against the **Insureds** after trial, or by written agreement of the **Insureds**, the claimant and the Insurer.

2. No person or organization shall have the right under this Policy to join the Insurer as a party to any **Claim** against the **Insureds** to determine the **Insureds'** liability, nor shall the Insurer be impleaded by the **Insureds** or their legal representatives in any such **Claim**.

XIV. ASSIGNMENT OF INTEREST

Assignment of interest under this Policy shall not bind the Insurer unless its consent is endorsed to this Policy.

XV. TERRITORY

Coverage shall apply worldwide.

XVI. HEADINGS

The section headings in this Policy are for expediency only and do not form a part of the terms and conditions of the Policy.

IN WITNESS WHEREOF, the Insurer has caused this Policy to be executed by its Chairman and Secretary, but this Policy shall not be binding upon us unless completed by the attachment of the Declarations.

Chairman Secretary

G-22075-B (Ed. 1/05)

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CNA

POLICYHOLDER NOTICE

Ethics and proper business conduct has been the cornerstone of CNA since 1897. While much has changed during the last century, our commitment to these core values has not wavered. We strongly believe that proper business conduct is more than the practice of avoiding wrong; it is also a matter of choosing to do right. Nowhere is this more essential than helping in the fight against terrorism. As such, we are committed to complying with U.S. Department of Treasury Office of Foreign Asset Control (OFAC) requirements.

Through a variety of laws, OFAC administers and enforces economic sanctions against countries and groups of individuals, such as terrorists and narcotics traffickers. These laws prohibit all United States citizens (including corporations and other entities) and permanent residents from engaging in transactions with sanctioned countries and with individuals and entities on the Specially Designated Nationals (SDN) list. Because all U.S. citizens and companies are subject to this law, we wanted to be sure you were aware of its scope and restrictions. If you haven't already done so, you may want to consider discussing this issue with your legal counsel to ensure you are in compliance.

For insurance companies, accepting premium from, issuing a policy to, insuring property of, or making a claim payment to an individual or entity that is the subject of U.S.-imposed economic sanctions or trade embargoes usually are violations of these laws and regulations. Fines for violating OFAC requirements can be substantial. CNA has established an OFAC compliance program part which includes the use of exclusionary policy language. We believe this makes good business sense for CNA and you.

Our records indicate that you have insurance coverage coming up for renewal with us. The purpose of this letter is to advise you that your renewal policy includes OFAC exclusionary policy language, which may reduce or eliminate certain coverage. Specifically, if it is determined that your policy violates certain Federal or State laws or regulations, such as the U.S. list of Specially Designated Nationals or Blocked Persons (organizations or individuals associated with terrorist groups), any term or condition of your policy will be null and void to the extent it violates the applicable laws or regulations of the United States.

We're sure you share our commitment to compliance and thank you for your cooperation.

Your policy language reads as follows:

ECONOMIC AND TRADE SANCTIONS CONDITION

The following condition is added to the Policy:

ECONOMIC AND TRADE SANCTIONS CONDITION

In accordance with laws and regulations of the United States concerning economic and trade embargoes, this policy is void from its inception with respect to any term or condition of this policy that violates any laws or regulations of the United States concerning economic and trade embargoes including, but not limited to the following:

1. Any insured under this Policy, or any person or entity claiming the benefits of such insured, who is or becomes a Specially Designated National or Blocked Person or who is otherwise subject to U.S. economic or trade sanctions;

2. Any claim or suit that is brought in a Sanctioned Country or by a Sanctioned Country Government, where any action in connection with such claim or suit is prohibited by U.S. economic or trade sanctions;

3. Any claim or suit that is brought by any Specially Designated National or Blocked Person or any person or entity who is otherwise subject to U.S. economic or trade sanctions;

ENDORSEMENT NUMBER: 1
POLICY NUMBER: 287042220
ISSUED TO: All Fidelity Funds

CNA

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

ECONOMIC AND TRADE SANCTIONS CONDITION

The following condition is added to the Policy:

ECONOMIC AND TRADE SANCTIONS CONDITION

In accordance with laws and regulations of the United States concerning economic and trade embargoes, this policy is void from its inception with respect to any term or condition of this policy that violates any laws or regulations of the United States concerning economic and trade embargoes including, but not limited to the following:

1. Any insured under this Policy, or any person or entity claiming the benefits of such insured, who is or becomes a Specially Designated National or Blocked Person or who is otherwise subject to U.S. economic or trade sanctions;
2. Any claim or suit that is brought in a Sanctioned Country or by a Sanctioned Country Government, where any action in connection with such claim or suit is prohibited by U.S. economic or trade sanctions;
3. Any claim or suit that is brought by any Specially Designated National or Blocked Person or any person or entity who is otherwise subject to U.S. economic or trade sanctions;
4. Property that is located in a Sanctioned Country or that is owned by, rented to or in the care, custody or control of a Sanctioned Country Government, where any activities related to such property are prohibited by U.S. economic or trade sanctions; or
5. Property that is owned by, rented to or in the care, custody or control of a Specially Designated National or Blocked Person, or any person or entity who is otherwise subject to U.S. economic or trade sanctions.

As used in this endorsement a Specially Designated National or Blocked Person is any person or entity that is on the list of Specially Designated Nationals and Blocked Persons issued by the U.S. Treasury Department's Office of Foreign Asset Control (O.F.A.C.) as it may be from time to time amended.

As used in this endorsement a Sanctioned Country is any country that is the subject of trade or economic embargoes imposed by the laws or regulations of the United States of America.

ENDORSEMENT NUMBER: 2
POLICY NUMBER: 287042220
ISSUED TO: All Fidelity Funds
EFFECTIVE DATE OF ENDORSEMENT:

This endorsement, which forms a part of and is for attachment to the Policy issued by the designated Insurers, takes effect on the effective date of said Policy at the hour stated in said Policy and expires concurrently with said Policy unless another effective date is shown above.

By Authorized Representative ______________________________
(No signature is required if this endorsement is issued with the Policy or if it is effective on the Policy Effective Date)

Arch
Insurance Group℠

ARCH INSURANCE COMPANY
(A Missouri Corporation)

Home Office Address:
3100 Broadway, Suite 511
Kansas City, MO 64111

Administrative Address:
One Liberty Plaza, 53rd Floor
New York, NY 10006
Tel: (800) 817-3252

EXCESS INSURANCE POLICY

UNLESS OTHERWISE PROVIDED IN THE UNDERLYING POLICY(IES), THIS POLICY APPLIES ONLY TO CLAIMS FIRST MADE AGAINST THE INSUREDS DURING THE POLICY PERIOD. THE LIMITS OF LIABILITY SHALL BE REDUCED BY AMOUNTS INCURRED AS DEFENSE COSTS AND EXPENSES.

DECLARATIONS

Terms appearing in **bold** in these Declarations are defined in the Policy.

Policy No.: IAP00342320-00

Item 1. **Named Entity:** All Fidelity Funds
Principal Address: 82 Devonshire Street, Mail Zone F3D
Boston, MA 02109

Item 2. **Policy Period:**
From: July 1, 2009 at 12:01 a.m. (local time at the address stated in Item 1.)
To: July 1, 2010 at 12:01 a.m. (local time at the address stated in Item 1.)

Item 3. Limit of Liability (inclusive of defense costs and expenses):

a.	Each **Claim**:	$5,000,000 p/o $15,000,000
b.	Maximum aggregate Limit of Liability for all **Claims** during the **Policy Period**:	$5,000,000 p/o $15,000,000

Item 4. **Followed Policy:**

Issuing Carrier:	American International Specialty Lines Insurance Company
Form:	FMR Funds Concentric Custom Policy
Policy Number:	02-381-03-35
Limit of Liability:	$15,000,000 Mutual Fund Concentric Program
Deductible or Self Insured Retention:	$250,000 Mutual Fund Concentric Program Per Claim SIR/$750,000 Aggregate/$100,000 maintenance retention
Issuing Carrier:	National Union Fire Insurance Company of Pittsburgh, Pa
Form:	FMR Funds Concentric Custom Policy
Policy Number:	02-381-30-77
Limit of Liability:	$15,000,000 Bond
Deductible or Self Insured Retention:	$400,000 Bond Per Claim

Item 5. **Underlying and Excess Insurer Policy(ies):**

	Issuing Company	Policy No.	Limits of Liability	Attachment
A. Primary Policy:				
	American International Specialty Lines Insurance Company	02-381-03-35	$15,000,000	
	National Union Fire Insurance Company of Pittsburgh, Pa	02-381-30-77	$15,000,000	
B. Underlying Excess Policy(ies)				
First Excess:	ACE American Insurance Company	DOX G23656280	$10,000,000	$15,000,000
	ACE American Insurance Company	DOX G21661612	$10,000,000	$15,000,000
Second Excess:	Everest Indemnity Insurance Company	FL5EE00035	$10,000,000	$25,000,000
	Everest Indemnity Insurance Company	FL5FD00012	$10,000,000	$25,000,000
Third Excess:	ICI Mutual Insurance Company, A Risk Retention Group	87153109D	$15,000,000	$35,000,000
	ICI Mutual Insurance Company, A Risk Retention Group	87153309B	$15,000,000	$35,000,000
Fourth Excess:	Endurance Specialty Insurance Ltd.	P008816002	$15,000,000	$50,000,000
	Endurance Specialty Insurance Ltd.	P006738004	$15,000,000	$50,000,000
Fifth Excess:	St. Paul Mercury Insurance Company	EC06901146	$10,000,000	$65,000,000
	St. Paul Fire and Marine Insurance	469PB0915	$10,000,000	$65,000,000
Sixth Excess:	Continental Casualty Company	287273571	$10,000,000	$75,000,000
	The Continental Insurance	287042220	$10,000,000	$75,000,000
C. Excess Insurer				
	Arch Insurance Co.	IAP0034320-00	$5,000,000 p/o $15,000,000	$85,000,000

Item 6. Premium: [redacted]

Premium Attributable to Terrorism Risk Insurance: [redacted]
(Included In Policy Premium ☒)
(In Addition To Policy Premium ☐)

Item 7. Endorsements Applicable to Coverage at Inception of Policy: (See attached Schedule of Forms and Endorsements.)

Item 8. Notices to **Excess Insurer:**

<u>Notice Of **Claim(s)** To Be Sent To:</u>

Arch Insurance Company
Executive Assurance Claims
10909 Mill Valley Road, Suite 210
P.O. Box 542033
Omaha, NE 68154
Phone: 877 688-ARCH (2724)
Fax: 866 266-3630
E-mail: Claims@ArchInsurance.com

<u>All Other Notices To Be Sent To:</u>

Executive Assurance
Executive Assurance Underwriting
One Liberty Plaza, 53rd Floor
New York, NY 10006
Fax: (212) 651-6499

THESE DECLARATIONS, TOGETHER WITH THE COMPLETED AND SIGNED APPLICATION FOR THIS POLICY, THE APPLICATIONS FOR ALL **UNDERLYING INSURANCE**, ALL MATERIALS SUBMITTED THEREWITH AND THE POLICY FORM ATTACHED HERETO, CONSTITUTE THE EXCESS INSURANCE POLICY.

The **Excess Insurer** has caused this Policy to be signed and attested to by its authorized officers, but it shall not be valid unless also signed by another duly authorized representative of the **Excess Insurer**.

Authorized Representative

December 30, 2009
Date

Martin J. Nilsen
Secretary

Mark D. Lyons
President

PAGE 116/225 * RCVD AT 3/2/2010 9:51:22 AM [Eastern Standard Time] * SVR:FAXBOSFM01WIN/7 * DNIS:3852408 * CSID:Fidelity * DURATION (mm-ss):132-26

SCHEDULE OF FORMS AND ENDORSEMENTS

INSURED:	All Fidelity Funds	**TERM:** July 01, 2009 **to** July 01, 2010
POLICY NUMBER:	IAP0034320-00	

ENDT. NO.	FORM NO.	TITLE
	00 DOX0112 00 04 03	EXCESS INSURANCE POLICY
1	00 DOX0047 00 01 03	PENDING AND PRIOR LITIGATION EXCLUSION
2	00 DOX0122 00 05 03	QUOTA-SHARE AMENDMENT OF DECLARATIONS
	00 ML0065 00 06 07	U.S. TREASURY DEPARTMENT'S OFFICE OF FOREIGN ASSETS CONTROL ("OFAC")
	00 MLT0027 00 01 08	TERRORISM COVERAGE DISCLOSURE NOTICE
	00 DOX0186 00 10 06	EXCESS POLICY ISSUANCE NOTICE

EXCESS INSURANCE POLICY

In consideration of the payment of the premium set forth in Item 6. of the Declarations of this Policy, and in reliance upon all statements made in the Application for this Policy, in the applications for all **Underlying Insurance** and in any other materials submitted to the Insurer designated in the Declarations of this Policy (hereinafter "the **Excess Insurer**"), which are incorporated into and constitute part of this Policy, and subject to the Limit of Liability set forth in Item 3. of the Declarations of this Policy, the **Excess Insurer** agrees with the **Insureds** as follows:

SECTION I

INSURING AGREEMENT.

A. The **Excess Insurer** shall provide the **Insureds** coverage for **Claims** in excess of the **Underlying Insurance**.

B. The insurance coverage afforded by this Policy shall apply only after exhaustion of the **Underlying Limit** solely as a result of actual payment, in legal currency, under the **Underlying Insurance** in connection with **Claim(s)** and after the **Insureds** shall have paid the full amount of any applicable deductible or self insured retentions.

C. Except with respect to premium and Limit of Liability and as provided in this Policy, the insurance coverage afforded by this Policy shall apply in conformance with the terms and conditions of the **Followed Policy** and in conformance with any terms and conditions further limiting or restricting coverage in this Policy or in any other **Underlying Insurance**. In no event shall this Policy grant broader coverage than that provided by the most restrictive policy included in the **Underlying Insurance**.

SECTION II

LIMIT OF LIABILITY.

A. The amount stated in Item 3.b. of the Declarations of this Policy shall be the maximum amount payable by the **Excess Insurer** on account of all **Claims** during the **Policy Period**.

B. All payments by the **Excess Insurer** in connection with a **Claim** shall be part of and not in addition to the Limit of Liability set forth in Item 3. of the Declarations of this Policy, and shall reduce such Limit of Liability.

SECTION III

DEFINITIONS.

All terms defined in this Policy appear in **bold**.

A. **Claim(s)** shall have the same meaning in this Policy as given to it in the **Followed Policy**.

B. **Insured(s)** means any person(s) or entity(ies) that are entitled to coverage under the **Followed Policy** at its inception.

C. **Followed Policy**, **Named Entity**, **Primary Policy**, **Policy Period** and **Underlying Excess Policies**, are as identified in the Declarations of this Policy.

D. **Underlying Insurance** means the **Primary Policy** and any **Underlying Excess Policies** listed in

Item 5. of the Declarations of this Policy.

E. **Underlying Limit** means an amount equal to the aggregate of all limits of liability for all **Underlying Insurance**, plus the deductible or self insured retention, if any, applicable under the **Primary Policy**.

SECTION IV

MAINTENANCE OF AND CHANGES TO **UNDERLYING INSURANCE**.

A. As a condition to the coverage of this Policy, the **Insureds** shall maintain all **Underlying Insurance** in full force and effect with solvent insurers during the **Policy Period**, except for reduction or exhaustion of the **Underlying Limit** by payment in connection with **Claims**.

B. In the event of depletion of the **Underlying Limit** by payment in connection with **Claim(s)**, this Policy shall, subject to the Limit of Liability stated in Item 3. of the Declarations of this Policy, continue to apply as excess insurance over the amount of insurance remaining under such **Underlying Insurance**.

C. In the event of exhaustion of all of the **Underlying Limit** by payment in connection with **Claim(s)**, this Policy shall, subject to the Limit of Liability stated in Item 3. of the Declarations of this Policy, continue in force as primary insurance subject to the terms and conditions and the deductible or self insured retention under the **Primary Policy**, which deductible or self insured retention shall be applied to any subsequent **Claim** in the same manner as specified in the **Primary Policy**.

D. This Policy shall drop down only in the event of reduction or exhaustion of all of the **Underlying Limit** by payment in connection with **Claim(s)**, and shall not drop down for any other reason including, but not limited to: (i) any exhaustion of a sublimit of any **Underlying Insurance**; or (ii) uncollectibility, in whole or in part, of any **Underlying Insurance** whether due to financial impairment or insolvency, liquidation, or for any other reason; or (iii) failure of the **Insured** to maintain any **Underlying Insurance**. The risk of any gaps in coverage or uncollectibility for any reason is expressly retained by the **Insured**, and is not assumed or insured by the **Excess Insurer**.

E. As a condition precedent to coverage under this Policy, the **Insureds** shall give to the **Excess Insurer** written notice and the full particulars of: (i) cancellation of any **Underlying Insurance**; (ii) reduction and or exhaustion of the **Underlying Limit**; (iii) additional or return premium in connection with any **Underlying Insurance**; (iv) any changes to the **Underlying Insurance** by rewrite, endorsement or otherwise; and (v) the initiation of any receivership, liquidation, dissolution, rehabilitation or similar proceeding by any regulatory authority or any other person or entity against the issuing company of any **Underlying Insurance**. Such notice shall be sent to the **Excess Insurer** immediately upon receipt of such notice by the **Named Entity** or any **Insured**.

F. In the event of any changes to any **Underlying Insurance** during the Policy Period, this Policy shall become subject to any such changes upon the effective date of the changes in the **Underlying Insurance** only if and to the extent that consent of the **Excess Insurer** is expressly endorsed hereon and provided that the **Insureds** shall pay any additional premium reasonably required by the **Excess Insurer** for such changes.

G. This Policy shall terminate immediately upon the termination of any **Underlying Insurance**, whether by the **Insured** or by the issuer of the **Underlying Insurance**. Notice of cancellation or non-renewal of all or part of the **Underlying Insurance** duly given by any such Insurer shall serve as notice of the cancellation or non-renewal of this Policy by the **Excess Insurer**. Return premium, if any, shall be as provided in Section VIII.C. below.

SECTION V

DUTIES IN THE EVENT OF A **CLAIM.**

A. With respect to any **Claim(s)** that, alone or combined, might result in payment pursuant to the insurance coverage afforded under this Policy, the **Insured** shall not admit liability and shall not agree to settle any **Claim** without the **Excess Insurer's** consent.

B. The **Insured** shall give notice under this Policy as provided in the **Followed Policy** and at the address shown in Item 8. of the Declarations of this Policy. Notice to the issuer of the **Followed Policy**, the **Primary Policy**, or any other **Underlying Insurer** shall not constitute notice to the **Excess Insurer**.

C. With respect to any **Claim(s)** that, alone or combined, might result in payment pursuant to the insurance coverage afforded under this Policy, no costs, charges or expenses for investigation or defense of any **Claim** shall be incurred, or settlements made, without the **Excess Insurer's** consent, such consent not to be unreasonably withheld.

D. If legal proceedings are begun, the **Insured** shall forward to the **Excess Insurer** a copy of each pleading or document received by the **Insured** or the **Insured's** representatives, together with copies of reports or investigations made by the **Insured** or the **Insured's** representatives with respect to such proceedings.

E. The **Excess Insurer** may, at its sole option, elect to effectively participate in the investigation, settlement or defense of any **Claim** against any **Insured** for matters covered by this Policy even if the **Underlying Limit** has not been exhausted. The **Excess Insurer** may, at its own expense, elect to appeal any judgment which may involve the insurance provided by this Policy.

SECTION VI

COOPERATION. The **Insured** shall give the **Excess Insurer** such information and cooperation as the **Excess Insurer** may reasonably require.

SECTION VII

SUBROGATION AND RECOVERIES. In the event of any payment under this Policy, the **Excess Insurer** shall be subrogated to all of the **Insureds'** rights of recovery against any person or organization, and the **Insured** shall execute and deliver all instruments and papers and do whatever else may be necessary to secure such rights.

Any amount recovered after payment under this Policy shall be apportioned in the inverse order of payment to the extent of actual payment. The expenses of all such recovery proceedings shall be apportioned in the same ratio as the recoveries.

SECTION VIII

CANCELLATION.

A. This Policy may be cancelled by the **Named Entity** at any time by written notice or by surrender of this Policy to the **Excess Insurer** at the address listed in Item 8. of the Declarations of this Policy, stating when thereafter the cancellation shall be effective.

B. Except as provided in Section IV.G. above, this Policy may be cancelled by or on behalf of the **Excess Insurer** by mailing or delivering to the **Named Entity** at the address shown in Item 1. of the Declarations of this Policy written notice stating when such cancellation shall be effective. Notice of cancellation will be provided at least ten (10) days before the effective date of cancellation if the **Excess Insurer** is cancelling this Policy for nonpayment of premium. Notice of cancellation will be

provided at least sixty (60) days before the effective date of cancellation if this Policy is cancelled for any other reason. The mailing of such notice shall be sufficient notice and the effective date of cancellation shall become the end of the **Policy Period**. Delivery of such notice shall be equivalent to mailing.

C. If this Policy is cancelled by the **Named Entity**, the **Excess Insurer** shall retain the customary short-rate portion of the premium. If this Policy is cancelled by the **Excess Insurer**, the **Excess Insurer** shall send the applicable portion of the pro-rata premium refund to the **Named Entity** at the address shown in Item 1. of the Declarations of this Policy. Premium adjustment may be made as soon as practicable after cancellation is effective and payment or tender of any unearned premium by the **Excess Insurer** shall not be a condition precedent to the effectiveness of cancellation.

SECTION IX

ASSIGNMENT. This Policy and any and all rights hereunder are not assignable without the prior written consent of the **Excess Insurer**.

SECTION X

NAMED ENTITY AUTHORIZATION CLAUSE. By acceptance of this Policy, the **Insureds** and the **Named Entity** agree that the **Named Entity** will act on behalf of all of the **Insureds** as well as the **Named Entity** with respect to the giving and receiving of all notices, the payment of premiums, and the receiving of any return premium that may become due.

SECTION XI

CAPTIONS. The headings or captions used in this Policy are for the purposes of reference only and shall not otherwise affect the meaning of this Policy.

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

PENDING AND PRIOR LITIGATION EXCLUSION (EXCESS)

In consideration of the premium charged, it is hereby understood and agreed that:

1. The **Excess Insurer** shall not be liable to make any payment in connection with a **Claim** arising out of, based upon or attributable to:

   a. any litigation, formal or informal investigations, administrative proceedings, claims, demands, arbitration, legal or quasi-legal proceedings, decrees or judgments against any **Insured** occurring prior to, or pending as of, August 1, 2008;

   b. any subsequent litigation, formal or informal investigations, administrative proceedings, claims, demands, arbitration, legal or quasi-legal proceedings, decrees or judgments against any **Insured** arising from or based on any matter alleged in such prior or pending litigation, formal or informal investigations, administrative proceedings, claims, demands, arbitration, legal or quasi-legal proceedings, decrees or judgments against any **Insured**; or

   c. any **Wrongful Act** which gave rise to such prior or pending litigation, formal or informal investigations, administrative proceedings, claims, demands, arbitration, legal or quasi-legal proceedings, decrees or judgments against any **Insured**, or any other **Wrongful Act** whenever occurring, which, together with a **Wrongful Act** described above, constitute **Interrelated Wrongful Acts**.

2. **"Wrongful Act"** means any actual or alleged breach of duty, neglect, error, misstatement, misleading statement, omission or act.

3. **"Interrelated Wrongful Acts"** means **Wrongful Acts** that have as a common nexus any fact, circumstance, situation, event, transaction, cause or series of causally connected facts, circumstances, situations, events, transactions or causes.

All other terms and conditions of this Policy remain unchanged.

Endorsement Number: 1

Policy Number: IAP0034320-00

Named Insured: All Fidelity Funds

This endorsement is effective on the inception date of this Policy unless otherwise stated herein:

Endorsement Effective Date: July 01, 2009

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

QUOTA-SHARE AMENDMENT OF DECLARATIONS (EXCESS)

In consideration of the premium charged, it is hereby understood and agreed that:

1. Item 3. of the Declarations is deleted and replaced by the following:

   Item 3. Total Quota Share Layer Limit of Liability: $15,000,000

   Maximum aggregate Limit of Liability for all **Claims** during the **Policy Period**.

   Subject to all of its terms and conditions, this Policy shall provide the **Insureds** coverage for **Claims** in excess of the **Underlying Insurance**, up to the maximum amount stated above. Any covered loss within the Total Limit of Liability stated above shall be paid *pro rata* by each of the insurers subscribing to this Policy in accordance with the proportion set forth in the Participation Agreement entered into by each such insurer. The participation of such insurers is set forth below in Item 5. of the Declarations. The obligations of such insurers who subscribe to the quota share arrangement are several and not joint, and are limited to the extent of their individual subscriptions. Therefore, none of the subscribing insurers is responsible for the obligation of any co-subscribing insurer.

   The **Excess Insurer's** participation is set forth at Item 9. of the Declarations. The **Excess Insurer** has full claims and underwriting control of this portion of the quota share arrangement and no action or omission by any of the co-subscribing insurers shall bind the **Excess Insurer** or be deemed a waiver of any coverage defense the **Excess Insurer** has under this Policy or available at law. The **Excess Insurer** shall act on its own behalf with respect to all other matters concerning this Policy, and no other insurer subscribing to the Policy may act on behalf of or bind the **Excess Insurer** with respect to the Policy terms or any matter concerning the Policy. All notices by the **Insureds** to the insurers under this Policy shall be provided to the **Excess Insurer** at the address specified in the Declarations.

2. The Declarations are amended by the addition of the following:

   Item 9. **Excess Insurer's** Quota-Share Participation: 33.33 %

   Excess Insurer's Limit of Liability: $5,000,000

   The **Excess Insurer** agrees to pay on behalf of the **Insureds** under the Policy that proportion of covered loss set forth above in the manner provided under Item 3. of the Declarations and in full conformance with all the terms and conditions of the Policy.

3. Item 5. of the Declarations is amended by adding the following:

   C. Quota Share Layer

   Attachment Point- $85,000,000

Quota Share Participant	**Policy Number**	**Limit of Liability**
Arch Insurance Company	IAP0034320-00	$5,000,000
AXIS Insurance Company	MBN 727586/01/2009 and MBN 741646/01/2009	$5,000,000

ACE American Insurance Company and Westchester Fire Insurance Company	DOX G24575044 001 and DOX G24580118 001	$5,000,000

4. Item 6. of the Declarations is deleted and replaced by the following:

Item 6. Total Quota Share Layer Premium: $273,930

Excess Insurer's Quota-Share Participation: 33.33 %

The Total Policy Premium is payable *pro rata* to each of the insurers subscribing to this Policy in accordance with the proportion set forth in its Participation Agreement.

All other terms and conditions of this Policy remain unchanged.

Endorsement Number: 2

Policy Number: IAP0034320-00

Named Insured: All Fidelity Funds

This endorsement is effective on the inception date of this Policy unless otherwise stated herein:

Endorsement Effective Date: July 01, 2009

U.S. TREASURY DEPARTMENT'S OFFICE OF FOREIGN ASSETS CONTROL ("OFAC") ADVISORY NOTICE TO POLICYHOLDERS

No coverage is provided by this Policyholder Notice nor can it be construed to replace any provisions of your policy. You should read your policy and review your Declarations page for complete information on the coverages you are provided.

This Notice provides information concerning possible impact on your insurance coverage due to directives issued by OFAC. **Please read this Notice carefully.**

The Office of Foreign Assets Control (OFAC) administers and enforces sanctions policy, based on Presidential declarations of "national emergency". OFAC has identified and listed numerous:

- Foreign agents;
- Front organizations;
- Terrorists;
- Terrorist organizations; and
- Narcotics traffickers;

as "Specially Designated Nationals and Blocked Persons". This list can be located on the United States Treasury's web site – http://www.treas.gov/ofac.

In accordance with OFAC regulations, if it is determined that you or any other insured, or any person or entity claiming the benefits of this insurance has violated U.S. sanctions law or is a Specially Designated National and Blocked Person, as identified by OFAC, this insurance will be considered a blocked or frozen contract and all provisions of this insurance are immediately subject to OFAC. When an insurance policy is considered to be such a blocked or frozen contract, no payments nor premium refunds may be made without authorization from OFAC. Other limitations on the premiums and payments also apply.

Includes copyrighted material of Insurance Services Office, Inc., with its permission.

TERRORISM COVERAGE DISCLOSURE NOTICE

TERRORISM COVERAGE PROVIDED UNDER THIS POLICY

The Terrorism Risk Insurance Act of 2002 and amendments thereto (collectively referred to as the "Act") established a program within the Department of the Treasury, under which the federal government shares, with the insurance industry, the risk of loss from future terrorist attacks. An act of terrorism is defined as any act certified by the Secretary of the Treasury, in concurrence with the Secretary of State and the Attorney General of the United States, to be an act of terrorism; to be a violent act or an act that is dangerous to human life, property or infrastructure; to have resulted in damage within the United States, or outside the United States in the case of an air carrier or vessel or the premises of a United States Mission; and to have been committed by an individual or individuals as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States Government by coercion.

In accordance with the Act we are required to offer you coverage for losses resulting from an act of terrorism **that is certified under the federal program** as an act of terrorism. The policy's other provisions will still apply to such an act. Your decision is needed on this question: do you choose to pay the premium for terrorism coverage stated in this offer of coverage, or do you reject the offer of coverage and not pay the premium? You may accept or reject this offer.

If your policy provides commercial property coverage, in certain states, statutes or regulations may require coverage for fire following an act of terrorism. In those states, if terrorism results in fire, we will pay for the loss or damage caused by that fire, subject to all applicable policy provisions including the Limit of Insurance on the affected property. Such coverage for fire applies only to direct loss or damage by fire to Covered Property. Therefore, for example, the coverage does not apply to insurance provided under Business Income and/or Extra Expense coverage forms or endorsements that apply to those coverage forms, or to Legal Liability coverage forms or Leasehold Interest coverage forms.

Your premium will include the additional premium for terrorism as stated in the section of this Notice titled DISCLOSURE OF PREMIUM.

DISCLOSURE OF FEDERAL PARTICIPATION IN PAYMENT OF TERRORISM LOSSES

The United States Government, Department of the Treasury, will pay a share of terrorism losses insured under the federal program. **The federal share equals 85% of that portion of the amount of such insured losses that exceeds the applicable insurer deductible during Program Year 2008 and each Program Year thereafter through 2014.**

DISCLOSURE OF CAP ON ANNUAL LIABILITY

If the aggregate insured terrorism losses of all insurers exceed $100,000,000,000 during any Program Year provided in the Act, the Secretary of the Treasury shall not make any payments for any portion of the amount of such losses that exceed $100,000,000,000, and if we have met our insurer deductible, we shall not be liable for the payment of any portion of such losses that exceeds $100,000,000,000.

DISCLOSURE OF PREMIUM

Your premium for terrorism coverage is: $0.00
Premium charged is for the policy period up to your policy expiration.
(This charge/amount is applied to obtain the final premium.)
You may choose to reject the offer by signing the statement below and returning it to us. Your policy will be changed to exclude the described coverage. If you chose to accept this offer, this form does not have to be returned.

REJECTION STATEMENT

I hereby decline to purchase coverage for certified acts of terrorism. I understand that an exclusion of certain terrorism losses will be made part of this policy.

______________________	All Fidelity Funds
Policyholder/Legal Representative/Applicant's Signature	Named Insured
______________________	Arch Insurance Company
Print Name of Policyholder/Legal Representative /Applicant	Insurance Company
Date:	Policy Number: IAP0034320-00

TERRORISM COVERAGE DISCLOSURE NOTICE

TERRORISM COVERAGE PROVIDED UNDER THIS POLICY

The Terrorism Risk Insurance Act of 2002 and amendments thereto (collectively referred to as the "Act") established a program within the Department of the Treasury, under which the federal government shares, with the insurance industry, the risk of loss from future terrorist attacks. An act of terrorism is defined as any act certified by the Secretary of the Treasury, in concurrence with the Secretary of State and the Attorney General of the United States, to be an act of terrorism; to be a violent act or an act that is dangerous to human life, property or infrastructure; to have resulted in damage within the United States, or outside the United States in the case of an air carrier or vessel or the premises of a United States Mission; and to have been committed by an individual or individuals as part of an effort to coerce the civilian population of the United States or to influence the policy or affect the conduct of the United States Government by coercion.

In accordance with the Act we are required to offer you coverage for losses resulting from an act of terrorism **that is certified under the federal program** as an act of terrorism. The policy's other provisions will still apply to such an act. Your decision is needed on this question: do you choose to pay the premium for terrorism coverage stated in this offer of coverage, or do you reject the offer of coverage and not pay the premium? You may accept or reject this offer.

If your policy provides commercial property coverage, in certain states, statutes or regulations may require coverage for fire following an act of terrorism. In those states, if terrorism results in fire, we will pay for the loss or damage caused by that fire, subject to all applicable policy provisions including the Limit of Insurance on the affected property. Such coverage for fire applies only to direct loss or damage by fire to Covered Property. Therefore, for example, the coverage does not apply to insurance provided under Business Income and/or Extra Expense coverage forms or endorsements that apply to those coverage forms, or to Legal Liability coverage forms or Leasehold Interest coverage forms.

Your premium will include the additional premium for terrorism as stated in the section of this Notice titled DISCLOSURE OF PREMIUM.

DISCLOSURE OF FEDERAL PARTICIPATION IN PAYMENT OF TERRORISM LOSSES

The United States Government, Department of the Treasury, will pay a share of terrorism losses insured under the federal program. **The federal share equals 85% of that portion of the amount of such insured losses that exceeds the applicable insurer deductible during Program Year 2008 and each Program Year thereafter through 2014.**

DISCLOSURE OF CAP ON ANNUAL LIABILITY

If the aggregate insured terrorism losses of all insurers exceed $100,000,000,000 during any Program Year provided in the Act, the Secretary of the Treasury shall not make any payments for any portion of the amount of such losses that exceed $100,000,000,000, and if we have met our insurer deductible, we shall not be liable for the payment of any portion of such losses that exceeds $100,000,000,000.

DISCLOSURE OF PREMIUM

Your premium for terrorism coverage is: $0.00
Premium charged is for the policy period up to your policy expiration.
(This charge/amount is applied to obtain the final premium.)
You may choose to reject the offer by signing the statement below and returning it to us. Your policy will be changed to exclude the described coverage. If you chose to accept this offer, this form does not have to be returned.

REJECTION STATEMENT

I hereby decline to purchase coverage for certified acts of terrorism. I understand that an exclusion of certain terrorism losses will be made part of this policy.

______________________	All Fidelity Funds
Policyholder/Legal Representative/Applicant's Signature	Named Insured
______________________	Arch Insurance Company
Print Name of Policyholder/Legal Representative /Applicant	Insurance Company
Date:	Policy Number: IAP0034320-00

AXIS Insurance Company

303 West Madison
Suite 500
Chicago, IL 60606

MU 7048 (Ed. 0306) Printed in USA

AXIS

SECUREXCESS DECLARATIONS

SUBJECT TO THE PROVISIONS OF THE UNDERLYING INSURANCE, THIS POLICY MAY ONLY APPLY TO CLAIMS FIRST MADE AGAINST THE INSUREDS DURING THE POLICY PERIOD. THE LIMITS OF LIABILITY AVAILABLE TO PAY DAMAGES OR SETTLEMENT AMOUNTS SHALL BE REDUCED AND MAY BE TOTALLY EXHAUSTED BY PAYMENT OF DEFENSE COSTS. PLEASE READ THIS POLICY CAREFULLY.

COMPANY: Axis Insurance Company

POLICY NUMBER: MBN727586/01/2009

Item 1. **Policyholder:**
All Fidelity Funds
82 Devonshire Street
Mailstop V6D
Boston, MA 02109

Item 2. **Policy Period:**
a. Inception Date July 1, 2009
b. Expiration Date July 1, 2010
Both dates at 12:01 a.m. at the address listed in Item 1.

Item 3. Limits of Liability (inclusive of defense costs):

a. Maximum aggregate Limit of Liability for each **Claim**:

$5,000,000 representing 33%** part of $15,000,000 excess of $85,000,000 of **Underlying Insurance**

b. Maximum aggregate Limit of Liability for all **Claim(s)** during the **Policy Period** for all **Insurance Products**:

$5,000,000 representing 33%** part of $15,000,000 excess of $85,000,000 of **Underlying Insurance**

33% represents the Insurer's participation on a quota share basis of $0.33 of each dollar of limit of liability and premium expressed hereon and payments hereunder for this layer of insurance; subject always to the Insurer's maximum aggregate Limit of Liability for all **Claims for all **Insurance Products** of $5,000,000.

Item 4. **Underlying Insurance** and **Insurance Products**: See Endorsement No. 1

Item 5. Endorsements Attached at Inception: SE1000, MU1013, SE0427, MU7042 & MU7048.

Item 6. Notices to **Insurer**:

Notice of **Claim(s)** To Be Sent To:
Axis Financial Insurance Solutions Claims
Address: Connell Corporate Park
300 Connell Drive
P.O. Box 357
Berkeley Heights, NJ 07922-0357

All Other Notices To Be Sent To:
Axis Financial Insurance Solutions
Address: Connell Corporate Park
300 Connell Drive
P.O. Box 357
Berkeley Heights, NJ 07922-0357

Item 7. Pending or Prior Claim Date: N/A

Item 8. Terrorism Coverage Premium: N/A

The **Insurer** has caused this Policy to be signed and attested by its authorized officers, but it shall not be valid unless also signed by another duly authorized representative of the **Insurer**.

Authorized Representative	January 29, 2010 Date

Gregory W. Springer **President**	**Andrew Weissert** **Secretary**

SECUREXCESS POLICY

In consideration of the payment of the premium, and in reliance on all statements made in the application(s) for this Policy and the **Underlying Insurance** and all information provided to the **Insurer** and any or all of the **Underlying Insurers**, and subject to the provisions of this Policy, the **Insurer** and the **Policyholder**, on its own behalf and on behalf of all **Insureds**, agree as follows.

I. INSURING AGREEMENT

With respect to each **Insurance Product**, the **Insurer** shall provide the **Insureds** with insurance during the **Policy Period** excess of all applicable **Underlying Insurance**. Except as specifically set forth in the provisions of this Policy, the insurance afforded hereunder shall apply in conformance with the provisions of the applicable **Primary Policy** and, to the extent coverage is further limited or restricted thereby, to any other applicable **Underlying Insurance**. In no event shall this Policy grant broader coverage than would be provided by the most restrictive policy constituting part of the applicable **Underlying Insurance**.

The insurance afforded under this Policy shall apply only after all applicable **Underlying Insurance** with respect to an **Insurance Product** has been exhausted by actual payment under such **Underlying Insurance**, and shall only pay excess of any retention or deductible amounts provided in the **Primary Policy** and other exhausted **Underlying Insurance**.

II. DEFINITIONS

A. **Claim(s)** means the event(s) which take place during the **Policy Period** and which trigger(s) coverage under the insuring agreement(s) of the **Underlying Insurance.**

B. **Insurance Product** means each separate type of insurance identified as an **"Insurance Product"** in Endorsement No. 1 to this Policy.

C. **Insured(s)** means any person(s) or entity(ies) that may be entitled to coverage under the **Primary Policy** at its inception.

D. **Insurer** means the company identified as **"Insurer"** in the Declarations.

E. **Policy Period** means the period from the inception date to the expiration date of this Policy stated in Item 2. in the Declarations, or its earlier cancellation or termination date, if any.

F. **Policyholder** means the person(s) or entity(ies) identified in Item 1. in the Declarations.

G. **Primary Policy** means the specific policy identified as the **"Primary Policy"** under the applicable **Insurance Product** listed in Endorsement No. 1 to this Policy.

H. **Sublimit** means any **Underlying Limits** which:

1. applies only to a particular grant of coverage under such **Underlying Insurance**; and
2. reduces and is part of the otherwise applicable limits of liability of such **Underlying Insurance** set forth in Item 4 of the Declarations.

I. **Underlying Insurance** means each insurance policy which constitutes all or part of an **Insurance Product**, as scheduled in Endorsement No. 1 to this Policy.

J. **Underlying Insurers** means any or all of the companies who issued the policies of **Underlying Insurance.**

K. **Underlying Limits** means, with respect to each **Insurance Product**, an amount equal to the aggregate of all limits of liability for each **Insurance Product** stated in Endorsement No. 1 to this Policy, plus the

uninsured retention or deductible, if any, applicable to the **Primary Policy** under such **Insurance Product**.

III. CONDITIONS OF COVERAGE

A. For purposes of determining when insurance under this Policy shall attach and the limitations under which such insurance shall apply:

1. All of the **Underlying Insurance** in effect as of the inception date of the **Policy Period** shall be maintained in full effect with solvent insurers throughout the **Policy Period** except for any reduction or exhaustion of the **Underlying Limits** as provided in Section IV. below; and

2. All **Insureds** shall comply fully with all of the provisions of this Policy.

B. As a condition precedent to coverage under this Policy, the **Insured** shall give to the **Insurer** as soon as practicable, but in no event later than thirty (30) days thereafter, written notice and the full particulars of i) the exhaustion of the aggregate limit of liability of any **Underlying Insurance**, ii) any **Underlying Insurance** not being maintained in full effect during the **Policy Period**, or iii) an **Underlying Insurer** becoming subject to a receivership, liquidation, dissolution, rehabilitation or similar proceeding or being taken over by any regulatory authority.

C. If during the **Policy Period** the provisions of the **Primary Policy** are changed in any manner, as a condition precedent to coverage under this Policy, the **Insured** shall give written notice to the **Insurer** of the full particulars of such change as soon as practicable but in no event later than thirty (30) days following the effective date of such change. No amendment to any **Primary Policy** or **Underlying Insurance** during the **Policy Period** shall be effective in broadening or extending the coverage afforded by this Policy or extending or increasing the limits of liability afforded by this Policy unless the Insurer so agrees in writing. The Insurer may, in its sole discretion, condition its agreement to follow any changes to the **Primary Policy** or the **Underlying Insurance** on the **Insured** paying any additional premium required by the **Insurer** for such change.

As soon as practicable, but in no event later than thirty (30) days thereafter, the **Policyholder** must give the **Insurer** written notice of any additional or return premiums charged or allowed in connection with any **Underlying Insurance.**

IV. REDUCTION OR EXHAUSTION OF UNDERLYING LIMITS

A. If the **Underlying Limits** are partially reduced solely due to actual payment under the **Underlying Insurance**, this Policy shall continue to apply as excess insurance over the remaining **Underlying Limits.**

B. If the **Underlying Limits** are wholly exhausted solely due to actual payment under the **Underlying Insurance**, this Policy shall continue to apply as primary insurance with respect to the applicable **Insurance Product(s)** and the retention or deductible, if any, applicable under the **Primary Policy(ies)** shall apply under this Policy.

C If any **Underlying Limits** are subject to a **Sublimit** then coverage hereunder shall not apply to any **Claim** which is subject to such **Sublimit**, provided however, that the **Underlying Limit** shall be recognized hereunder as depleted to the extent of any payment of such **Claim** subject to such **Sublimit.**

V. LIMITS OF LIABILITY

A. The amount stated in Item 3.a. in the Declarations shall be the maximum limit of the **Insurer's** liability for each **Claim** under the applicable **Primary Policy**, and shall be the maximum amount payable by the **Insurer** under this Policy for a single **Claim**, which amount shall be part of, and not in addition to, the amount stated in Item 3.b. in the Declarations.

B. The amount stated in Item 3.b. in the Declarations shall be the maximum aggregate amount payable by the **Insurer** under this Policy with respect to all **Claims** during the **Policy Period** for all **Insurance Products**.

C. This Policy does not provide coverage for any **Claim** not covered by the **Underlying Insurance**, and shall drop down only to the extent that payment is not made under the **Underlying Insurance** solely by reason of exhaustion of the **Underlying Insurance** through payments thereunder, and shall not drop down for any other reason. If any **Underlying Insurer** fails to make payments under such **Underlying Insurance** for any reason whatsoever, including without limitation the insolvency of such **Underlying Insurer**, then the **Insureds** shall be deemed to have retained any such amounts which are not so paid. If the **Underlying Insurance** is not so maintained, the **Insurer** shall not be liable under this Policy to a greater extent than it would have been had such **Underlying Insurance** been so maintained.

D. Payment by the **Insurer** of any amount, including but not limited to defense costs, shall reduce the limits of liability available under this Policy.

VI. SETTLEMENTS AND DEFENSE

A. No **Insured** under this Policy may, without the **Insurer's** prior written consent, which consent shall not be unreasonably withheld, admit liability for or settle any matter for which insurance may be sought under this Policy.

B. The **Insurer** may, at its sole discretion, elect to participate in the investigation, defense and/or settlement of any claim under this Policy, regardless of whether the applicable **Underlying Insurance** has been exhausted.

C. The **Insured**, and not the **Insurer**, has the duty to defend all **Claims** under this Policy.

VII. SUBROGATION

A. In the event of payment under this Policy, the **Insurer** shall be subrogated to all rights of recovery of each and all **Insureds** against any person or organization, and the **Insureds** shall do whatever is necessary to secure those rights to the satisfaction of the **Insurer**, including the execution of such documents necessary to enable the **Insurer** effectively to bring suit in the name of such **Insureds**.

B. Any amount recovered after payment under this Policy and any **Underlying Insurance** policies shall be apportioned among the Insurer and the **Underlying Insurers** net of the expense of such recovery in the reverse order of actual payment. The expenses attendant to such recovery shall be apportioned among those benefiting from the recovery in proportion to the amount of benefit to each party.

VIII. AUTHORIZATION

Except as stated in paragraph IX.A. below, the **Policyholder** shall be the sole agent of all **Insureds** with respect to all matters, including but not limited to giving and receiving notices and other communications, effecting or accepting any endorsements to or notices of cancellation of this Policy, the payment of premium and the receipt of any return premiums.

IX. NOTICE

A. With respect to any **Claim,** situation that could give rise to a **Claim**, or other matter as to which insurance may be sought under this Policy, the **Policyholder** or any **Insured** must give the **Insurer** written notice contemporaneously with and in the identical manner required by the applicable **Primary Policy.**

B. All notices under this Policy shall be sent to the **Insurer** at the address set forth in Item 6. in the Declarations.

X. MODIFICATION, CANCELLATION AND NONRENEWAL

A. No modification of this Policy shall be effective unless made by endorsement signed by an authorized representative of the **Insurer**.

B. The **Policyholder** may cancel this Policy at any time by written notice stating when thereafter such cancellation is to be effective.

C. The **Insurer** may cancel this Policy only for nonpayment of premium, and only by delivering or mailing to the **Policyholder** written notice stating when, not less than ten (10) days thereafter, such cancellation shall become effective. The delivery or mailing of such notice shall be sufficient proof thereof and this Policy and the **Policy Period** shall terminate at the date and hour specified in the notice.

D. The **Insurer** shall refund the unearned premium, computed at the customary short rate, if the Policy is cancelled by the **Policyholder**.

E. The **Insurer** shall have no obligation to renew this Policy upon its expiration. If the **Insurer** decides not to renew this Policy, the **Insurer** shall provide written notice to the **Policyholder** by messenger, express delivery or first class mail at least sixty (60) days prior to the expiration of the Policy.

XI. EXCLUSIONS

The **Insurer** shall not be liable for any amount in any **Claim** taking place during the **Policy Period** and arising under any **Insurance Product**, which is based upon, arising out of, directly or indirectly resulting from, in consequence of or in any way involving:

A. Any demand, suit or other proceeding pending, or order, decree or judgment entered, against any **Insured** on or prior to the Pending or Prior Claim Date set forth in Item 7 of the Declarations or any wrongful act, fact, circumstance or situation underlying or alleged therein; or

B. Any other wrongful act, fact, circumstance or situation whenever occurring, which together with a wrongful act, fact, circumstance or situation described in (a) above are causally or logically interrelated by a common nexus.

Endorsement No. 1

Effective date of this endorsement: 12:01 a.m. on: July 1, 2009
To be attached to and form part of Policy Number: MBN727586/01/2009
Issued to: All Fidelity Funds
By: Axis Insurance Company

SCHEDULE OF UNDERLYING INSURANCE AND INSURANCE PRODUCTS

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

This endorsement modifies insurance provided under the following:

SECUREXCESS POLICY

The Schedule of **Underlying Insurance** and **Insurance Products** is as follows:

A. Insurance Product: Investment Company Bond

1. **Primary Policy**

Insurer	Policy Number	Limits	Policy Period
National Union Fire Insurance Company of Pittsburgh, Pa	02-381-30-77	$15,000,000	07/01/2009 - 07/01/2010

2. Other Underlying Policies

Insurer	Policy Number	Limits	Policy Period
Westchester Fire Insurance Company	DOX G21661612 004	$10,000,000	07/01/2009 - 07/01/2010
Everest Indemnity Insurance Company	FL5FD00012	$10,000,000	07/01/2009 - 07/01/2010
ICI Mutual Insurance Company	87153109D	$15,000,000	07/01/2009 - 07/01/2010
Endurance Specialty Insurance Ltd	P006738004	$15,000,000	07/01/2009 - 07/01/2010
St. Paul Fire and Marine Insurance Company	469PB0915	$10,000,000	07/01/2009 - 07/01/2010
Continental Casualty Company	287042220	$10,000,000	07/01/2009 - 07/01/2010

All other provisions remain unchanged.

Authorized Representative

January 29, 2010

Date

Endorsement No. 2

Effective date of this endorsement: 12:01 a.m. on July 1, 2009
To be attached to and form part of Policy Number: MBN727586/01/2009
Issued to: All Fidelity Funds
By: Axis Insurance Company

TIE IN LIMITS ENDORSEMENT

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

This endorsement modifies insurance provided under the following:

SECUREXCESS POLICY

In consideration of the premium charged, the **Insureds** and the Insurer hereby agree that this Policy has been issued in conjunction with *Axis Insurance Company - MBN741646/01/2009* (the "Other Policy(ies)") with the intention that this Policy and all the Other Policy(ies) would share a single aggregate limit of liability. Accordingly, any payments by the Insurer under this Policy shall reduce, and possibly exhaust, the limit of liability available for the payment of claims under the Other Policy(ies).

Similarly, any payments by the Insurer or an affiliate thereof under the Other Policy(ies) shall reduce and possibly exhaust the limit of liability available for the payment of **Claims** under this Policy.

In all events, the Insurer's maximum limit of liability under this Policy is *$5,000,000*. Additionally, when the sum total of **Claims** paid under this Policy and claims under the Other Policy(ies), equals *$5,000,000*, then the Insurer's obligations under this Policy as well as all of the Other Policy(ies) shall be completed fulfilled and extinguished.

All other provisions remain unchanged.

William C. [signature]
Authorized Representative

January 29, 2010
Date

Endorsement No. 3

Effective date of this endorsement: 12:01 a.m. on July 1, 2009
To be attached to and form part of Policy Number: MBN727586/01/2009
Issued to: All Fidelity Funds
By: Axis Insurance Company

MASSACHUSETTS AMENDATORY ENDORSEMENT

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

This endorsement modifies insurance provided under the following:

SECUREXCESS POLICY

1. Section **X. MODIFICATION, CANCELLATION AND NONRENEWAL**, paragraph **B.** is amended by the addition of the following:

   Such notice of cancellation shall be delivered or mailed by first class mail, postage prepaid.

2. Section **X. MODIFICATION, CANCELLATION AND NONRENEWAL**, paragraph **C.** is deleted and replaced by the following:

   The **Insurer** may cancel this Policy only for nonpayment of premium, and only by delivering or mailing to the **Policyholder** written notice stating when, not less than ten (10) days thereafter, such cancellation shall become effective. The notice of cancellation shall be delivered to the **Policyholder**, or be left at its last address as shown on the **Insurer's** records or, if its records contain no such address, at its last address known to the **Insurer**, or be mailed to the address of the **Policyholder** by first class mail, postage prepaid. No written notice of cancellation shall be deemed effective when mailed by the **Insurer** unless the **Insurer** obtains a certificate of mailing receipt from the U.S. Postal Service showing the name and address of the **Policyholder** as stated in the Policy. The affidavit of any officer, agent or employee of the **Insurer**, duly authorized for that purpose, that such notice has been served shall be prima facie evidence that cancellation has been duly effected. If the Policy is made payable to a mortgagee or any person other than the **Policyholder**, notice must also be given to the mortgagee or other person in the manner provided above.

All other provisions remain unchanged.

Authorized Representative

January 29, 2010

Date

Endorsement No. 4

Effective date of this endorsement: 12:01 a.m. on July 1, 2009
To be attached to and form part of Policy Number: MBN727586/01/2009
Issued to: All Fidelity Funds
By: Axis Insurance Company

POLICYHOLDER NOTICE – MASSACHUSETTS

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

This endorsement modifies insurance provided under the following:

SECUREXCESS POLICY

IMPORTANT NOTICE TO ALL MASSACHUSETTS POLICYHOLDERS:

In the event of a complaint, please contact us at:

Axis U.S. Insurance
Legal Department
11680 Great Oaks Way
Suite 500
Alpharetta, Georgia 30022
Fax No.: 1 (678) 746-9317

If you have been unable to contact or obtain satisfaction from the Insurer, you may contact the Massachusetts Division of Insurance to obtain information or make a complaint at:

Commonwealth of Massachusetts
Division of Insurance
One South Station, 5th Floor
Boston, MA 02110-2208

☐ ACE American Insurance Company
☒ Westchester Fire Insurance Company

Excess Liability Insurance Policy Declarations

This Policy is issued by the stock insurance company listed above (herein "Insurer").

UNLESS OTHERWISE PROVIDED IN THE FOLLOWED POLICY, THIS POLICY IS A CLAIMS MADE POLICY WHICH COVERS ONLY CLAIMS FIRST MADE AGAINST THE INSUREDS DURING THE POLICY PERIOD. PLEASE READ THIS POLICY CAREFULLY.

Policy No. DOX G24580118 001		
Item 1.	Insured Company: Principal Address:	All Fidelity Funds 82 Devonshire Street, V6D Boston, MA 02109-3605
Item 2.	Coverages Provided:	Excess Mutal Fund Concentric Bond Program
Item 3.	Followed Policy: Insurer: Policy number:	Manually Issue Policy National Union Fire Insurance Company of Pittsburgh, PA. 02-381-30-77
Item 4.	Policy Period From 12:01 A.M. 07/01/2009 To 12:01 A.M. 07/01/2010 (Local time at the address shown in Item 1.)	
Item 5.	Aggregate Limit of Liability: $5,000,000 part of $15,000,000 for all Loss under all Coverages combined.	
Item 6.	Premium: [redacted] Discovery Period Premium:_____% of the Policy Period Premium	

© ACE USA, 2005

Item 7. NOTICE TO INSURER

A. Notice of Claim, Wrongful Act or Loss:

ACE USA Claims
P.O Box 25159t
Lehigh Valley, PA 18002-5159
Fax Number: 877-746-4641

B. All other notices:

ACE USA, Professional Risk
Attention: Chief Underwriting Officer
140 Broadway, 40th Floor
New York, NY 10005

Item 8. Schedule of Underlying Policies:

Insurer	Policy Number	Limits	Primary or Excess	Policy Period
National Union Fire Insurance Company of Pittsburgh, PA.	02-381-30-77	15,000,000	Primary	07/01/2009 – 07/01/2010

THESE DECLARATIONS, TOGETHER WITH THE COMPLETED AND SIGNED APPLICATION AND THE POLICY FORM ATTACHED HERETO, CONSTITUTE THE INSURANCE POLICY.

RB Portwood

ROBERT B. PORTWOOD, Vice President

Authorized Representative

Date October 14, 2009
MO/DAY/YR.

© ACE USA, 2005

☐ ACE American Insurance Company
☒ Westchester Fire Insurance Company

Excess Liability Insurance Policy

I. INSURING CLAUSE

In consideration of the payment of the premium and in reliance upon all statements made in the application including the information furnished in connection therewith, and subject to all terms, definitions, conditions, exclusions and limitations of this policy, the Insurer agrees to provide insurance coverage to the Insureds in accordance with the terms, definitions, conditions, exclusions and limitations of the Followed Policy, except as otherwise provided herein.

II. LIMIT OF LIABILITY

A. It is expressly agreed that liability for any covered Loss shall attach to the Insurer only after the insurers of the Underlying Policies shall have paid, in the applicable legal currency, the full amount of the Underlying Limit and the Insureds shall have paid the full amount of the uninsured retention, if any, applicable to the primary Underlying Policy. The Insurer shall then be liable to pay only covered Loss in excess of such Underlying Limit up to its Aggregate Limit of Liability as set forth in Item 5 of the Declarations, which shall be the maximum aggregate liability of the Insurer under this policy with respect to all Loss on account of all Claims in the Policy Period irrespective of the time of payment by the Insurer.

B. In the event and only in the event of the reduction or exhaustion of the Underlying Limit by reason of the insurers of the Underlying Policies paying, in the applicable legal currency, Loss otherwise covered hereunder, then this policy shall, subject to the Aggregate Limit of Liability set forth in Item 5 of the Declarations: (i) in the event of reduction, pay excess of the reduced Underlying Limit, and (ii) in the event of exhaustion, continue in force as primary insurance; provided always that in the latter event this policy shall only pay excess of the retention applicable to the exhausted primary Underlying Policy, which retention shall be applied to any subsequent Loss in the same manner as specified in such primary Underlying Policy.

C. Notwithstanding any of the terms of this policy which might be construed otherwise, this policy shall drop down only in the event of reduction or exhaustion of the Underlying Limit and shall not drop down for any other reason including, but not limited to, uncollectibility (in whole or in part) of any Underlying Limits. The risk of uncollectibility of such Underlying Limits (in whole or in part) whether because of financial impairment or insolvency of an underlying insurer or for any other reason, is expressly retained by the Insureds and is not in any way or under any circumstances insured or assumed by the Insurer.

III. DEFINITIONS

A. The terms "Claim" and "Loss" have the same meanings in this policy as are attributed to them in the Followed Policy. The terms "Insurer", "Followed Policy", "Underlying Policies", "Policy Period" and "Aggregate Limit of Liability" have the meanings attributed to them in the Declarations.

B. The term "Insureds " means those individuals and entities insured by the Followed Policy.

C. The term "Policy Period" means the period set forth in Item 4 of the Declarations, subject to prior termination.

D. The term "Underlying Limit" means an amount equal to the aggregate of all limits of liability as set forth in Item 8 of the Declarations for all Underlying Policies, plus the uninsured retention, if any, applicable to the Underlying Policy.

IV. UNDERLYING INSURANCE

© ACE USA, 2005

A. This policy is subject to the same representations as are contained in the Application for any Underlying Policy and the same terms, definitions, conditions, exclusions and limitations (except as regards the premium, the limits of liability, the policy period and except as otherwise provided herein) as are contained in or as may be added to the Followed Policy and, to the extent coverage is further limited or restricted thereby, to any other Underlying Policies. In no event shall this policy grant broader coverage than would be provided by any of the Underlying Policies.

B. It is a condition of this policy that the Underlying Policies shall be maintained in full effect with solvent insurers during the Policy Period except for any reduction or exhaustion of the aggregate limits contained therein by reason of Loss paid thereunder (as provided for in Section II (B) above). If the Underlying Policies are not so maintained, the Insurer shall not be liable under this policy to a greater extent than it would have been had such Underlying Policies been so maintained.

C. If during the Policy Period or any Discovery Period the terms, conditions, exclusions or limitations of the Followed Policy are changed in any manner, the Insureds shall as a condition precedent to their rights to coverage under this policy give to the Insurer written notice of the full particulars thereof as soon as practicable but in no event later than 30 days following the effective date of such change. This policy shall become subject to any such changes upon the effective date of the changes in the Followed Policy, provided that the Insureds shall pay any additional premium reasonably required by the Insurer for such changes.

D. As a condition precedent to their rights under this policy, the Insureds shall give to the Insurer as soon as practicable written notice and the full particulars of (i) the exhaustion of the aggregate limit of liability of any Underlying Policy, (ii) any Underlying Policy not being maintained in full effect during the Policy Period, or (iii) an insurer of any Underlying Policy becoming subject to a receivership, liquidation, dissolution, rehabilitation or similar proceeding or being taken over by any regulatory authority.

V. GENERAL CONDITIONS

A. Discovery Period Premium: If the Insureds elect a discovery period or extended reporting period ("Discovery Period") as set forth in the Followed Policy following the cancellation or non-renewal of this policy, the Insureds shall pay to the Insurer the additional premium set forth in Item 6 of the Declarations.

B. Application of Recoveries: All recoveries or payments recovered or received subsequent to a Loss settlement under this policy shall be applied as if recovered or received prior to such settlement and all necessary adjustments shall then be made between the Insureds and the Insurer, provided always that the foregoing shall not affect the time when Loss under this policy shall be payable.

C. Notice: All notices under this policy shall be given as provided in the Followed Policy and shall be properly addressed to the appropriate party at the respective address as shown in the Declarations.

D. Cooperation: The Insureds shall give the Insurer such information and cooperation as it may reasonably require.

E. Claim Participation: The Insurer shall have the right, but not the duty, and shall be given the opportunity to effectively associate with the Insureds in the investigation, settlement or defense of any Claim even if the Underlying Limit has not been exhausted.

F. Changes and Assignment: Notice to or knowledge possessed by any person shall not effect waiver or change in any part of this policy or stop the Insurer from asserting any right under the terms of this policy. The terms, definitions, conditions, exclusions, and limitations of this policy shall not be waived or changed, and no assignment of any interest under this policy shall bind the Insurer, except as provided by endorsement issued to form a part hereof, signed by the Insurer or its authorized representative.

G. Headings: The descriptions in the headings and sub-headings of this policy are inserted solely for convenience and do not constitute any part of the terms or conditions hereof.

© ACE USA, 2005

Named Insured **All Fidelity Funds**			Rider Number **1**
Policy Symbol **DOX**	Policy Number **G24580118 001**	Policy Period **07/01/2008 to 07/01/2009**	Effective Date of Endorsement **07/01/2009**
Issued By (Name of Insurance Company) **Westchester Fire Insurance Company**			

SIGNATURES

THE ONLY SIGNATURES APPLICABLE TO THIS POLICY ARE THOSE REPRESENTING THE COMPANY NAMED ON THE FIRST PAGE OF THE DECLARATIONS.

By signing and delivering the policy to you, we state that it is a valid contract.

INDEMNITY INSURANCE COMPANY OF NORTH AMERICA
436 Walnut Street, P.O. Box 1000, Philadelphia, Pennsylvania 19106-3703

BANKERS STANDARD FIRE AND MARINE COMPANY
436 Walnut Street, P.O. Box 1000, Philadelphia, Pennsylvania 19106-3703

BANKERS STANDARD INSURANCE COMPANY
436 Walnut Street, P.O. Box 1000, Philadelphia, Pennsylvania 19106-3703

ACE INDEMNITY INSURANCE COMPANY
436 Walnut Street, P.O. Box 1000, Philadelphia, Pennsylvania 19106-3703

ACE AMERICAN INSURANCE COMPANY
436 Walnut Street, P.O. Box 1000, Philadelphia, Pennsylvania 19106-3703

ACE PROPERTY AND CASUALTY INSURANCE COMPANY
436 Walnut Street, P.O. Box 1000, Philadelphia, Pennsylvania 19106-3703

INSURANCE COMPANY OF NORTH AMERICA
436 Walnut Street, P.O. Box 1000, Philadelphia, Pennsylvania 19106-3703

PACIFIC EMPLOYERS INSURANCE COMPANY
436 Walnut Street, P.O. Box 1000, Philadelphia, Pennsylvania 19106-3703

ACE FIRE UNDERWRITERS INSURANCE COMPANY
436 Walnut Street, P.O. Box 1000, Philadelphia, Pennsylvania 19106-3703

George D Mulligan
GEORGE D. MULLIGAN, Secretary

JOHN J. LUPICA, President

WESTCHESTER FIRE INSURANCE COMPANY
1325 Avenue of the Americas, 19th Floor, New York, NY 10019

George D Mulligan
GEORGE D. MULLIGAN, Secretary

Dennis A. Crosby Jr.
DENNIS A. CROSBY, JR., President

RB Pintwood
Authorized Agent

CC-1K11e (02/06) Ptd. in U.S.A.

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

Named Insured **All Fidelity Funds**			Rider Number **2**
Policy Symbol **DOX**	Policy Number **G24580118 001**	Policy Period **07/01/2008 to 07/01/2009**	Effective Date of Endorsement **07/01/2009**
Issued By (Name of Insurance Company) **Westchester Fire Insurance Company**			

EXCESS ENDORSEMENT

In consideration of the premium paid, Section IV, **UNDERLYING INSURANCE**, subsection C is amended by adding the following:

If the terms, definitions, conditions, exclusion or limitations of the Followed Policy are changed in any manner during the Policy Period of this policy, or differ in any respect from the binders for such Followed Policy:

1. It is a condition precedent to coverage under this policy that the Insureds give to the Insurer written notice as soon as practicable of the full particulars thereof. If such written notice is not provided, such changes shall not apply to this Policy. If such written notice is provided,

2. Such changes shall apply to this policy upon the effective date of the changes to the Followed Policy only if the Insureds pay any reasonable additional premium required by the Insurer.

All other terms and conditions of the **Bond** remain unchanged.

RB Portwood

ROBERT B. PORTWOOD, Vice President

Authorized Representative

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

Named Insured			Rider Number
All Fidelity Funds			**3**
Policy Symbol **DOX**	Policy Number **G24580118 001**	Policy Period **07/01/2008 to 07/01/2009**	Effective Date of Endorsement **07/01/2009**
Issued By (Name of Insurance Company) **Westchester Fire Insurance Company**			

AMEND TO EXCESS BOND FORM

It is agreed that the form is amended as follows:

1. Wherever the term "policy" appears, it shall be replaced by the term "crime insurance bond."
2. The first four lines of the Declarations Page are deleted in their entirety and the following is inserted:

   This Bond is issued by the stock insurance company listed above (herein "Insurer").

3. Any reference to a Discovery Period Premium, including within Item 6 of the Declarations, is deleted in its entirety.

4. Item 7 of the Declarations is deleted in its entirety and the following is inserted;

   Notice To Insurer

   ACE USA, Professional Risk
   140 Broadway, 40th Floor
   New York, NY 10005

5. Wherever the term "uninsured retention" appears, it shall be replaced by the term "deductible."

6. The last sentence of Section II, Limit Of Liability, subsection A, is deleted in its entirety and the following is inserted:

   The Insurer shall then be liable to pay only covered Loss in excess of such Underlying Limit up to its Aggregate Limit of Liability as set forth in Item 5 of the Declarations, which shall be the maximum aggregate liability of the Insurer under this bond with respect to all Loss on account of all claims or occurrences otherwise covered during the Bond Period irrespective of the time of payment by the Insurer.

7. The first sentence of Section III, Definitions, subsection A, is deleted in its entirety.

8. Section III, Definitions, subsection D, is amended by replacing the phrase "inapplicable to the Underlying Policy" with "applicable to the Followed Policy".

9. Section IV, Underlying Insurance, subsection C, is deleted in its entirety and the following is inserted:

   If during the Bond Period the terms, conditions, exclusions or limitations of the Followed Bond are changed in any manner, or differ in any respect from the binders for such Followed Bond, the Insureds shall as a condition precedent to their rights to coverage under this bond give to the Insurer written notice of the full particulars thereof as soon as practicable but in no event later than 30 days following the effective date of such change. This bond shall become subject to any such changes upon the effective date of the changes in the Followed Bond, provided that the Insureds shall pay any additional premium reasonably required by the Insurer for such changes.

10. Section V, General Conditions, subsections A and E, are deleted in their entirety.

RB Portwood

All other terms and conditions of this form remain unchanged

ROBERT B. PORTWOOD, Vice President
Authorized Representative

©ACE USA, 2009

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

Named **All Fidelity Funds**			Ridert Number **4**
Policy Symbol **DOX**	Policy Number **G24580118 001**	Policy Period **07/01/2008 to 07/01/2009**	Effective Date of Endorsement **07/01/2009**
Issued By (Name of Insurance Company) **Westchester Fire Insurance Company**			

TIE-IN OF LIMITS

It is agreed that:

1. Section 1, Insuring Clause, is amended to add the following:

   However, the Insurer shall not follow any term or condition of the Followed Bond or any Underlying Bond that ties-in or otherwise reduces the limit of liability of the Followed Bond or any Underlying Bond as a result of loss under another policy issued by the insurer of such policy, or any affiliate thereof, including but not limited to Endorsement #4 – Tie In of Limits Endorsement of the Followed Bond.

2. Section II, Limit of Liability, is amended to add the following:

   Notwithstanding any terms or conditions of this bond which might be construed otherwise, the maximum aggregate liability of the Insurer and any of its affiliates under this bond and the XS FMR Funds Policy, or any direct or indirect renewal or replacement thereof, combined, for all XS FMR Funds Loss, shall be $5,000,000. Any XS FMR Funds Loss paid under the XS FMR Funds Policy shall reduce by such amount the available Limit of Liability for XS FMR Funds Loss under this bond, and any XS FMR Funds Loss paid under this bond shall reduce by such amount the available Limit of Liability under the XS FMR Funds Policy. Nothing in this paragraph shall serve to increase the aggregate Limit of Liability of this bond or the XS FMR Funds Policy, which shall be the maximum liability of the Insurer under the applicable bond or policy.

   For the purpose of this Section II, the following definitions apply:

   - XS FMR Funds Policy means Excess Policy No.G24575044 001 issued to ACE American Insurance Company
   - XS FMR Funds Loss means otherwise covered Loss for Claims made against Insureds under this bond, and for otherwise covered loss for claims made against such insureds under the XS FMR Funds PolicyBond.

   However, this policy shall recognize the reduction or exhaustion of the limit of liability of the Followed Bond or any Underlying Bond because of the tie-in or other reduction of the limit of liability as a result of loss under another policy issued by the insurer of such policy, or any affiliate thereof, as set forth in Endorsement #4 – Tie In of Limits Endorsement of the Followed Bond.

All other terms and conditions of this bond remain unchanged.

RB Portwood

ROBERT B. PORTWOOD, Vice President

Authorized Representative

© ACE USA, 2009

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

Named **All Fidelity Funds**			Rider Number **5**
Policy Symbol **DOX**	Policy Number **G24580118 001**	Policy Period **07/01/2008 to 07/01/2009**	Effective Date of Endorsement **07/01/2009**
Issued By (Name of Insurance Company) **Westchester Fire Insurance Company**			

UNDERLYING INSURER OR INSUREDS LIABLE TO PAY ENDORSEMENT

It is agreed that this Policy is amended as follows:

A. The first sentence of Section II, **LIMIT OF LIABILITY**, subsection A, is deleted in its entirety and the following is inserted:

It is expressly agreed that liability for any covered Loss shall attach to the Insurer only after:

1. the insurer(s) of the Underlying Policies; or
2. the Insureds: (a) pursuant to an agreement with the insurer(s) of the Underlying Policies; or (b) because of the financial insolvency of the insurer(s) of the Underlying Policies;

shall have paid, in the applicable legal currency, the full amount of the Underlying Limit and the Insureds shall have paid the full amount of the uninsured retention, if any, applicable to the primary Underlying Policy. Nothing in this subsection shall preclude the Insurer of this Policy from considering any of the other terms, conditions, limitations and exclusions of this Policy, the Followed Policy, or any Underlying Policy, in determining whether any Loss is covered under this Policy. Any payments by the Insureds shall be subject to the same terms and conditions for any such payments by the insurer(s) of the Underlying Policies. Any such payments by the Insureds in any Claim shall not be recognized as reducing or exhausting the Underlying Limits for any other Claim.

B. Section II, **LIMIT OF LIABILITY**, subsection B, is deleted in its entirety and the following is inserted:

In the event and only in the event of the reduction or exhaustion of the Underlying Limit by reason of the insurer(s) of the Underlying Policy paying, or the Insureds, pursuant to subsection A above, paying, in the applicable legal currency, Loss otherwise covered hereunder, then this Policy shall, subject to the Aggregate Limit of Liability set forth in Item 5 of the Declarations: (i) in the event of reduction, pay excess of the reduced Underlying Limit, and (ii) in the event of exhaustion, continue in force as primary insurance; provided always that in the latter event this Policy shall only pay excess of the retention applicable to the exhausted primary Underlying Policy, which retention shall be applied to any subsequent Loss in the same manner as specified in such primary Underlying Policy. Nothing in this subsection shall preclude the Insurer of this Policy from considering any of the other terms, conditions, limitations and exclusions of this Policy, the Followed Policy, or any Underlying Policy, in determining whether any Loss is covered under this Policy. Any payments by the Insureds shall be subject to the same terms and conditions for any such payments by the insurer(s) of the Underlying Policies. Any such payments by the Insureds in any Claim shall not be recognized as reducing or exhausting the Underlying Limits for any other Claim.

C. Section IV, **UNDERLYING INSURANCE**, is amended by adding the following subsection:

- Notwithstanding anything in this Policy to the contrary, in the event any insurer of an Underlying Policy reaches an agreement with the Insureds for such insurer to pay covered Loss in an amount less than such insurer's limit of liability, the Insurer of this Policy shall not be liable for any greater percentage of Loss under this Policy than such insurer of such Underlying Policy is liable for, subject to the Aggregate Limit of Liability set forth in the Declarations and the remaining terms and conditions of this Policy. The Insureds agree to provide to the Insurer of this Policy a copy of such agreement. The Insurer of this Policy shall recognize payment by the Insureds pursuant to an agreement between the Insured and the Insurer(s) of the Underlying Policies only if such agreement is limited to issues of coverage under such Underlying Policies, and no other coverage issues, premium amounts, terms or conditions of any other policy.

D. Section III, **DEFINITIONS**, is amended by adding the following:

- "Financially Insolvent" means the status of an insurer resulting from (1) the appointment by any state or federal official, agency or court of any receiver, conservator, liquidator, trustee, rehabilitator or similar official to take control of, supervise, manage or liquidate the insurer, or (2) the insurer becoming a debtor-in-possession.

All other terms and conditions of this Policy remain unchanged.

RB Portwood

ROBERT B. PORTWOOD, Vice President

Authorized Representative

© 2006

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

Named Insured			Rider Number
All Fidelity Funds			**6**
Policy Symbol **DOX**	Policy Number **G24580118 001**	Policy Period **07/01/2008 to 07/01/2009**	Effective Date of Endorsement **07/01/2009**
Issued By (Name of Insurance Company) **Westchester Fire Insurance Company**			

CO-SURETY ENDORSEMENT

It is agreed that the Bond is amended as follows:

1. The term "Underwriter" as used in the Bond shall be construed to mean, unless otherwise specified in this endorsement, all the companies executing the Bond.

2. Each of said companies shall be liable only for such proportion of any Single Loss under the Bond as the amount underwritten by such company as specified in the schedule forming a part hereof, bears to the Aggregate Limit of Liability of the Bond, but in no event shall any of said companies be liable for an amount greater than that underwritten by it.

3. In the absence of a request from any of said companies to pay premiums directly to it, premiums for the Bond may be paid to the Controlling Company for the account of all of said companies.

4. In the absence of a request from any of said companies that notice of claim and proof of loss be given to or filed directly with it, the giving of such notice to and the filing of such proof with the Controlling Company shall be deemed to be in compliance with the conditions of the Bond for the giving of notice of loss and the filing of proof of loss, if given and filed in accordance with said conditions.

5. The Controlling Company may give notice in accordance with the terms of the Bond, terminating or canceling the Bond as an entirety or as to any Employee, and any notice so given shall terminate or cancel the liability of all of said companies as an entirety or as to such Employee, as the case may be.

6. Any company other than the Controlling Company may give notice in accordance with the terms of the Bond, terminating or canceling the entire liability of such other company under the Bond or as to any Employee.

7. In the absence of a request from any of said companies that notice of termination or cancellation by the Insured of the Bond in its entirety be given to or filed directly with it, the giving of such notice in accordance with the terms of the Bond to the Controlling Company shall terminate or cancel the liability of all of said companies as an entirety. The Insured may terminate or cancel the entire liability of any company, other than the Controlling Company, under the Bond by giving notice of such termination or cancellation to such other company, and shall send copy of such notice to the Controlling Company.

8. In the event of the termination or cancellation of the Bond as an entirety, no company shall be liable to the Insured for a greater proportion of any return premium due the Insured than the amount underwritten by such company bears to the Aggregate Limit of Liability of the Bond.

9. In the event of the termination or cancellation of the Bond as to any company, such company alone shall be liable to the Insured for any return premium due the Insured on account of such termination or cancellation. The termination or cancellation of the Bond as to any company other than the Controlling Company shall not terminate, cancel or otherwise affect the liability of the other companies under the Bond.

©ACE USA, 2008

Underwritten for the sum of $ 5,000,000 Westchester Fire Insurance Company (Controlling Company)

except as follows: By: JOHN J. LUPICA, President

Attest: ______________________

Underwritten for the sum of $ ________
except as follows: By: ______________________

Attest: ______________________

Underwritten for the sum of $ ________
except as follows: By: ______________________

Attest: ______________________

All other terms and conditions of this Bond remain unchanged.

©ACE USA, 2008

THIS ENDORSEMENT CHANGES THE POLICY. PLEASE READ IT CAREFULLY.

Named Insured			Rider Number
All Fidelity Funds			**7**
Policy Symbol **DOX**	Policy Number **G24580118 001**	Policy Period **07/01/2008 to 07/01/2009**	Effective Date of Endorsement **07/01/2009**
Issued By (Name of Insurance Company) **Westchester Fire Insurance Company**			

TRADE OR ECONOMIC SANCTIONS ENDORSEMENT

This insurance does not apply to the extent that trade or economic sanctions or other laws or regulations prohibit us from providing insurance, including, but not limited to, the payment of claims.

All other terms and conditions of **Bond** remain unchanged.

RB Portwood

ROBERT B. PORTWOOD, Vice President

Authorized Agent

ace usa

U.S. Treasury Department's Office Of Foreign Assets Control ("OFAC") Advisory Notice to Policyholders

This Policyholder Notice shall not be construed as part of your policy and no coverage is provided by this Policyholder Notice nor can it be construed to replace any provisions of your policy. You should read your policy and review your Declarations page for complete information on the coverages you are provided.

This Notice provides information concerning possible impact on your insurance coverage due to directives issued by OFAC. **Please read this Notice carefully.**

The Office of Foreign Assets Control (OFAC) administers and enforces sanctions policy, based on Presidential declarations of "national emergency". OFAC has identified and listed numerous:

- Foreign agents;
- Front organizations;
- Terrorists;
- Terrorist organizations; and
- Narcotics traffickers;

as "Specially Designated Nationals and Blocked Persons". This list can be located on the United States Treasury's web site – http//www.treas.gov/ofac.

In accordance with OFAC regulations, if it is determined that you or any other insured, or any person or entity claiming the benefits of this insurance has violated U.S. sanctions law or is a Specially Designated National and Blocked Person, as identified by OFAC, this insurance will be considered a blocked or frozen contract and all provisions of this insurance are immediately subject to OFAC. When an insurance policy is considered to be such a blocked or frozen contract, no payments nor premium refunds may be made without authorization from OFAC. Other limitations on the premiums and payments also apply.

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ACE Producer Compensation
Practices & Policies

ACE believes that policyholders should have access to information about ACE's practices and policies related to the payment of compensation to brokers and independent agents. You can obtain that information by accessing our website at http://www.aceproducercompensation.com or by calling the following toll-free telephone number: 1-866-512-2862.

ALL-20887 (10/06)

Board Resolution

(Excerpt from minutes of July 16, 2009 Fidelity Fixed Income and Asset Allocation Funds Board meeting)

Upon motion duly made and seconded, and by the vote of the full Board, it was unanimously

VOTED: That the terms and cost of the funds' bond coverage for the period July 1, 2009 through June 30, 2010, as set forth in the June 9, 2009 Board memorandum, be, and it hereby is, ratified, confirmed and approved, after being determined to be reasonable in form and amount, taking into consideration factors deemed relevant by the Board, including, among others, the value of the aggregate assets of the Fund to which any covered person may have access, the arrangements for the custody and safekeeping of such assets, the nature of the securities in the portfolio of the Fund, and the number of covered parties and the nature of their business activities; and that the officers of the Fund be, and they hereby are, authorized to take all appropriate steps to place said bond coverage, subject to review of the form by counsel to the funds and counsel to the Independent Trustees.

Board Resolution
(Excerpt from minutes of June 16, 2009 Fidelity Equity and High Income Funds Board meeting)

Upon motion duly made and seconded, and by the vote of the full Board, it was unanimously

VOTED: That the terms and cost of the funds' bond coverage for the period July 1, 2009 through June 30, 2010, as detailed in the June 9, 2009 Board memorandum, be, and it hereby is, approved, after being determined to be reasonable in form and amount, taking into consideration factors deemed relevant by the Board, including, among others, the value of the aggregate assets of the Fund to which any covered person may have access, the arrangements for the custody and safekeeping of such assets, the nature of the securities in the portfolio of the Fund, and the number of covered parties and the nature of their business activities; and that the officers of the Fund be, and they hereby are, authorized to take all appropriate steps to place said bond coverage, subject to review of the form by counsel to the funds and counsel to the Independent Trustees.

Joint Insured Statement

I, Jason Duffy, under authority of the Fidelity Investments mutual funds, do hereby attest that the following statement is true and accurate:

The amount of the single insured bond which each trust would have to maintain if they were not named as insureds under a joint insured bond is reflected in the attached report entitled, "FIDELITY 17g CALCULATION (as of 12/31/2009)"

J. R. Duffy
Jason Duffy
Vice President, Insurance & Risk Management
FMR LLC

2-23-2010
Date

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
Fidelity Advisor Series I					
14	Fidelity Advisor Series I	Fidelity Value Strategies Fund	255,149,121		
14	Fidelity Advisor Series I	Fidelity Advisor Value Strategies Fund: Class T	351,103,006		
14	Fidelity Advisor Series I	Fidelity Advisor Value Strategies Fund: Class A	213,805,414		
14	Fidelity Advisor Series I	Fidelity Advisor Value Strategies Fund: Class B	40,484,167		
14	Fidelity Advisor Series I	Fidelity Advisor Value Strategies Fund: Institutional	43,843,385		
14	Fidelity Advisor Series I	Fidelity Value Strategies Fund: Class K	28,329,485		
14	Fidelity Advisor Series I	Fidelity Advisor Value Strategies Fund: Class C	45,266,655		
80	Fidelity Advisor Series I	Fidelity Advisor Equity Income Fund: Class B	87,238,810		
80	Fidelity Advisor Series I	Fidelity Advisor Equity Income Fund: Class T	1,263,973,930		
80	Fidelity Advisor Series I	Fidelity Advisor Equity Income Fund: Class A	828,916,396		
80	Fidelity Advisor Series I	Fidelity Advisor Equity Income Fund: Institutional	1,084,670,029		
80	Fidelity Advisor Series I	Fidelity Advisor Equity Income Fund: Class C	164,909,667		
86	Fidelity Advisor Series I	Fidelity Advisor Equity Growth Fund: Class T	1,296,237,537		
86	Fidelity Advisor Series I	Fidelity Advisor Equity Growth Fund: Class C	145,141,771		
86	Fidelity Advisor Series I	Fidelity Advisor Equity Growth Fund: Institutional	1,025,999,061		
86	Fidelity Advisor Series I	Fidelity Advisor Equity Growth Fund: Class B	70,687,884		
86	Fidelity Advisor Series I	Fidelity Advisor Equity Growth Fund: Class A	656,734,415		
150	Fidelity Advisor Series I	Fidelity Advisor Equity Value Fund: Class A	37,012,720		
150	Fidelity Advisor Series I	Fidelity Advisor Equity Value Fund: Class B	7,150,613		
150	Fidelity Advisor Series I	Fidelity Advisor Equity Value Fund: Institutional	6,261,622		
150	Fidelity Advisor Series I	Fidelity Advisor Equity Value Fund: Class T	30,292,114		
150	Fidelity Advisor Series I	Fidelity Advisor Equity Value Fund: Class C	11,893,029		

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
161	Fidelity Advisor Series I	Fidelity Advisor Floating Rate High Income Fund:	43,743,453		
161	Fidelity Advisor Series I	Fidelity Advisor Floating Rate High Income Fund:	540,444,415		
161	Fidelity Advisor Series I	Fidelity Advisor Floating Rate High Income Fund:	460,013,935		
161	Fidelity Advisor Series I	Fidelity Floating Rate High Income Fund: Retail Class	2,408,407,823		
161	Fidelity Advisor Series I	Fidelity Advisor Floating Rate High Income Fund:	139,982,037		
161	Fidelity Advisor Series I	Fidelity Advisor Floating Rate High Income Fund:	352,982,157		
218	Fidelity Advisor Series I	Fidelity Advisor High Income Advantage Fund: Class B	65,332,063		
218	Fidelity Advisor Series I	Fidelity Advisor High Income Advantage Fund:	1,274,585,108		
218	Fidelity Advisor Series I	Fidelity Advisor High Income Advantage Fund: Class T	698,467,079		
218	Fidelity Advisor Series I	Fidelity Advisor High Income Advantage Fund: Class A	721,267,186		
218	Fidelity Advisor Series I	Fidelity Advisor High Income Advantage Fund: Class C	188,632,606		
219	Fidelity Advisor Series I	Fidelity Advisor Balanced Fund: Class A	230,831,856		
219	Fidelity Advisor Series I	Fidelity Advisor Balanced Fund: Class C	64,773,191		
219	Fidelity Advisor Series I	Fidelity Advisor Balanced Fund: Class T	655,247,510		
219	Fidelity Advisor Series I	Fidelity Advisor Balanced Fund: Institutional Class	26,606,065		
219	Fidelity Advisor Series I	Fidelity Advisor Balanced Fund: Class B	28,952,132		
223	Fidelity Advisor Series I	Fidelity Advisor Growth Opportunities Fund: Class T	1,098,075,254		
223	Fidelity Advisor Series I	Fidelity Advisor Growth Opportunities Fund: Class A	246,768,864		
223	Fidelity Advisor Series I	Fidelity Advisor Growth Opportunities Fund: Class C	38,448,111		
223	Fidelity Advisor Series I	Fidelity Advisor Growth Opportunities Fund:	27,340,968		
223	Fidelity Advisor Series I	Fidelity Advisor Growth Opportunities Fund: Class B	21,265,476		
267	Fidelity Advisor Series I	Fidelity Advisor Strategic Growth Fund: Class A	7,383,942		
267	Fidelity Advisor Series I	Fidelity Advisor Strategic Growth Fund: Class B	2,369,143		

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
267	Fidelity Advisor Series I	Fidelity Advisor Strategic Growth Fund: Class T	7,153,507		
267	Fidelity Advisor Series I	Fidelity Advisor Strategic Growth Fund: Class C	3,192,466		
267	Fidelity Advisor Series I	Fidelity Advisor Strategic Growth Fund: Institutional	105,655		
272	Fidelity Advisor Series I	Fidelity Advisor Growth & Income Fund: Class A	256,906,561		
272	Fidelity Advisor Series I	Fidelity Advisor Growth & Income Fund: Institutional	1,035,822,706		
272	Fidelity Advisor Series I	Fidelity Advisor Growth & Income Fund: Class T	202,359,976		
272	Fidelity Advisor Series I	Fidelity Advisor Growth & Income Fund: Class B	27,331,362		
272	Fidelity Advisor Series I	Fidelity Advisor Growth & Income Fund: Class C	63,939,677		
294	Fidelity Advisor Series I	Fidelity Advisor Small Cap Fund: Institutional Class	1,046,761,639		
294	Fidelity Advisor Series I	Fidelity Advisor Small Cap Fund: Class C	318,391,378		
294	Fidelity Advisor Series I	Fidelity Advisor Small Cap Fund: Class A	1,303,322,156		
294	Fidelity Advisor Series I	Fidelity Advisor Small Cap Fund: Class T	1,339,166,294		
294	Fidelity Advisor Series I	Fidelity Advisor Small Cap Fund: Class B	91,580,833		
316	Fidelity Advisor Series I	Fidelity Advisor Leveraged Company Stock Fund:	855,373,599		
316	Fidelity Advisor Series I	Fidelity Advisor Leveraged Company Stock Fund:	1,512,562,869		
316	Fidelity Advisor Series I	Fidelity Advisor Leveraged Company Stock Fund:	556,897,406		
316	Fidelity Advisor Series I	Fidelity Advisor Leveraged Company Stock Fund:	142,782,598		
316	Fidelity Advisor Series I	Fidelity Advisor Leveraged Company Stock Fund:	715,318,235		
348	Fidelity Advisor Series I	Fidelity Advisor Fifty Fund: Class C	10,524,520		
348	Fidelity Advisor Series I	Fidelity Advisor Fifty Fund: Institutional Class	3,746,427		
348	Fidelity Advisor Series I	Fidelity Advisor Fifty Fund: Class T	16,517,308		
348	Fidelity Advisor Series I	Fidelity Advisor Fifty Fund: Class A	24,233,795		
348	Fidelity Advisor Series I	Fidelity Advisor Fifty Fund: Class B	5,834,351		

PAGE 161/225 * RCVD AT 3/2/2010 9:51:22 AM [Eastern Standard Time] * SVR:FAXBOSFM01WIN/7 * DNIS:3852408 * CSID:Fidelity * DURATION (mm-ss):132-26

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
374	Fidelity Advisor Series I	Fidelity Advisor High Income Fund: Class C	100,056,390		
374	Fidelity Advisor Series I	Fidelity Advisor High Income Fund: Class B	32,244,827		
374	Fidelity Advisor Series I	Fidelity Advisor High Income Fund: Class A	288,652,321		
374	Fidelity Advisor Series I	Fidelity Advisor High Income Fund: Institutional Class	262,230,433		
374	Fidelity Advisor Series I	Fidelity Advisor High Income Fund: Class T	114,169,085		
531	Fidelity Advisor Series I	Fidelity Advisor Mid Cap Fund: Class C	188,885,062		
531	Fidelity Advisor Series I	Fidelity Advisor Mid Cap Fund: Class B	129,616,632		
531	Fidelity Advisor Series I	Fidelity Advisor Mid Cap Fund: Class T	1,543,512,182		
531	Fidelity Advisor Series I	Fidelity Advisor Mid Cap Fund: Class A	920,357,234		
531	Fidelity Advisor Series I	Fidelity Advisor Mid Cap Fund: Institutional Class	326,169,112		
534	Fidelity Advisor Series I	Fidelity Advisor Large Cap Fund: Class A	110,673,209		
534	Fidelity Advisor Series I	Fidelity Advisor Large Cap Fund: Class C	25,250,323		
534	Fidelity Advisor Series I	Fidelity Advisor Large Cap Fund: Institutional Class	942,085,338		
534	Fidelity Advisor Series I	Fidelity Advisor Large Cap Fund: Class B	22,030,104		
534	Fidelity Advisor Series I	Fidelity Advisor Large Cap Fund: Class T	88,192,859		
671	Fidelity Advisor Series I	Fidelity Real Estate High Income Fund	385,367,966		
714	Fidelity Advisor Series I	Fidelity Advisor Dividend Growth Fund: Class C	129,752,531		
714	Fidelity Advisor Series I	Fidelity Advisor Dividend Growth Fund: Class T	317,954,182		
714	Fidelity Advisor Series I	Fidelity Advisor Dividend Growth Fund: Class A	252,508,039		
714	Fidelity Advisor Series I	Fidelity Advisor Dividend Growth Fund: Class B	70,503,749		
714	Fidelity Advisor Series I	Fidelity Advisor Dividend Growth Fund:	69,190,395		
721	Fidelity Advisor Series I	Fidelity Advisor Dynamic Capital Appreciation Fund:	55,580,201		
721	Fidelity Advisor Series I	Fidelity Advisor Dynamic Capital Appreciation Fund:	190,956,355		

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FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
721	Fidelity Advisor Series I	Fidelity Advisor Dynamic Capital Appreciation Fund:	140,025,326		
721	Fidelity Advisor Series I	Fidelity Advisor Dynamic Capital Appreciation Fund:	22,521,557		
721	Fidelity Advisor Series I	Fidelity Advisor Dynamic Capital Appreciation Fund:	216,903,908		
1316	Fidelity Advisor Series I	Fidelity Advisor Value Fund: Class B	5,169,403		
1316	Fidelity Advisor Series I	Fidelity Advisor Value Fund: Institutional Class	5,648,403		
1316	Fidelity Advisor Series I	Fidelity Advisor Value Fund: Class C	10,423,701		
1316	Fidelity Advisor Series I	Fidelity Advisor Value Fund: Class A	43,548,072		
1316	Fidelity Advisor Series I	Fidelity Advisor Value Fund: Class T	21,531,298		
1359	Fidelity Advisor Series I	Fidelity Advisor Mid Cap II Fund: Class T	417,692,689		
1359	Fidelity Advisor Series I	Fidelity Advisor Mid Cap II Fund: Institutional Class	535,813,349		
1359	Fidelity Advisor Series I	Fidelity Advisor Mid Cap II Fund: Class A	790,794,000		
1359	Fidelity Advisor Series I	Fidelity Advisor Mid Cap II Fund: Class B	73,200,973		
1359	Fidelity Advisor Series I	Fidelity Advisor Mid Cap II Fund: Class C	217,132,273		
				35,643,190,004	**2,500,000**
Fidelity Advisor Series VII					
177	Fidelity Advisor Series VII	Fidelity Advisor Health Care Fund: Class C	66,887,670		
177	Fidelity Advisor Series VII	Fidelity Advisor Health Care Fund: Class T	111,760,065		
177	Fidelity Advisor Series VII	Fidelity Advisor Health Care Fund: Institutional Class	14,604,282		
177	Fidelity Advisor Series VII	Fidelity Advisor Health Care Fund: Class A	193,126,450		
177	Fidelity Advisor Series VII	Fidelity Advisor Health Care Fund: Class B	29,778,053		
183	Fidelity Advisor Series VII	Fidelity Advisor Financial Services Fund:	4,494,985		
183	Fidelity Advisor Series VII	Fidelity Advisor Financial Services Fund: Class T	35,703,787		
183	Fidelity Advisor Series VII	Fidelity Advisor Financial Services Fund: Class C	30,428,699		

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
183	Fidelity Advisor Series VII	Fidelity Advisor Financial Services Fund: Class B	12,462,713		
183	Fidelity Advisor Series VII	Fidelity Advisor Financial Services Fund: Class A	73,042,573		
184	Fidelity Advisor Series VII	Fidelity Advisor Industrials Fund: Class A	150,435,590		
184	Fidelity Advisor Series VII	Fidelity Advisor Industrials Fund: Class C	45,255,257		
184	Fidelity Advisor Series VII	Fidelity Advisor Industrials Fund: Institutional Class	15,198,768		
184	Fidelity Advisor Series VII	Fidelity Advisor Industrials Fund: Class B	28,070,997		
184	Fidelity Advisor Series VII	Fidelity Advisor Industrials Fund: Class T	58,059,679		
185	Fidelity Advisor Series VII	Fidelity Advisor Consumer Discretionary Fund:	6,905,526		
185	Fidelity Advisor Series VII	Fidelity Advisor Consumer Discretionary Fund: Class T	7,432,710		
185	Fidelity Advisor Series VII	Fidelity Advisor Consumer Discretionary Fund: Class A	16,243,168		
185	Fidelity Advisor Series VII	Fidelity Advisor Consumer Discretionary Fund: Class C	6,472,530		
185	Fidelity Advisor Series VII	Fidelity Advisor Consumer Discretionary Fund: Class B	3,670,126		
186	Fidelity Advisor Series VII	Fidelity Advisor Utilities Fund: Class T	35,406,367		
186	Fidelity Advisor Series VII	Fidelity Advisor Utilities Fund: Institutional Class	4,103,226		
186	Fidelity Advisor Series VII	Fidelity Advisor Utilities Fund: Class B	10,273,787		
186	Fidelity Advisor Series VII	Fidelity Advisor Utilities Fund: Class A	68,990,141		
186	Fidelity Advisor Series VII	Fidelity Advisor Utilities Fund: Class C	22,930,020		
187	Fidelity Advisor Series VII	Fidelity Advisor Technology Fund: Class B	34,589,261		
187	Fidelity Advisor Series VII	Fidelity Advisor Technology Fund: Class T	178,880,267		
187	Fidelity Advisor Series VII	Fidelity Advisor Technology Fund: Class C	71,054,909		
187	Fidelity Advisor Series VII	Fidelity Advisor Technology Fund: Class A	324,090,229		
187	Fidelity Advisor Series VII	Fidelity Advisor Technology Fund: Institutional	33,947,175		
226	Fidelity Advisor Series VII	Fidelity Advisor Energy Fund: Class C	102,308,985		

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
226	Fidelity Advisor Series VII	Fidelity Advisor Energy Fund: Institutional Class	22,410,344		
226	Fidelity Advisor Series VII	Fidelity Advisor Energy Fund: Class A	250,889,633		
226	Fidelity Advisor Series VII	Fidelity Advisor Energy Fund: Class B	53,261,201		
226	Fidelity Advisor Series VII	Fidelity Advisor Energy Fund: Class T	258,043,762		
262	Fidelity Advisor Series VII	Fidelity Advisor Biotechnology Fund: Class A	19,273,693		
262	Fidelity Advisor Series VII	Fidelity Advisor Biotechnology Fund: Class T	12,119,629		
262	Fidelity Advisor Series VII	Fidelity Advisor Biotechnology Fund: Institutional	1,550,096		
262	Fidelity Advisor Series VII	Fidelity Advisor Biotechnology Fund: Class C	11,637,235		
262	Fidelity Advisor Series VII	Fidelity Advisor Biotechnology Fund: Class B	6,445,775		
525	Fidelity Advisor Series VII	Fidelity Advisor Communications Equipment Fund:	3,221,830		
525	Fidelity Advisor Series VII	Fidelity Advisor Communications Equipment Fund:	2,112,836		
525	Fidelity Advisor Series VII	Fidelity Advisor Communications Equipment Fund:	1,684,495		
525	Fidelity Advisor Series VII	Fidelity Advisor Communications Equipment Fund:	3,043,120		
525	Fidelity Advisor Series VII	Fidelity Advisor Communications Equipment Fund:	4,469,571		
689	Fidelity Advisor Series VII	Fidelity Advisor Electronics Fund: Class A	6,709,465		
689	Fidelity Advisor Series VII	Fidelity Advisor Electronics Fund: Class C	3,827,277		
689	Fidelity Advisor Series VII	Fidelity Advisor Electronics Fund: Class T	5,021,547		
689	Fidelity Advisor Series VII	Fidelity Advisor Electronics Fund: Class B	1,438,856		
689	Fidelity Advisor Series VII	Fidelity Advisor Electronics Fund: Institutional Class	518,049		
1128	Fidelity Advisor Series VII	Fidelity Advisor Real Estate Fund: Class C	20,404,116		
1128	Fidelity Advisor Series VII	Fidelity Advisor Real Estate Fund: Class B	10,530,772		
1128	Fidelity Advisor Series VII	Fidelity Advisor Real Estate Fund: Class A	90,450,770		
1128	Fidelity Advisor Series VII	Fidelity Advisor Real Estate Fund: Institutional Class	86,095,165		

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FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1128	Fidelity Advisor Series VII	Fidelity Advisor Real Estate Fund: Class T	54,433,515		
				2,726,200,747	**1,900,000**
Fidelity Advisor Series VIII					
229	Fidelity Advisor Series VIII	Fidelity Advisor Overseas Fund: Class C	23,998,273		
229	Fidelity Advisor Series VIII	Fidelity Advisor Overseas Fund: Institutional Class	808,614,619		
229	Fidelity Advisor Series VIII	Fidelity Advisor Overseas Fund: Class B	8,007,278		
229	Fidelity Advisor Series VIII	Fidelity Advisor Overseas Fund: Class A	71,948,425		
229	Fidelity Advisor Series VIII	Fidelity Advisor Overseas Fund: Class T	384,943,695		
288	Fidelity Advisor Series VIII	Fidelity Advisor International Capital Appreciation	76,175,490		
288	Fidelity Advisor Series VIII	Fidelity Advisor International Capital Appreciation	47,349,704		
288	Fidelity Advisor Series VIII	Fidelity Advisor International Capital Appreciation	26,075,266		
288	Fidelity Advisor Series VIII	Fidelity Advisor International Capital Appreciation	3,233,421		
288	Fidelity Advisor Series VIII	Fidelity Advisor International Capital Appreciation	10,861,226		
635	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Income Fund:	104,842,757		
635	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Income Fund:	62,909,786		
635	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Income Fund:	202,140,243		
635	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Income Fund:	165,175,094		
635	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Income Fund:	18,209,538		
731	Fidelity Advisor Series VIII	Fidelity Advisor Diversified International Fund: Class	1,668,207,603		
731	Fidelity Advisor Series VIII	Fidelity Advisor Diversified International Fund: Class	507,719,281		
731	Fidelity Advisor Series VIII	Fidelity Advisor Diversified International Fund:	1,588,708,650		
731	Fidelity Advisor Series VIII	Fidelity Advisor Diversified International Fund: Class	844,246,155		
731	Fidelity Advisor Series VIII	Fidelity Advisor Diversified International Fund: Class	193,835,852		

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
736	Fidelity Advisor Series VIII	Fidelity Advisor Europe Capital Appreciation Fund:	2,519,794		
736	Fidelity Advisor Series VIII	Fidelity Advisor Europe Capital Appreciation Fund:	10,556,216		
736	Fidelity Advisor Series VIII	Fidelity Advisor Europe Capital Appreciation Fund:	342,137		
736	Fidelity Advisor Series VIII	Fidelity Advisor Europe Capital Appreciation Fund:	4,116,858		
736	Fidelity Advisor Series VIII	Fidelity Advisor Europe Capital Appreciation Fund:	11,543,878		
741	Fidelity Advisor Series VIII	Fidelity Advisor Japan Fund: Class T	4,949,307		
741	Fidelity Advisor Series VIII	Fidelity Advisor Japan Fund: Class B	2,688,964		
741	Fidelity Advisor Series VIII	Fidelity Advisor Japan Fund: Class A	11,898,391		
741	Fidelity Advisor Series VIII	Fidelity Advisor Japan Fund: Institutional Class	3,587,106		
741	Fidelity Advisor Series VIII	Fidelity Advisor Japan Fund: Class C	9,036,198		
746	Fidelity Advisor Series VIII	Fidelity Advisor Latin America Fund: Class A	113,845,356		
746	Fidelity Advisor Series VIII	Fidelity Advisor Latin America Fund: Class T	40,139,393		
746	Fidelity Advisor Series VIII	Fidelity Advisor Latin America Fund: Institutional	15,586,179		
746	Fidelity Advisor Series VIII	Fidelity Advisor Latin America Fund: Class B	21,504,205		
746	Fidelity Advisor Series VIII	Fidelity Advisor Latin America Fund: Class C	49,559,265		
751	Fidelity Advisor Series VIII	Fidelity Advisor Global Capital Appreciation Fund:	2,317,532		
751	Fidelity Advisor Series VIII	Fidelity Advisor Global Capital Appreciation Fund:	3,754,415		
751	Fidelity Advisor Series VIII	Fidelity Advisor Global Capital Appreciation Fund:	7,721,469		
751	Fidelity Advisor Series VIII	Fidelity Advisor Global Capital Appreciation Fund:	1,269,014		
751	Fidelity Advisor Series VIII	Fidelity Advisor Global Capital Appreciation Fund:	11,521,781		
756	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Asia Fund: Class C	68,027,319		
756	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Asia Fund: Class A	149,421,161		
756	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Asia Fund: Institutional	30,071,429		

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
756	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Asia Fund: Class B	27,418,241		
756	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Asia Fund: Class T	51,163,983		
1266	Fidelity Advisor Series VIII	Fidelity Advisor Value Leaders Fund: Class A	30,430,218		
1266	Fidelity Advisor Series VIII	Fidelity Advisor Value Leaders Fund: Institutional	1,957,540		
1266	Fidelity Advisor Series VIII	Fidelity Advisor Value Leaders Fund: Class B	2,030,578		
1266	Fidelity Advisor Series VIII	Fidelity Advisor Value Leaders Fund: Class C	4,277,745		
1266	Fidelity Advisor Series VIII	Fidelity Advisor Value Leaders Fund: Class T	21,453,719		
1286	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Fund: Class A	249,297,525		
1286	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Fund: Class B	30,636,477		
1286	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Fund: Class C	95,796,595		
1286	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Fund: Class T	101,306,159		
1286	Fidelity Advisor Series VIII	Fidelity Advisor Emerging Markets Fund:	124,170,427		
				8,133,118,930	2,500,000
Fidelity Beacon Street Trust					
343	Fidelity Beacon Street Trust	Fidelity Tax Managed Stock Fund	78,621,494		
343	Fidelity Beacon Street Trust	Fidelity Advisor Tax Managed Stock Fund: Class B	1,775,702		
343	Fidelity Beacon Street Trust	Fidelity Advisor Tax Managed Stock Fund:	885,480		
343	Fidelity Beacon Street Trust	Fidelity Advisor Tax Managed Stock Fund: Class A	9,772,145		
343	Fidelity Beacon Street Trust	Fidelity Advisor Tax Managed Stock Fund: Class C	5,227,482		
343	Fidelity Beacon Street Trust	Fidelity Advisor Tax Managed Stock Fund: Class T	4,879,836		
				101,162,139	525,000
Fidelity Capital Trust					
39	Fidelity Capital Trust	Fidelity Value Fund	7,696,302,786		

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
39	Fidelity Capital Trust	Fidelity Value Fund: Class K	529,794,100		
307	Fidelity Capital Trust	Fidelity Capital Appreciation Fund: Class K	316,920,189		
307	Fidelity Capital Trust	Fidelity Capital Appreciation Fund	5,138,901,633		
315	Fidelity Capital Trust	Fidelity Disciplined Equity Fund: Class F	369,724,430		
315	Fidelity Capital Trust	Fidelity Disciplined Equity Fund	10,810,696,869		
315	Fidelity Capital Trust	Fidelity Disciplined Equity Fund: Class K	201,569,336		
320	Fidelity Capital Trust	Fidelity Stock Selector: Class K	23,810,830		
320	Fidelity Capital Trust	Fidelity Stock Selector	641,408,175		
333	Fidelity Capital Trust	Fidelity Focused Stock Fund	127,671,835		
336	Fidelity Capital Trust	Fidelity Advisor Small Cap Independence Fund: Class C	480,240		
336	Fidelity Capital Trust	Fidelity Small Cap Independence Fund	1,486,966,648		
336	Fidelity Capital Trust	Fidelity Advisor Small Cap Independence Fund:	480,757		
336	Fidelity Capital Trust	Fidelity Advisor Small Cap Independence Fund: Class B	223,808		
336	Fidelity Capital Trust	Fidelity Advisor Small Cap Independence Fund: Class A	2,950,414		
336	Fidelity Capital Trust	Fidelity Advisor Small Cap Independence Fund: Class T	651,308		
				27,348,553,358	2,500,000
Fidelity Central Investment					
1371	Fidelity Central Investment	Fidelity High Income Central Fund I	533,908,066		
1408	Fidelity Central Investment	Fidelity Floating Rate Central Fund	3,020,022,439		
1518	Fidelity Central Investment	Fidelity Specialized High Income Central Fund	421,648,433		
1620	Fidelity Central Investment	Fidelity Utilities Central Fund	166,526,990		
1621	Fidelity Central Investment	Fidelity Telecom Services Central Fund	127,426,728		
1622	Fidelity Central Investment	Fidelity Materials Central Fund	169,578,791		

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1623	Fidelity Central Investment	Fidelity Information Technology Central Fund	860,541,627		
1624	Fidelity Central Investment	Fidelity Industrials Central Fund	485,090,206		
1625	Fidelity Central Investment	Fidelity Health Care Central Fund	566,761,136		
1626	Fidelity Central Investment	Fidelity Financials Central Fund	656,165,988		
1627	Fidelity Central Investment	Fidelity Energy Central Fund	490,616,673		
1628	Fidelity Central Investment	Fidelity Consumer Staples Central Fund	431,758,830		
1629	Fidelity Central Investment	Fidelity Consumer Discretionary Central Fund	447,387,021		
2018	Fidelity Central Investment	Fidelity International Equity Central Fund	1,629,338,415		
2062	Fidelity Central Investment	Fidelity High Income Central Fund 2	606,475,031		
2113	Fidelity Central Investment	Fidelity Emerging Markets Equity Central Fund	351,256,521		
				10,964,502,895	2,500,000
Fidelity Commonwealth Trust					
317	Fidelity Commonwealth Trust	Spartan 500 Index Fund: Fidelity Advantage Class	6,903,956,713		
317	Fidelity Commonwealth Trust	Spartan 500 Index Fund: Investor Class	6,697,013,791		
337	Fidelity Commonwealth Trust	Fidelity Mid-Cap Stock Fund: Class K	758,236,498		
337	Fidelity Commonwealth Trust	Fidelity Mid-Cap Stock Fund	6,452,034,250		
338	Fidelity Commonwealth Trust	Fidelity Large Cap Stock Fund	826,576,623		
340	Fidelity Commonwealth Trust	Fidelity Small Cap Stock Fund	3,634,457,978		
384	Fidelity Commonwealth Trust	Fidelity Small Cap Discovery Fund	294,669,964		
1282	Fidelity Commonwealth Trust	Fidelity NASDAQ Composite Index Fund	236,534,173		
1283	Fidelity Commonwealth Trust	Fidelity NASDAQ Composite Index Tracking Stock	134,086,181		
1846	Fidelity Commonwealth Trust	Fidelity Series 100 Index Fund	5,925,950,704		
				31,863,516,875	2,500,000

PAGE 170/225 * RCVD AT 3/2/2010 9:51:22 AM [Eastern Standard Time] * SVR:FAXBOSFM01WIN/7 * DNIS:3852408 * CSID:Fidelity * DURATION (mm-ss):132-26

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
Fidelity Concord Street Trust					
397	Fidelity Concord Street Trust	Spartan Total Market Index Fund: Investor Class	5,388,604,078		
397	Fidelity Concord Street Trust	Spartan Total Market Index Fund: Class F	1,209,201		
397	Fidelity Concord Street Trust	Spartan Total Market Index Fund: Fidelity Advantage	3,697,214,829		
398	Fidelity Concord Street Trust	Spartan Extended Market Index Fund: Fidelity	861,798,323		
398	Fidelity Concord Street Trust	Spartan Extended Market Index Fund: Investor Class	2,583,621,203		
399	Fidelity Concord Street Trust	Spartan International Index Fund: Fidelity Advantage	2,177,625,633		
399	Fidelity Concord Street Trust	Spartan International Index Fund: Investor Class	5,555,134,895		
650	Fidelity Concord Street Trust	Spartan U.S. Equity Index Fund: Fidelity Advantage	5,574,445,762		
650	Fidelity Concord Street Trust	Spartan U.S. Equity Index Fund: Investor Class	17,406,692,528		
				43,246,346,452	2,500,000
Fidelity Congress Street Fund					
24	Fidelity Congress Street Fund	Fidelity Congress Street Fund	47,610,415		
				47,610,415	350,000
Fidelity Contrafund					
22	Fidelity Contrafund	Fidelity Contrafund	57,153,408,766		
22	Fidelity Contrafund	Fidelity Contrafund: Class K	6,739,033,406		
1277	Fidelity Contrafund	Fidelity Advisor New Insights Fund: Class T	1,558,460,773		
1277	Fidelity Contrafund	Fidelity Advisor New Insights Fund: Class C	1,798,296,007		
1277	Fidelity Contrafund	Fidelity Advisor New Insights Fund: Institutional	4,222,938,612		
1277	Fidelity Contrafund	Fidelity Advisor New Insights Fund: Class B	400,931,063		
1277	Fidelity Contrafund	Fidelity Advisor New Insights Fund: Class A	4,264,541,073		
				76,137,609,700	2,500,000

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
Fidelity Destiny Portfolios					
6	Fidelity Destiny Portfolios	Fidelity Advisor Diversified Stock Fund: Class A	124,584,548		
6	Fidelity Destiny Portfolios	Fidelity Advisor Diversified Stock Fund: Class T	11,814,071		
6	Fidelity Destiny Portfolios	Fidelity Advisor Diversified Stock Fund: Class C	2,556,406		
6	Fidelity Destiny Portfolios	Fidelity Advisor Diversified Stock Fund: Institutional	1,370,672		
6	Fidelity Destiny Portfolios	Fidelity Advisor Diversified Stock Fund: Class O	1,591,800,692		
6	Fidelity Destiny Portfolios	Fidelity Advisor Diversified Stock Fund: Class B	1,085,671		
210	Fidelity Destiny Portfolios	Fidelity Advisor Capital Development Fund: Class O	3,018,332,160		
210	Fidelity Destiny Portfolios	Fidelity Advisor Capital Development Fund: Class T	746,825		
210	Fidelity Destiny Portfolios	Fidelity Advisor Capital Development Fund: Class C	912,620		
210	Fidelity Destiny Portfolios	Fidelity Advisor Capital Development Fund: Class B	380,516		
210	Fidelity Destiny Portfolios	Fidelity Advisor Capital Development Fund: Class A	364,285,137		
210	Fidelity Destiny Portfolios	Fidelity Advisor Capital Development Fund:	129,419		
				5,117,998,737	2,500,000
Fidelity Devonshire Trust					
23	Fidelity Devonshire Trust	Fidelity Equity-Income Fund: Class K	2,003,353,366		
23	Fidelity Devonshire Trust	Fidelity Equity-Income Fund: Class F	270,932,164		
23	Fidelity Devonshire Trust	Fidelity Equity-Income Fund	16,556,068,710		
303	Fidelity Devonshire Trust	Fidelity Real Estate Investment Portfolio	2,699,235,182		
311	Fidelity Devonshire Trust	Fidelity Telecom and Utilities Fund	748,229,889		
2115	Fidelity Devonshire Trust	Fidelity Series All-Sector Equity Fund	7,499,978,716		
2115	Fidelity Devonshire Trust	Fidelity Series All-Sector Equity Fund: Class F	305,933,310		
2116	Fidelity Devonshire Trust	Fidelity Series Large Cap Value Fund	7,705,780,016		

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
2116	Fidelity Devonshire Trust	Fidelity Series Large Cap Value Fund: Class F	340,793,506		
5648	Fidelity Devonshire Trust	Fidelity Advisor Large Cap Value Fund: Class B	2,792,701		
5648	Fidelity Devonshire Trust	Fidelity Advisor Large Cap Value Fund: Class A	27,968,440		
5648	Fidelity Devonshire Trust	Fidelity Advisor Large Cap Value Fund: Institutional	2,331,090		
5648	Fidelity Devonshire Trust	Fidelity Large Cap Value Fund	967,718,094		
5648	Fidelity Devonshire Trust	Fidelity Advisor Large Cap Value Fund: Class T	9,332,097		
5648	Fidelity Devonshire Trust	Fidelity Advisor Large Cap Value Fund: Class C	3,471,936		
5649	Fidelity Devonshire Trust	Fidelity Advisor Mid Cap Value Fund: Institutional	3,341,419		
5649	Fidelity Devonshire Trust	Fidelity Advisor Mid Cap Value Fund: Class A	10,968,624		
5649	Fidelity Devonshire Trust	Fidelity Advisor Mid Cap Value Fund: Class T	4,094,825		
5649	Fidelity Devonshire Trust	Fidelity Mid Cap Value Fund	491,048,182		
5649	Fidelity Devonshire Trust	Fidelity Advisor Mid Cap Value Fund: Class B	1,180,980		
5649	Fidelity Devonshire Trust	Fidelity Advisor Mid Cap Value Fund: Class C	2,233,573		
5650	Fidelity Devonshire Trust	Fidelity Advisor Large Cap Growth Fund: Class C	2,049,379		
5650	Fidelity Devonshire Trust	Fidelity Advisor Large Cap Growth Fund: Class B	1,529,282		
5650	Fidelity Devonshire Trust	Fidelity Advisor Large Cap Growth Fund:	112,590		
5650	Fidelity Devonshire Trust	Fidelity Large Cap Growth Fund	105,586,864		
5650	Fidelity Devonshire Trust	Fidelity Advisor Large Cap Growth Fund: Class T	1,561,444		
5650	Fidelity Devonshire Trust	Fidelity Advisor Large Cap Growth Fund: Class A	3,659,811		
5651	Fidelity Devonshire Trust	Fidelity Advisor Mid Cap Growth Fund: Institutional	293,569		
5651	Fidelity Devonshire Trust	Fidelity Advisor Mid Cap Growth Fund: Class T	1,831,746		
5651	Fidelity Devonshire Trust	Fidelity Advisor Mid Cap Growth Fund: Class B	1,120,319		
5651	Fidelity Devonshire Trust	Fidelity Advisor Mid Cap Growth Fund: Class A	6,325,971		

PAGE 173/225 * RCVD AT 3/2/2010 9:51:22 AM [Eastern Standard Time] * SVR:FAXBOSFM01WIN/7 * DNIS:3852408 * CSID:Fidelity * DURATION (mm-ss):132-26

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
5651	Fidelity Devonshire Trust	Fidelity Mid Cap Growth Fund	222,112,211		
5651	Fidelity Devonshire Trust	Fidelity Advisor Mid Cap Growth Fund: Class C	1,936,837		
				40,004,906,843	2,500,000
Fidelity Exchange Fund					
33	Fidelity Exchange Fund	Fidelity Exchange Fund	168,698,317		
				168,698,317	600,000
Fidelity Financial Trust					
73	Fidelity Financial Trust	Fidelity Independence Fund	3,955,145,002		
73	Fidelity Financial Trust	Fidelity Independence Fund: Class K	184,749,705		
308	Fidelity Financial Trust	Fidelity Advisor Convertible Securities Fund:	3,573,534		
308	Fidelity Financial Trust	Fidelity Advisor Convertible Securities Fund: Class B	741,155		
308	Fidelity Financial Trust	Fidelity Advisor Convertible Securities Fund: Class A	5,983,505		
308	Fidelity Financial Trust	Fidelity Advisor Convertible Securities Fund: Class C	1,959,970		
308	Fidelity Financial Trust	Fidelity Convertible Securities Fund	2,414,399,773		
308	Fidelity Financial Trust	Fidelity Advisor Convertible Securities Fund: Class T	2,230,928		
319	Fidelity Financial Trust	Fidelity Equity-Income II Fund: Class K	210,073,726		
319	Fidelity Financial Trust	Fidelity Equity-Income II Fund	5,289,479,404		
				12,068,336,702	2,500,000
Fidelity Hastings Street Trust					
3	Fidelity Hastings Street Trust	Fidelity Fund: Class K	408,529,581		
3	Fidelity Hastings Street Trust	Fidelity Fund	5,067,758,451		
339	Fidelity Hastings Street Trust	Fidelity Growth Discovery Fund	720,546,587		
339	Fidelity Hastings Street Trust	Fidelity Growth Discovery Fund: Class K	45,622,698		

PAGE 174/225 * RCVD AT 3/2/2010 9:51:22 AM [Eastern Standard Time] * SVR:FAXBOSFM01WIN/7 * DNIS:3852408 * CSID:Fidelity * DURATION (mm-ss):132-26

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
361	Fidelity Hastings Street Trust	Fidelity Advisor Mega Cap Stock Fund: Class A	1,473,045		
361	Fidelity Hastings Street Trust	Fidelity Advisor Mega Cap Stock Fund: Class T	281,481		
361	Fidelity Hastings Street Trust	Fidelity Advisor Mega Cap Stock Fund: Institutional	1,108,765		
361	Fidelity Hastings Street Trust	Fidelity Advisor Mega Cap Stock Fund: Class C	714,655		
361	Fidelity Hastings Street Trust	Fidelity Mega Cap Stock Fund	387,429,550		
361	Fidelity Hastings Street Trust	Fidelity Advisor Mega Cap Stock Fund: Class B	517,666		
500	Fidelity Hastings Street Trust	Fidelity Fifty	758,240,892		
				7,392,223,371	2,500,000
Fidelity Investment Trust					
94	Fidelity Investment Trust	Fidelity Overseas Fund: Class K	396,339,962		
94	Fidelity Investment Trust	Fidelity Overseas Fund	6,720,860,092		
94	Fidelity Investment Trust	Fidelity Overseas Fund: Class F	180,734,093		
301	Fidelity Investment Trust	Fidelity Europe Fund	2,435,016,047		
301	Fidelity Investment Trust	Fidelity Europe Fund: Class F	73,068,332		
302	Fidelity Investment Trust	Fidelity Pacific Basin Fund	633,025,316		
305	Fidelity Investment Trust	Fidelity International Discovery Fund	8,598,342,946		
305	Fidelity Investment Trust	Fidelity Advisor International Discovery Fund: Class C	46,266,419		
305	Fidelity Investment Trust	Fidelity Advisor International Discovery Fund: Class A	422,623,959		
305	Fidelity Investment Trust	Fidelity International Discovery Fund: Class K	724,196,660		
305	Fidelity Investment Trust	Fidelity Advisor International Discovery Fund:	304,102,632		
305	Fidelity Investment Trust	Fidelity Advisor International Discovery Fund: Class T	92,150,526		
305	Fidelity Investment Trust	Fidelity Advisor International Discovery Fund: Class B	17,532,123		
309	Fidelity Investment Trust	Fidelity Advisor Canada Fund: Class B	8,438,561		

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
309	Fidelity Investment Trust	Fidelity Advisor Canada Fund: Class A	98,738,880		
309	Fidelity Investment Trust	Fidelity Canada Fund	3,453,068,631		
309	Fidelity Investment Trust	Fidelity Advisor Canada Fund: Class C	30,441,523		
309	Fidelity Investment Trust	Fidelity Advisor Canada Fund: Class T	20,317,896		
309	Fidelity Investment Trust	Fidelity Advisor Canada Fund: Institutional Class	21,048,411		
318	Fidelity Investment Trust	Fidelity Advisor Worldwide Fund: Class C	414,771		
318	Fidelity Investment Trust	Fidelity Advisor Worldwide Fund: Class B	239,390		
318	Fidelity Investment Trust	Fidelity Advisor Worldwide Fund: Class A	1,805,046		
318	Fidelity Investment Trust	Fidelity Worldwide Fund	1,059,482,565		
318	Fidelity Investment Trust	Fidelity Advisor Worldwide Fund: Class T	520,818		
318	Fidelity Investment Trust	Fidelity Advisor Worldwide Fund: Institutional Class	323,735		
322	Fidelity Investment Trust	Fidelity Emerging Markets Fund: Class K	332,684,701		
322	Fidelity Investment Trust	Fidelity Emerging Markets Fund	4,165,655,460		
325	Fidelity Investment Trust	Fidelity Diversified International Fund: Class K	5,463,924,473		
325	Fidelity Investment Trust	Fidelity Diversified International Fund: Class F	186,511,002		
325	Fidelity Investment Trust	Fidelity Diversified International Fund	32,048,663,153		
335	Fidelity Investment Trust	Fidelity International Capital Appreciation Fund	537,177,115		
341	Fidelity Investment Trust	Fidelity Europe Capital Appreciation Fund	535,148,230		
342	Fidelity Investment Trust	Fidelity Nordic Fund	343,229,354		
349	Fidelity Investment Trust	Fidelity Latin America Fund	4,638,296,945		
350	Fidelity Investment Trust	Fidelity Japan Fund	992,469,073		
350	Fidelity Investment Trust	Fidelity Japan Fund: Class F	24,800,752		
351	Fidelity Investment Trust	Fidelity Southeast Asia Fund	1,848,156,882		

PAGE 176/225 * RCVD AT 3/2/2010 9:51:22 AM [Eastern Standard Time] * SVR:FAXBOSFM01WIN/7 * DNIS:3852408 * CSID:Fidelity * DURATION (mm-ss):132-26

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
351	Fidelity Investment Trust	Fidelity Southeast Asia Fund: Class F	7,916,233		
352	Fidelity Investment Trust	Fidelity Advisor China Region Fund: Class B	2,338,311		
352	Fidelity Investment Trust	Fidelity China Region Fund	2,403,233,261		
352	Fidelity Investment Trust	Fidelity Advisor China Region Fund: Class T	4,252,244		
352	Fidelity Investment Trust	Fidelity Advisor China Region Fund: Institutional	1,712,044		
352	Fidelity Investment Trust	Fidelity Advisor China Region Fund: Class C	5,048,153		
352	Fidelity Investment Trust	Fidelity Advisor China Region Fund: Class A	14,495,583		
360	Fidelity Investment Trust	Fidelity Japan Smaller Companies Fund	376,057,803		
1135	Fidelity Investment Trust	Fidelity Advisor International Small Cap Fund:	2,719,550		
1135	Fidelity Investment Trust	Fidelity Advisor International Small Cap Fund: Class	6,739,175		
1135	Fidelity Investment Trust	Fidelity International Small Cap Fund	703,951,508		
1135	Fidelity Investment Trust	Fidelity Advisor International Small Cap Fund: Class	15,819,463		
1135	Fidelity Investment Trust	Fidelity Advisor International Small Cap Fund: Class	18,591,694		
1135	Fidelity Investment Trust	Fidelity Advisor International Small Cap Fund: Class	3,617,219		
1504	Fidelity Investment Trust	Fidelity Advisor International Small Cap	8,878,524		
1504	Fidelity Investment Trust	Fidelity Advisor International Small Cap	11,900,532		
1504	Fidelity Investment Trust	Fidelity Advisor International Small Cap	2,977,594		
1504	Fidelity Investment Trust	Fidelity Advisor International Small Cap	19,360,439		
1504	Fidelity Investment Trust	Fidelity Advisor International Small Cap	1,878,527		
1504	Fidelity Investment Trust	Fidelity International Small Cap Opportunities Fund	336,154,574		
1597	Fidelity Investment Trust	Fidelity Advisor International Value Fund:	763,499		
1597	Fidelity Investment Trust	Fidelity International Value Fund	186,705,399		
1597	Fidelity Investment Trust	Fidelity Advisor International Value Fund: Class T	2,526,869		

PAGE 177/225 * RCVD AT 3/2/2010 9:51:22 AM [Eastern Standard Time] * SVR:FAXBOSFM01WIN/7 * DNIS:3852408 * CSID:Fidelity * DURATION (mm-ss):132-26

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1597	Fidelity Investment Trust	Fidelity Advisor International Value Fund: Class C	2,186,367		
1597	Fidelity Investment Trust	Fidelity Advisor International Value Fund: Class B	1,114,537		
1597	Fidelity Investment Trust	Fidelity Advisor International Value Fund: Class A	4,711,873		
1978	Fidelity Investment Trust	Fidelity Advisor Total International Equity Fund:	1,318,856		
1978	Fidelity Investment Trust	Fidelity Advisor Total International Equity Fund:	197,348		
1978	Fidelity Investment Trust	Fidelity Total International Equity Fund	44,640,700		
1978	Fidelity Investment Trust	Fidelity Advisor Total International Equity Fund:	236,969		
1978	Fidelity Investment Trust	Fidelity Advisor Total International Equity Fund:	4,254,427		
1978	Fidelity Investment Trust	Fidelity Advisor Total International Equity Fund:	743,075		
1979	Fidelity Investment Trust	Fidelity International Growth Fund	21,639,976		
1979	Fidelity Investment Trust	Fidelity Advisor International Growth Fund: Class A	1,816,197		
1979	Fidelity Investment Trust	Fidelity Advisor International Growth Fund: Class B	394,228		
1979	Fidelity Investment Trust	Fidelity Advisor International Growth Fund: Class C	1,030,901		
1979	Fidelity Investment Trust	Fidelity Advisor International Growth Fund: Class T	641,566		
1979	Fidelity Investment Trust	Fidelity Advisor International Growth Fund:	45,391		
2053	Fidelity Investment Trust	Fidelity Emerging Europe, Middle East, Africa	114,969,056		
2053	Fidelity Investment Trust	Fidelity Advisor Emerging Europe, Middle East,	5,315,507		
2053	Fidelity Investment Trust	Fidelity Advisor Emerging Europe, Middle East,	789,215		
2053	Fidelity Investment Trust	Fidelity Advisor Emerging Europe, Middle East,	3,034,266		
2053	Fidelity Investment Trust	Fidelity Advisor Emerging Europe, Middle East,	1,606,629		
2053	Fidelity Investment Trust	Fidelity Advisor Emerging Europe, Middle East,	4,655,650		
2117	Fidelity Investment Trust	Fidelity Series Emerging Markets Fund	1,109,767,480		
2117	Fidelity Investment Trust	Fidelity Series Emerging Markets Fund: Class F	46,416,486		

PAGE 178/225 * RCVD AT 3/2/2010 9:51:22 AM [Eastern Standard Time] * SVR:FAXBOSFM01WIN/7 * DNIS:3852408 * CSID:Fidelity * DURATION (mm-ss):132-26

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
2120	Fidelity Investment Trust	Fidelity Advisor Global Commodity Stock Fund:	7,869,909		
2120	Fidelity Investment Trust	Fidelity Advisor Global Commodity Stock Fund:	15,397,412		
2120	Fidelity Investment Trust	Fidelity Advisor Global Commodity Stock Fund:	6,931,362		
2120	Fidelity Investment Trust	Fidelity Advisor Global Commodity Stock Fund:	4,208,301		
2120	Fidelity Investment Trust	Fidelity Global Commodity Stock Fund	229,614,510		
2120	Fidelity Investment Trust	Fidelity Advisor Global Commodity Stock Fund:	29,833,052		
2282	Fidelity Investment Trust	Fidelity Series International Growth Fund: Class F	15,145,865		
2282	Fidelity Investment Trust	Fidelity Series International Growth Fund	345,999,985		
2283	Fidelity Investment Trust	Fidelity Series International Value Fund: Class F	15,062,594		
2283	Fidelity Investment Trust	Fidelity Series International Value Fund	344,263,218		
2284	Fidelity Investment Trust	Fidelity Series International Small Cap Fund: Class F	3,103,536		
2284	Fidelity Investment Trust	Fidelity Series International Small Cap Fund	70,175,254		
				83,052,586,370	**2,500,000**
Fidelity Magellan Fund					
21	Fidelity Magellan Fund	Fidelity Magellan Fund	22,609,630,162		
21	Fidelity Magellan Fund	Fidelity Magellan Fund: Class K	2,220,645,688		
				24,830,275,850	**2,500,000**
Fidelity Mt. Vernon Street Trust					
25	Fidelity Mt. Vernon Street Trust	Fidelity Growth Company Fund	28,159,071,586		
25	Fidelity Mt. Vernon Street Trust	Fidelity Growth Company Fund: Class K	4,368,125,877		
25	Fidelity Mt. Vernon Street Trust	Fidelity Growth Company Fund: Class F	313,869,750		
300	Fidelity Mt. Vernon Street Trust	Fidelity New Millennium Fund	1,683,350,677		
324	Fidelity Mt. Vernon Street Trust	Fidelity Growth Strategies Fund	1,893,597,144		

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
324	Fidelity Mt. Vernon Street Trust	Fidelity Growth Strategies Fund: Class K	127,148,211		
2063	Fidelity Mt. Vernon Street Trust	Fidelity Advisor 130/30 Large Cap Fund: Class B	582,024		
2063	Fidelity Mt. Vernon Street Trust	Fidelity Advisor 130/30 Large Cap Fund: Class T	935,337		
2063	Fidelity Mt. Vernon Street Trust	Fidelity Advisor 130/30 Large Cap Fund: Class A	1,920,711		
2063	Fidelity Mt. Vernon Street Trust	Fidelity 130/30 Large Cap Fund	20,854,597		
2063	Fidelity Mt. Vernon Street Trust	Fidelity Advisor 130/30 Large Cap Fund:	4,327,401		
2063	Fidelity Mt. Vernon Street Trust	Fidelity Advisor 130/30 Large Cap Fund: Class C	843,735		
				36,574,627,050	2,500,000
Fidelity Puritan Trust					
4	Fidelity Puritan Trust	Fidelity Puritan Fund	16,792,189,664		
4	Fidelity Puritan Trust	Fidelity Puritan Fund: Class K	1,739,647,548		
256	Fidelity Puritan Trust	Fidelity Low-Priced Stock Fund: Class K	3,017,475,483		
256	Fidelity Puritan Trust	Fidelity Low-Priced Stock Fund	24,672,008,254		
304	Fidelity Puritan Trust	Fidelity Balanced Fund	18,108,330,200		
304	Fidelity Puritan Trust	Fidelity Balanced Fund: Class K	2,164,756,069		
1173	Fidelity Puritan Trust	Fidelity Value Discovery Fund	658,694,572		
1173	Fidelity Puritan Trust	Fidelity Value Discovery Fund: Class K	33,890,121		
				67,186,991,911	2,500,000
Fidelity Securities Fund					
93	Fidelity Securities Fund	Fidelity OTC Portfolio: Class K	642,222,354		
93	Fidelity Securities Fund	Fidelity OTC Portfolio	5,482,154,260		
127	Fidelity Securities Fund	Fidelity Growth & Income Portfolio: Class K	256,799,281		
127	Fidelity Securities Fund	Fidelity Growth & Income Portfolio	6,244,407,747		

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
289	Fidelity Securities Fund	Fidelity Leveraged Company Stock Fund: Class K	367,580,889		
289	Fidelity Securities Fund	Fidelity Leveraged Company Stock Fund	4,168,500,211		
312	Fidelity Securities Fund	Fidelity Blue Chip Growth Fund	11,106,664,829		
312	Fidelity Securities Fund	Fidelity Blue Chip Growth Fund: Class K	744,208,278		
312	Fidelity Securities Fund	Fidelity Blue Chip Growth Fund: Class F	99,245,436		
330	Fidelity Securities Fund	Fidelity Dividend Growth Fund: Class K	276,615,317		
330	Fidelity Securities Fund	Fidelity Dividend Growth Fund	7,656,996,523		
661	Fidelity Securities Fund	Fidelity Advisor Growth Strategies Fund:	358,751		
661	Fidelity Securities Fund	Fidelity Advisor Growth Strategies Fund: Class A	9,857,825		
661	Fidelity Securities Fund	Fidelity Advisor Growth Strategies Fund: Class B	3,474,107		
661	Fidelity Securities Fund	Fidelity Advisor Growth Strategies Fund: Class C	4,908,596		
661	Fidelity Securities Fund	Fidelity Advisor Growth Strategies Fund: Class T	13,216,620		
1271	Fidelity Securities Fund	Fidelity Blue Chip Value Fund	354,642,543		
1368	Fidelity Securities Fund	Fidelity Advisor International Real Estate Fund: Class	7,782,640		
1368	Fidelity Securities Fund	Fidelity International Real Estate Fund	356,737,820		
1368	Fidelity Securities Fund	Fidelity Advisor International Real Estate Fund:	1,687,884		
1368	Fidelity Securities Fund	Fidelity Advisor International Real Estate Fund: Class	2,719,730		
1368	Fidelity Securities Fund	Fidelity Advisor International Real Estate Fund: Class	2,822,269		
1368	Fidelity Securities Fund	Fidelity Advisor International Real Estate Fund: Class	680,593		
1388	Fidelity Securities Fund	Fidelity Small Cap Growth Fund	1,186,507,632		
1388	Fidelity Securities Fund	Fidelity Advisor Small Cap Growth Fund: Class T	24,564,675		
1388	Fidelity Securities Fund	Fidelity Small Cap Growth Fund: Class F	32,349,831		
1388	Fidelity Securities Fund	Fidelity Advisor Small Cap Growth Fund:	19,899,996		

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1388	Fidelity Securities Fund	Fidelity Advisor Small Cap Growth Fund: Class C	17,606,067		
1388	Fidelity Securities Fund	Fidelity Advisor Small Cap Growth Fund: Class A	44,713,694		
1388	Fidelity Securities Fund	Fidelity Advisor Small Cap Growth Fund: Class B	4,883,994		
1389	Fidelity Securities Fund	Fidelity Advisor Small Cap Value Fund: Class C	26,944,668		
1389	Fidelity Securities Fund	Fidelity Small Cap Value Fund: Class F	32,324,425		
1389	Fidelity Securities Fund	Fidelity Advisor Small Cap Value Fund: Class T	34,343,569		
1389	Fidelity Securities Fund	Fidelity Advisor Small Cap Value Fund: Class A	71,219,805		
1389	Fidelity Securities Fund	Fidelity Advisor Small Cap Value Fund: Class B	8,331,466		
1389	Fidelity Securities Fund	Fidelity Advisor Small Cap Value Fund: Institutional	30,914,910		
1389	Fidelity Securities Fund	Fidelity Small Cap Value Fund	1,587,620,232		
1799	Fidelity Securities Fund	Fidelity Series Small Cap Opportunities Fund: Class F	55,227,563		
1799	Fidelity Securities Fund	Fidelity Small Cap Opportunities Fund	1,429,024,408		
1833	Fidelity Securities Fund	Fidelity Real Estate Income Fund	698,326,129		
				43,109,087,567	2,500,000
Fidelity Select Portfolios					
7	Fidelity Select Portfolios	Select Portfolios: Computers Portfolio	522,201,792		
8	Fidelity Select Portfolios	Select Portfolios: Electronics Portfolio	1,202,091,057		
9	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Consumer Staples	29,373,256		
9	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Consumer Staples	21,170,116		
9	Fidelity Select Portfolios	Select Portfolios: Consumer Staples Portfolio	907,940,960		
9	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Consumer Staples	168,986,812		
9	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Consumer Staples	74,198,964		
9	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Consumer Staples	35,826,274		

PAGE 182/225 * RCVD AT 3/2/2010 9:51:22 AM [Eastern Standard Time] * SVR:FAXBOSFM01WIN/7 * DNIS:3852408 * CSID:Fidelity * DURATION (mm-ss):132-26

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
28	Fidelity Select Portfolios	Select Portfolios: Software and Computer Services	1,016,352,058		
34	Fidelity Select Portfolios	Select Portfolios: Air Transportation Portfolio	66,278,514		
60	Fidelity Select Portfolios	Select Portfolios: Energy Portfolio	2,199,310,722		
62	Fidelity Select Portfolios	Select Portfolios: Leisure Portfolio	218,555,856		
63	Fidelity Select Portfolios	Select Portfolios: Health Care Portfolio	1,622,897,551		
64	Fidelity Select Portfolios	Select Portfolios: Technology Portfolio	2,095,715,389		
65	Fidelity Select Portfolios	Select Portfolios: Utilities Portfolio	360,447,081		
66	Fidelity Select Portfolios	Select Portfolios: Financial Services Portfolio	475,878,707		
67	Fidelity Select Portfolios	Select Portfolios: Defense and Aerospace Portfolio	589,118,238		
68	Fidelity Select Portfolios	Select Portfolios: Brokerage and Investment	588,303,971		
69	Fidelity Select Portfolios	Select Portfolios: Chemicals Portfolio	410,089,803		
96	Fidelity Select Portfolios	Select Portfolios: Telecommunications Portfolio	298,954,812		
96	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor	1,201,075		
96	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor	2,348,588		
96	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor	2,163,585		
96	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor	3,275,354		
96	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor	747,130		
141	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Gold Fund: Class	82,405,455		
141	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Gold Fund: Class	19,216,239		
141	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Gold Fund: Class T	27,188,828		
141	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Gold Fund:	30,817,815		
141	Fidelity Select Portfolios	Select Portfolios: Gold Portfolio	2,998,768,943		
141	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Gold Fund: Class	38,721,411		

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
142	Fidelity Select Portfolios	Select Portfolios: Biotechnology Portfolio	1,050,663,850		
143	Fidelity Select Portfolios	Select Portfolios: Energy Service Portfolio	1,271,365,225		
145	Fidelity Select Portfolios	Select Portfolios: Insurance Portfolio	133,809,562		
146	Fidelity Select Portfolios	Select Portfolios: Retailing Portfolio	139,068,756		
152	Fidelity Select Portfolios	Select Portfolios: Pharmaceuticals Portfolio	206,011,136		
198	Fidelity Select Portfolios	Select Portfolios: Home Finance Portfolio	74,285,383		
353	Fidelity Select Portfolios	Select Portfolios: IT Services Portfolio	106,292,192		
354	Fidelity Select Portfolios	Select Portfolios: Medical Equipment and Systems	1,255,121,439		
502	Fidelity Select Portfolios	Select Portfolios: Automotive Portfolio	121,817,450		
503	Fidelity Select Portfolios	Select Portfolios: Multimedia Portfolio	69,283,447		
505	Fidelity Select Portfolios	Select Portfolios: Medical Delivery Portfolio	427,145,990		
507	Fidelity Select Portfolios	Select Portfolios: Banking Portfolio	298,953,997		
509	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Materials Fund:	10,791,307		
509	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Materials Fund:	47,303,143		
509	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Materials Fund:	8,630,829		
509	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Materials Fund:	19,463,830		
509	Fidelity Select Portfolios	Select Portfolios: Fidelity Advisor Materials Fund:	14,225,031		
509	Fidelity Select Portfolios	Select Portfolios: Materials Portfolio	560,890,644		
510	Fidelity Select Portfolios	Select Portfolios: Industrial Equipment Portfolio	113,026,441		
511	Fidelity Select Portfolios	Select Portfolios: Construction and Housing Portfolio	95,813,468		
512	Fidelity Select Portfolios	Select Portfolios: Transportation Portfolio	86,832,525		
513	Fidelity Select Portfolios	Select Portfolios: Natural Gas Portfolio	1,160,454,885		
514	Fidelity Select Portfolios	Select Portfolios: Natural Resources Portfolio	1,543,264,724		

PAGE 184/225 * RCVD AT 3/2/2010 9:51:22 AM [Eastern Standard Time] * SVR:FAXBOSFM01WIN/7 * DNIS:3852408 * CSID:Fidelity * DURATION (mm-ss):132-26

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
515	Fidelity Select Portfolios	Select Portfolios: Industrials Portfolio	241,434,648		
516	Fidelity Select Portfolios	Select Portfolios: Environmental Portfolio	50,364,579		
517	Fidelity Select Portfolios	Select Portfolios: Consumer Discretionary Portfolio	64,575,281		
518	Fidelity Select Portfolios	Select Portfolios: Communications Equipment Portfolio	347,339,550		
653	Fidelity Select Portfolios	Select Portfolios: Wireless Portfolio	352,888,420		
				25,981,664,088	2,500,000
Fidelity Summer Street Trust					
38	Fidelity Summer Street Trust	Fidelity Capital & Income Fund	11,341,727,811		
38	Fidelity Summer Street Trust	Fidelity Capital & Income Fund: Class F	151,428,811		
331	Fidelity Summer Street Trust	Fidelity New Markets Income Fund	2,917,881,337		
332	Fidelity Summer Street Trust	Fidelity Export and Multinational Fund: Class K	135,788,662		
332	Fidelity Summer Street Trust	Fidelity Export and Multinational Fund	2,793,852,705		
455	Fidelity Summer Street Trust	Fidelity High Income Fund	6,942,291,482		
455	Fidelity Summer Street Trust	Fidelity High Income Fund: Class F	140,260,786		
1366	Fidelity Summer Street Trust	Fidelity Focused High Income Fund	427,022,153		
				24,850,253,747	2,500,000
Fidelity Trend Fund					
5	Fidelity Trend Fund	Fidelity Trend Fund	816,454,337		
				816,454,337	1,000,000
Variable Insurance Products					
45	Variable Insurance Products Fund	VIP: High Income Portfolio: Initial Class R	34,074,090		
45	Variable Insurance Products Fund	VIP: High Income Portfolio: Service Class	103,507,071		
45	Variable Insurance Products Fund	VIP: High Income Portfolio: Service Class 2 R	2,016,259		

PAGE 185/225 * RCVD AT 3/2/2010 9:51:22 AM [Eastern Standard Time] * SVR:FAXBOSFM01WIN/7 * DNIS:3852408 * CSID:Fidelity * DURATION (mm-ss):132-26

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
45	Variable Insurance Products Fund	VIP: High Income Portfolio: Investor Class	182,781,260		
45	Variable Insurance Products Fund	VIP: High Income Portfolio: Service Class 2	182,327,621		
45	Variable Insurance Products Fund	VIP: High Income Portfolio: Service Class R	47,897,592		
45	Variable Insurance Products Fund	VIP: High Income Portfolio: Initial Class	609,299,625		
151	Variable Insurance Products Fund	VIP: Value Portfolio: Service Class	250,785		
151	Variable Insurance Products Fund	VIP: Value Portfolio: Initial Class	64,229,515		
151	Variable Insurance Products Fund	VIP: Value Portfolio: Investor Class	56,325,657		
151	Variable Insurance Products Fund	VIP: Value Portfolio: Service Class 2	8,390,726		
211	Variable Insurance Products Fund	VIP: Equity-Income Portfolio: Initial Class	3,774,271,447		
211	Variable Insurance Products Fund	VIP: Equity-Income Portfolio: Service Class 2	1,558,974,096		
211	Variable Insurance Products Fund	VIP: Equity-Income Portfolio: Service Class	430,617,046		
211	Variable Insurance Products Fund	VIP: Equity-Income Portfolio: Service Class 2 R	5,259,512		
211	Variable Insurance Products Fund	VIP: Equity-Income Portfolio: Investor Class	147,404,499		
212	Variable Insurance Products Fund	VIP: Growth Portfolio: Investor Class	95,593,008		
212	Variable Insurance Products Fund	VIP: Growth Portfolio: Initial Class	2,621,318,704		
212	Variable Insurance Products Fund	VIP: Growth Portfolio: Service Class 2	529,376,141		
212	Variable Insurance Products Fund	VIP: Growth Portfolio: Service Class	421,949,404		
212	Variable Insurance Products Fund	VIP: Growth Portfolio: Service Class 2 R	4,083,972		
221	Variable Insurance Products Fund	VIP: Overseas Portfolio: Service Class R	66,089,431		
221	Variable Insurance Products Fund	VIP: Overseas Portfolio: Service Class	171,429,275		
221	Variable Insurance Products Fund	VIP: Overseas Portfolio: Service Class 2	458,092,165		
221	Variable Insurance Products Fund	VIP: Overseas Portfolio: Initial Class	758,589,044		
221	Variable Insurance Products Fund	VIP: Overseas Portfolio: Initial Class R	128,435,333		

PAGE 186/225 * RCVD AT 3/2/2010 9:51:22 AM [Eastern Standard Time] * SVR:FAXBOSFM01WIN/7 * DNIS:3852408 * CSID:Fidelity * DURATION (mm-ss):132-26

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
221	Variable Insurance Products Fund	VIP: Overseas Portfolio: Investor Class R	148,935,856		
221	Variable Insurance Products Fund	VIP: Overseas Portfolio: Service Class 2 R	64,143,967		
				12,675,663,101	2,500,000
Variable Insurance Products					
157	Variable Insurance Products Fund II	VIP: Index 500 Portfolio: Service Class	32,705,115		
157	Variable Insurance Products Fund II	VIP: Index 500 Portfolio: Service Class 2	219,792,586		
157	Variable Insurance Products Fund II	VIP: Index 500 Portfolio	1,768,154,280		
158	Variable Insurance Products Fund II	VIP: Contrafund Portfolio: Service Class 2 R	13,285,704		
158	Variable Insurance Products Fund II	VIP: Contrafund Portfolio: Service Class 2	7,586,702,877		
158	Variable Insurance Products Fund II	VIP: Contrafund Portfolio: Initial Class	7,422,487,651		
158	Variable Insurance Products Fund II	VIP: Contrafund Portfolio: Service Class	1,789,730,260		
158	Variable Insurance Products Fund II	VIP: Contrafund Portfolio: Investor Class	457,650,105		
1529	Variable Insurance Products Fund II	VIP: Disciplined Small Cap Portfolio: Investor Class	26,513,144		
1529	Variable Insurance Products Fund II	VIP: Disciplined Small Cap Portfolio: Service Class 2	1,535,981		
1529	Variable Insurance Products Fund II	VIP: Disciplined Small Cap Portfolio: Service Class	425,548		
1529	Variable Insurance Products Fund II	VIP: Disciplined Small Cap Portfolio: Initial Class	13,865,671		
				19,332,848,922	2,500,000
Variable Insurance Products					
147	Variable Insurance Products Fund III	VIP: Growth & Income Portfolio: Initial Class	274,197,213		
147	Variable Insurance Products Fund III	VIP: Growth & Income Portfolio: Service Class	165,537,794		
147	Variable Insurance Products Fund III	VIP: Growth & Income Portfolio: Service Class 2	320,205,078		
147	Variable Insurance Products Fund III	VIP: Growth & Income Portfolio: Investor Class	51,380,263		
386	Variable Insurance Products Fund III	VIP: Dynamic Capital Appreciation Portfolio: Initial	16,986,532		

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
386	Variable Insurance Products Fund III	VIP: Dynamic Capital Appreciation Portfolio: Service	216,733		
386	Variable Insurance Products Fund III	VIP: Dynamic Capital Appreciation Portfolio: Service	14,216,344		
386	Variable Insurance Products Fund III	VIP: Dynamic Capital Appreciation Portfolio: Investor	17,772,232		
487	Variable Insurance Products Fund III	VIP: Growth Strategies Portfolio: Service Class 2	5,758,479		
487	Variable Insurance Products Fund III	VIP: Growth Strategies Portfolio: Initial Class	5,221,694		
487	Variable Insurance Products Fund III	VIP: Growth Strategies Portfolio: Investor Class	5,017,886		
487	Variable Insurance Products Fund III	VIP: Growth Strategies Portfolio: Service Class	361,399		
616	Variable Insurance Products Fund III	VIP: Balanced Portfolio: Service Class	6,221,345		
616	Variable Insurance Products Fund III	VIP: Balanced Portfolio: Initial Class	185,883,840		
616	Variable Insurance Products Fund III	VIP: Balanced Portfolio: Investor Class	1,177,427,829		
616	Variable Insurance Products Fund III	VIP: Balanced Portfolio: Service Class 2	195,220,650		
617	Variable Insurance Products Fund III	VIP: Growth Opportunities Portfolio: Service Class 2	36,391,151		
617	Variable Insurance Products Fund III	VIP: Growth Opportunities Portfolio: Investor Class	27,749,196		
617	Variable Insurance Products Fund III	VIP: Growth Opportunities Portfolio: Service Class	188,126,717		
617	Variable Insurance Products Fund III	VIP: Growth Opportunities Portfolio: Initial Class	157,930,217		
772	Variable Insurance Products Fund III	VIP: Mid Cap Portfolio: Investor Class	233,468,542		
772	Variable Insurance Products Fund III	VIP: Mid Cap Portfolio: Service Class 2	4,841,204,769		
772	Variable Insurance Products Fund III	VIP: Mid Cap Portfolio: Initial Class	1,053,616,036		
772	Variable Insurance Products Fund III	VIP: Mid Cap Portfolio: Service Class	689,204,926		
1023	Variable Insurance Products Fund III	VIP: Value Strategies Portfolio : Service Class 2	139,782,468		
1023	Variable Insurance Products Fund III	VIP: Value Strategies Portfolio: Investor Class	49,572,318		
1023	Variable Insurance Products Fund III	VIP: Value Strategies Portfolio : Service Class	33,421,614		
1023	Variable Insurance Products Fund III	VIP: Value Strategies Portfolio : Initial Class	76,513,847		

PAGE 188/225 * RCVD AT 3/2/2010 9:51:22 AM [Eastern Standard Time] * SVR:FAXBOSFM01WIN/7 * DNIS:3852408 * CSID:Fidelity * DURATION (mm-ss):132-26

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
				9,968,607,112	2,500,000
Variable Insurance Products					
154	Variable Insurance Products Fund IV	VIP: Technology Portfolio: Initial Class	87,556,632		
154	Variable Insurance Products Fund IV	VIP: Technology Portfolio: Investor Class	63,910,014		
155	Variable Insurance Products Fund IV	VIP: Energy Portfolio: Initial Class	152,376,172		
155	Variable Insurance Products Fund IV	VIP: Energy Portfolio: Service Class 2	125,791,344		
155	Variable Insurance Products Fund IV	VIP: Energy Portfolio: Investor Class	90,164,972		
156	Variable Insurance Products Fund IV	VIP: Health Care Portfolio: Investor Class	24,427,150		
156	Variable Insurance Products Fund IV	VIP: Health Care Portfolio: Initial Class	37,775,277		
160	Variable Insurance Products Fund IV	VIP: Utilities Portfolio: Investor Class	16,486,134		
160	Variable Insurance Products Fund IV	VIP: Utilities Portfolio: Initial Class	24,170,624		
765	Variable Insurance Products Fund IV	VIP: Financial Services Portfolio: Initial Class	20,161,996		
765	Variable Insurance Products Fund IV	VIP: Financial Services Portfolio: Investor Class	16,823,134		
766	Variable Insurance Products Fund IV	VIP: Industrials Portfolio: Initial Class	32,170,260		
766	Variable Insurance Products Fund IV	VIP: Industrials Portfolio: Investor Class	25,877,334		
767	Variable Insurance Products Fund IV	VIP: Consumer Discretionary Portfolio: Investor Class	4,224,423		
767	Variable Insurance Products Fund IV	VIP: Consumer Discretionary Portfolio: Initial Class	4,097,729		
1152	Variable Insurance Products Fund IV	VIP: Growth Stock Portfolio: Service Class 2	1,684,758		
1152	Variable Insurance Products Fund IV	VIP: Growth Stock Portfolio: Service Class	822,807		
1152	Variable Insurance Products Fund IV	VIP: Growth Stock Portfolio: Investor Class	6,905,281		
1152	Variable Insurance Products Fund IV	VIP: Growth Stock Portfolio: Initial Class	5,370,098		
1155	Variable Insurance Products Fund IV	VIP: Real Estate Portfolio: Investor Class	33,851,725		
1155	Variable Insurance Products Fund IV	VIP: Real Estate Portfolio: Service Class	1,051,395		

PAGE 189/225 * RCVD AT 3/2/2010 9:51:22 AM [Eastern Standard Time] * SVR:FAXBOSFM01WIN/7 * DNIS:3852408 * CSID:Fidelity * DURATION (mm-ss):132-26

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1155	Variable Insurance Products Fund IV	VIP: Real Estate Portfolio: Service Class 2	9,870,103		
1155	Variable Insurance Products Fund IV	VIP: Real Estate Portfolio: Initial Class	41,791,915		
1263	Variable Insurance Products Fund IV	VIP: Value Leaders Portfolio: Initial Class	12,817,322		
1263	Variable Insurance Products Fund IV	VIP: Value Leaders Portfolio: Service Class 2	1,755,036		
1263	Variable Insurance Products Fund IV	VIP: Value Leaders Portfolio: Service Class	677,128		
1263	Variable Insurance Products Fund IV	VIP: Value Leaders Portfolio: Investor Class	19,330,862		
1390	Variable Insurance Products Fund IV	VIP: International Capital Appreciation Portfolio:	17,173,191		
1390	Variable Insurance Products Fund IV	VIP: International Capital Appreciation Portfolio:	154,869		
1390	Variable Insurance Products Fund IV	VIP: International Capital Appreciation Portfolio:	117,062		
1390	Variable Insurance Products Fund IV	VIP: International Capital Appreciation Portfolio:	423,687		
1390	Variable Insurance Products Fund IV	VIP: International Capital Appreciation Portfolio:	117,062		
1390	Variable Insurance Products Fund IV	VIP: International Capital Appreciation Portfolio:	644,561		
1390	Variable Insurance Products Fund IV	VIP: International Capital Appreciation Portfolio:	27,738,577		
1839	Variable Insurance Products Fund IV	VIP: Consumer Staples Portfolio: Initial Class	8,564,272		
1839	Variable Insurance Products Fund IV	VIP: Consumer Staples Portfolio: Investor Class	10,459,755		
1841	Variable Insurance Products Fund IV	VIP: Materials Portfolio: Investor Class	38,585,946		
1841	Variable Insurance Products Fund IV	VIP: Materials Portfolio: Initial Class	34,215,460		
1843	Variable Insurance Products Fund IV	VIP: Telecommunications Portfolio: Initial Class	3,619,948		
1843	Variable Insurance Products Fund IV	VIP: Telecommunications Portfolio: Investor Class	3,592,355		
2021	Variable Insurance Products Fund IV	VIP: Emerging Markets Portfolio: Investor Class R	39,972,028		
2021	Variable Insurance Products Fund IV	VIP: Emerging Markets Portfolio: Service Class 2	117,438		
2021	Variable Insurance Products Fund IV	VIP: Emerging Markets Portfolio: Service Class	117,551		
2021	Variable Insurance Products Fund IV	VIP: Emerging Markets Portfolio: Initial Class R	31,270,739		

PAGE 190/225 * RCVD AT 3/2/2010 9:51:22 AM [Eastern Standard Time] * SVR:FAXBOSFM01WIN/7 * DNIS:3852408 * CSID:Fidelity * DURATION (mm-ss):132-26

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Equity

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
2021	Variable Insurance Products Fund IV	VIP: Emerging Markets Portfolio: Initial Class	249,985		
2021	Variable Insurance Products Fund IV	VIP: Emerging Markets Portfolio: Service Class 2 R	117,438		
				1,079,193,549	1,250,000
		Grand Total for Greenbook Equity	650,422,229,089		58,125,000

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond

PAGE 192/225 * RCVD AT 3/2/2010 9:51:22 AM [Eastern Standard Time] * SVR:FAXBOSFM01WIN/7 * DNIS:3852408 * CSID:Fidelity * DURATION (mm-ss):132-26

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
Fidelity Aberdeen Street Trust					
369	Fidelity Aberdeen Street Trust	Fidelity Freedom Income Fund	2,684,465,058		
370	Fidelity Aberdeen Street Trust	Fidelity Freedom 2000 Fund	1,692,845,885		
371	Fidelity Aberdeen Street Trust	Fidelity Freedom 2010 Fund	11,252,197,910		
372	Fidelity Aberdeen Street Trust	Fidelity Freedom 2020 Fund	20,181,770,460		
373	Fidelity Aberdeen Street Trust	Fidelity Freedom 2030 Fund	14,110,824,606		
718	Fidelity Aberdeen Street Trust	Fidelity Freedom 2040 Fund	8,253,633,952		
1184	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2010 Fund: Class A	469,355,047		
1184	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2010 Fund: Class B	22,881,354		
1184	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2010 Fund: Class C	47,186,908		
1184	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2010 Fund: Institutional	70,107,797		
1184	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2010 Fund: Class T	200,249,226		
1189	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2020 Fund: Class C	91,596,807		
1189	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2020 Fund: Institutional	195,432,681		
1189	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2020 Fund: Class B	70,027,822		
1189	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2020 Fund: Class T	476,655,582		
1189	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2020 Fund: Class A	1,136,739,572		
1194	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2030 Fund: Class A	927,356,982		
1194	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2030 Fund: Institutional	152,954,254		
1194	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2030 Fund: Class T	367,456,714		
1194	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2030 Fund: Class B	50,063,555		
1194	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2030 Fund: Class C	62,743,866		
1199	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2040 Fund: Class T	283,280,446		

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1199	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2040 Fund: Institutional	108,179,645		
1199	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2040 Fund: Class B	41,793,044		
1199	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2040 Fund: Class C	50,656,493		
1199	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2040 Fund: Class A	613,864,895		
1205	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom Income Fund: Class T	51,723,788		
1205	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom Income Fund: Institutional	15,217,182		
1205	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom Income Fund: Class C	13,770,945		
1205	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom Income Fund: Class A	134,198,737		
1205	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom Income Fund: Class B	5,068,052		
1291	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2005 Fund: Institutional	17,778,637		
1291	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2005 Fund: Class T	20,848,824		
1291	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2005 Fund: Class C	8,748,643		
1291	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2005 Fund: Class B	3,053,067		
1291	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2005 Fund: Class A	141,836,548		
1296	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2015 Fund: Institutional	124,974,172		
1296	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2015 Fund: Class C	62,543,106		
1296	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2015 Fund: Class B	35,484,132		
1296	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2015 Fund: Class A	765,995,427		
1296	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2015 Fund: Class T	219,024,881		
1302	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2025 Fund: Class B	37,846,567		
1302	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2025 Fund: Institutional	124,933,344		
1302	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2025 Fund: Class C	48,642,015		
1302	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2025 Fund: Class T	217,017,745		

PAGE 194/225 * RCVD AT 3/2/2010 9:51:22 AM [Eastern Standard Time] * SVR:FAXBOSFM01WIN/7 * DNIS:3852408 * CSID:Fidelity * DURATION (mm-ss):132-26

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1302	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2025 Fund: Class A	908,027,626		
1307	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2035 Fund: Class T	132,857,447		
1307	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2035 Fund: Class A	598,745,316		
1307	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2035 Fund: Institutional	83,957,104		
1307	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2035 Fund: Class C	28,622,973		
1307	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2035 Fund: Class B	26,391,211		
1312	Fidelity Aberdeen Street Trust	Fidelity Freedom 2005 Fund	1,009,821,068		
1313	Fidelity Aberdeen Street Trust	Fidelity Freedom 2015 Fund	8,560,416,263		
1314	Fidelity Aberdeen Street Trust	Fidelity Freedom 2025 Fund	8,880,886,930		
1315	Fidelity Aberdeen Street Trust	Fidelity Freedom 2035 Fund	5,733,799,872		
1599	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2045 Fund: Class A	176,545,628		
1599	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2045 Fund: Class T	37,573,721		
1599	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2045 Fund: Class C	5,436,493		
1599	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2045 Fund: Class B	3,688,644		
1599	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2045 Fund: Institutional	26,468,803		
1605	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2050 Fund: Class A	121,683,320		
1605	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2050 Fund: Class B	5,287,096		
1605	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2050 Fund: Institutional	31,420,903		
1605	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2050 Fund: Class C	9,038,339		
1605	Fidelity Aberdeen Street Trust	Fidelity Advisor Freedom 2050 Fund: Class T	41,930,173		
1617	Fidelity Aberdeen Street Trust	Fidelity Freedom 2045 Fund	1,844,819,809		
1618	Fidelity Aberdeen Street Trust	Fidelity Freedom 2050 Fund	1,489,007,343		
2171	Fidelity Aberdeen Street Trust	Fidelity Freedom K Income Fund	52,582,395		

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
2172	Fidelity Aberdeen Street Trust	Fidelity Freedom K 2000 Fund	53,995,059		
2173	Fidelity Aberdeen Street Trust	Fidelity Freedom K 2005 Fund	39,137,376		
2174	Fidelity Aberdeen Street Trust	Fidelity Freedom K 2010 Fund	346,858,357		
2175	Fidelity Aberdeen Street Trust	Fidelity Freedom K 2015 Fund	484,402,652		
2176	Fidelity Aberdeen Street Trust	Fidelity Freedom K 2020 Fund	798,695,031		
2177	Fidelity Aberdeen Street Trust	Fidelity Freedom K 2025 Fund	504,018,452		
2178	Fidelity Aberdeen Street Trust	Fidelity Freedom K 2030 Fund	742,318,417		
2179	Fidelity Aberdeen Street Trust	Fidelity Freedom K 2035 Fund	359,450,204		
2180	Fidelity Aberdeen Street Trust	Fidelity Freedom K 2040 Fund	378,771,594		
2181	Fidelity Aberdeen Street Trust	Fidelity Freedom K 2045 Fund	91,268,483		
2182	Fidelity Aberdeen Street Trust	Fidelity Freedom K 2050 Fund	56,020,588		
2216	Fidelity Aberdeen Street Trust	Fidelity Freedom Index Income Fund: Class K	204,139		
2219	Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2000 Fund: Class K	204,501		
2223	Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2005 Fund: Class K	208,619		
2226	Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2010 Fund: Class K	209,455		
2228	Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2020 Fund: Class K	211,854		
2232	Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2025 Fund: Class K	212,959		
2235	Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2030 Fund: Class K	214,230		
2238	Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2035 Fund: Class K	215,201		
2239	Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2040 Fund: Class K	215,497		
2240	Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2045 Fund: Class K	215,687		
2241	Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2050 Fund: Class K	216,510		
2242	Fidelity Aberdeen Street Trust	Fidelity Freedom Index 2015 Fund: Class K	209,810		

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
				99,329,509,525	2,500,000
Fidelity Advisor Series II					
40	Fidelity Advisor Series II	Fidelity Advisor Mortgage Securities Fund: Class A	55,893,904		
40	Fidelity Advisor Series II	Fidelity Mortgage Securities Fund	802,928,148		
40	Fidelity Advisor Series II	Fidelity Advisor Mortgage Securities Fund: Class B	14,079,567		
40	Fidelity Advisor Series II	Fidelity Advisor Mortgage Securities Fund: Class T	37,833,438		
40	Fidelity Advisor Series II	Fidelity Advisor Mortgage Securities Fund:	10,507,289		
40	Fidelity Advisor Series II	Fidelity Advisor Mortgage Securities Fund: Class C	18,536,600		
87	Fidelity Advisor Series II	Fidelity Advisor Intermediate Bond Fund:	85,137,546		
87	Fidelity Advisor Series II	Fidelity Advisor Intermediate Bond Fund: Class B	11,284,000		
87	Fidelity Advisor Series II	Fidelity Advisor Intermediate Bond Fund: Class T	294,953,500		
87	Fidelity Advisor Series II	Fidelity Advisor Intermediate Bond Fund: Class C	68,770,239		
87	Fidelity Advisor Series II	Fidelity Advisor Intermediate Bond Fund: Class A	201,465,072		
220	Fidelity Advisor Series II	Fidelity Advisor Municipal Income Fund: Class A	412,104,106		
220	Fidelity Advisor Series II	Fidelity Advisor Municipal Income Fund:	268,310,452		
220	Fidelity Advisor Series II	Fidelity Advisor Municipal Income Fund: Class T	255,851,164		
220	Fidelity Advisor Series II	Fidelity Advisor Municipal Income Fund: Class B	25,472,829		
220	Fidelity Advisor Series II	Fidelity Advisor Municipal Income Fund: Class C	138,022,385		
222	Fidelity Advisor Series II	Fidelity Advisor Short Fixed-Income Fund:	640,255,304		
222	Fidelity Advisor Series II	Fidelity Advisor Short Fixed-Income Fund: Class C	113,159,098		
222	Fidelity Advisor Series II	Fidelity Advisor Short Fixed-Income Fund: Class A	302,562,470		
222	Fidelity Advisor Series II	Fidelity Advisor Short Fixed-Income Fund: Class B	12,890,718		
222	Fidelity Advisor Series II	Fidelity Advisor Short Fixed-Income Fund: Class T	200,873,446		

PAGE 197/225 * RCVD AT 3/2/2010 9:51:22 AM [Eastern Standard Time] * SVR:FAXBOSFM01WIN/7 * DNIS:3852408 * CSID:Fidelity * DURATION (mm-ss):132-26

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
638	Fidelity Advisor Series II	Fidelity Advisor Strategic Income Fund: Class A	3,709,192,276		
638	Fidelity Advisor Series II	Fidelity Advisor Strategic Income Fund: Class T	1,570,930,269		
638	Fidelity Advisor Series II	Fidelity Advisor Strategic Income Fund: Class B	346,875,205		
638	Fidelity Advisor Series II	Fidelity Advisor Strategic Income Fund: Institutional	1,148,279,094		
638	Fidelity Advisor Series II	Fidelity Advisor Strategic Income Fund: Class C	1,329,537,195		
				12,075,705,314	**2,500,000**
Fidelity Advisor Series IV					
662	Fidelity Advisor Series IV	Fidelity Institutional Short-Intermediate Government	524,866,336		
				524,866,336	**900,000**
Fidelity California Municipal					
91	Fidelity California Municipal Trust	Fidelity California Municipal Income Fund	1,514,753,830		
91	Fidelity California Municipal Trust	Fidelity Advisor California Municipal Income Fund:	56,421,987		
91	Fidelity California Municipal Trust	Fidelity Advisor California Municipal Income Fund:	18,008,295		
91	Fidelity California Municipal Trust	Fidelity Advisor California Municipal Income Fund:	2,591,276		
91	Fidelity California Municipal Trust	Fidelity Advisor California Municipal Income Fund:	45,156,182		
91	Fidelity California Municipal Trust	Fidelity Advisor California Municipal Income Fund:	6,126,504		
1534	Fidelity California Municipal Trust	Fidelity California Short-Intermediate Tax-Free Bond	567,070,114		
				2,210,128,188	**1,700,000**
Fidelity California Municipal					
97	Fidelity California Municipal Trust II	Fidelity California Municipal Money Market Fund	5,039,922,653		
457	Fidelity California Municipal Trust II	Fidelity California AMT Tax-Free Money Market Fund:	831,386		
457	Fidelity California Municipal Trust II	Fidelity California AMT Tax-Free Money Market Fund:	1,439,113,539		
457	Fidelity California Municipal Trust II	Fidelity California AMT Tax-Free Money Market Fund	855,710,010		

PAGE 198/225 * RCVD AT 3/2/2010 9:51:22 AM [Eastern Standard Time] * SVR:FAXBOSFM01WIN/7 * DNIS:3852408 * CSID:Fidelity * DURATION (mm-ss):132-26

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
				7,335,577,588	2,500,000
Fidelity Central Investment					
1374	Fidelity Central Investment	Fidelity Tactical Income Central Fund	4,467,921,567		
1633	Fidelity Central Investment	Fidelity Corporate Bond 1-10 Year Central Fund	2,462,853,021		
1634	Fidelity Central Investment	Fidelity Mortgage Backed Securities Central Fund	7,716,480,479		
				14,647,255,067	2,500,000
Fidelity Charles Street Trust					
314	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 50%: Class T	11,398,250		
314	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 50%: Class C	10,128,683		
314	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 50%: Class B	3,861,744		
314	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 50%: Class A	30,077,628		
314	Fidelity Charles Street Trust	Fidelity Asset Manager 50%	6,133,791,636		
314	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 50%: Institutional	2,915,717		
321	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 70%: Institutional	21,254,681		
321	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 70%: Class A	94,614,909		
321	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 70%: Class C	39,106,637		
321	Fidelity Charles Street Trust	Fidelity Asset Manager 70%	2,269,682,377		
321	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 70%: Class B	17,903,979		
321	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 70%: Class T	46,918,392		
328	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 20%: Class C	11,427,450		
328	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 20%: Class B	3,208,113		
328	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 20%: Class A	26,727,079		
328	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 20%: Institutional	2,852,737		

PAGE 199/225 * RCVD AT 3/2/2010 9:51:22 AM [Eastern Standard Time] * SVR:FAXBOSFM01WIN/7 * DNIS:3852408 * CSID:Fidelity * DURATION (mm-ss):132-26

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
328	Fidelity Charles Street Trust	Fidelity Asset Manager 20%	2,507,319,759		
328	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 20%: Class T	11,227,664		
334	Fidelity Charles Street Trust	Fidelity Advisor Global Balanced Fund: Class B	865,972		
334	Fidelity Charles Street Trust	Fidelity Advisor Global Balanced Fund: Institutional	182,425		
334	Fidelity Charles Street Trust	Fidelity Advisor Global Balanced Fund: Class A	3,835,328		
334	Fidelity Charles Street Trust	Fidelity Global Balanced Fund	446,450,168		
334	Fidelity Charles Street Trust	Fidelity Advisor Global Balanced Fund: Class T	1,972,977		
334	Fidelity Charles Street Trust	Fidelity Advisor Global Balanced Fund: Class C	2,152,502		
347	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 85%: Class A	29,289,013		
347	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 85%: Institutional	3,100,061		
347	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 85%: Class T	6,027,338		
347	Fidelity Charles Street Trust	Fidelity Asset Manager 85%	576,675,125		
347	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 85%: Class C	8,403,382		
347	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 85%: Class B	3,448,499		
1956	Fidelity Charles Street Trust	Fidelity Broad Market Opportunities Fund	3,278,974		
1957	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 30%: Class B	942,546		
1957	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 30%: Class A	5,156,672		
1957	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 30%: Class C	2,873,976		
1957	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 30%: Institutional	801,518		
1957	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 30%: Class T	2,635,499		
1957	Fidelity Charles Street Trust	Fidelity Asset Manager 30%: Retail Class	74,210,183		
1958	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 40%: Class C	1,614,713		
1958	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 40%: Class A	3,676,408		

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FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1958	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 40%: Class B	1,151,713		
1958	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 40%: Institutional	873,084		
1958	Fidelity Charles Street Trust	Fidelity Asset Manager 40%: Retail Class	46,788,943		
1958	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 40%: Class T	1,997,100		
1959	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 60%: Class A	8,723,893		
1959	Fidelity Charles Street Trust	Fidelity Asset Manager 60% - Retail Class	71,846,232		
1959	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 60%: Class T	4,186,049		
1959	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 60%: Institutional	1,558,327		
1959	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 60%: Class C	3,408,252		
1959	Fidelity Charles Street Trust	Fidelity Advisor Asset Manager 60%: Class B	1,726,605		
				12,564,270,912	**2,500,000**
Fidelity Colchester Street Trust					
56	Fidelity Colchester Street Trust	Tax-Exempt Portfolio: Class I	5,446,341,123		
56	Fidelity Colchester Street Trust	Tax-Exempt Portfolio: Class II	39,371,728		
56	Fidelity Colchester Street Trust	Tax-Exempt Portfolio: Class III	153,399,063		
56	Fidelity Colchester Street Trust	Tax-Exempt Portfolio: Select Class	49,562,362		
57	Fidelity Colchester Street Trust	Government Portfolio: Select Class	556,513,037		
57	Fidelity Colchester Street Trust	Government Portfolio: Class II	1,388,195,396		
57	Fidelity Colchester Street Trust	Government Portfolio: Class I	58,647,749,893		
57	Fidelity Colchester Street Trust	Government Portfolio: Class III	2,049,256,026		
59	Fidelity Colchester Street Trust	Money Market Portfolio: Class I	33,726,381,531		
59	Fidelity Colchester Street Trust	Money Market Portfolio: Select Class	557,416,575		
59	Fidelity Colchester Street Trust	Money Market Portfolio: Class II	767,215,156		

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
59	Fidelity Colchester Street Trust	Money Market Portfolio: Class III	4,644,027,681		
59	Fidelity Colchester Street Trust	Money Market Portfolio: Institutional Class	25,503,243,597		
59	Fidelity Colchester Street Trust	Fidelity Institutional Money Market Portfolio: Class F	69,438,083		
680	Fidelity Colchester Street Trust	Treasury Only Portfolio: Class I	9,577,829,161		
680	Fidelity Colchester Street Trust	Treasury Only Portfolio: Class II	621,912,830		
680	Fidelity Colchester Street Trust	Treasury Only Portfolio: Class III	664,402,488		
680	Fidelity Colchester Street Trust	Treasury Only Portfolio: Class IV	58,792,438		
680	Fidelity Colchester Street Trust	Treasury Only Portfolio: Select Class	647,842,888		
690	Fidelity Colchester Street Trust	Prime Money Market Portfolio: Institutional Class	30,583,626,443		
690	Fidelity Colchester Street Trust	Prime Money Market Portfolio: Select Class	929,653,319		
690	Fidelity Colchester Street Trust	Prime Money Market Portfolio: Class I	29,220,279,122		
690	Fidelity Colchester Street Trust	Prime Money Market Portfolio: Class III	2,090,666,387		
690	Fidelity Colchester Street Trust	Prime Money Market Portfolio: Class II	1,313,611,576		
690	Fidelity Colchester Street Trust	Prime Money Market Portfolio: Class IV	168,106,966		
695	Fidelity Colchester Street Trust	Treasury Portfolio: Class IV	435,170,614		
695	Fidelity Colchester Street Trust	Treasury Portfolio: Class III	4,028,346,264		
695	Fidelity Colchester Street Trust	Treasury Portfolio: Class I	11,375,771,642		
695	Fidelity Colchester Street Trust	Treasury Portfolio: Select Class	537,659,055		
695	Fidelity Colchester Street Trust	Treasury Portfolio: Class II	205,026,067		
				226,056,808,511	**2,500,000**
Fidelity Court Street Trust					
407	Fidelity Court Street Trust	Fidelity Connecticut Municipal Income Fund	592,649,063		
416	Fidelity Court Street Trust	Fidelity New Jersey Municipal Income Fund	651,297,777		

PAGE 202/225 * RCVD AT 3/2/2010 9:51:22 AM [Eastern Standard Time] * SVR:FAXBOSFM01WIN/7 * DNIS:3852408 * CSID:Fidelity * DURATION (mm-ss):132-26

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
				1,243,946,840	1,250,000
Fidelity Court Street Trust II					
417	Fidelity Court Street Trust II	Fidelity New Jersey Municipal Money Market Fund	2,249,298,846		
418	Fidelity Court Street Trust II	Fidelity Connecticut Municipal Money Market Fund	1,813,250,644		
423	Fidelity Court Street Trust II	Fidelity New Jersey AMT Tax-Free Money Market	128,742		
423	Fidelity Court Street Trust II	Fidelity New Jersey AMT Tax-Free Money Market	420,097,247		
423	Fidelity Court Street Trust II	Fidelity New Jersey AMT Tax-Free Money Market	578,739,094		
				5,061,514,573	2,500,000
Fidelity Fixed-Income Trust					
26	Fidelity Fixed-Income Trust	Fidelity Advisor Investment Grade Bond Fund:	26,005,639		
26	Fidelity Fixed-Income Trust	Fidelity Investment Grade Bond Fund	6,228,391,182		
26	Fidelity Fixed-Income Trust	Fidelity Advisor Investment Grade Bond Fund: Class	149,697,605		
26	Fidelity Fixed-Income Trust	Fidelity Advisor Investment Grade Bond Fund: Class	10,998,289		
26	Fidelity Fixed-Income Trust	Fidelity Advisor Investment Grade Bond Fund: Class	45,286,459		
26	Fidelity Fixed-Income Trust	Fidelity Advisor Investment Grade Bond Fund: Class	29,442,792		
32	Fidelity Fixed-Income Trust	Fidelity Intermediate Bond Fund	4,353,199,270		
85	Fidelity Fixed-Income Trust	Money Market Portfolio	7,873,701,696		
450	Fidelity Fixed-Income Trust	Fidelity Short-Term Bond Fund	6,981,900,326		
450	Fidelity Fixed-Income Trust	Fidelity Short-Term Bond Fund: Class F	69,893,776		
634	Fidelity Fixed-Income Trust	Fidelity Tax-Free Bond Fund	1,791,832,194		
651	Fidelity Fixed-Income Trust	Fidelity U.S. Bond Index Fund: Class F	665,510		
651	Fidelity Fixed-Income Trust	Fidelity U.S. Bond Index Fund	10,383,003,951		
1104	Fidelity Fixed-Income Trust	Fidelity Advisor Inflation-Protected Bond Fund: Class	192,513,576		

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1104	Fidelity Fixed-Income Trust	Fidelity Inflation-Protected Bond Fund	2,152,562,949		
1104	Fidelity Fixed-Income Trust	Fidelity Advisor Inflation-Protected Bond Fund: Class	65,803,806		
1104	Fidelity Fixed-Income Trust	Fidelity Advisor Inflation-Protected Bond Fund: Class	43,688,065		
1104	Fidelity Fixed-Income Trust	Fidelity Advisor Inflation-Protected Bond Fund: Class	120,288,630		
1104	Fidelity Fixed-Income Trust	Fidelity Advisor Inflation-Protected Bond Fund:	73,278,129		
1329	Fidelity Fixed-Income Trust	Fidelity Advisor Strategic Dividend & Income Fund:	76,661,937		
1329	Fidelity Fixed-Income Trust	Fidelity Strategic Dividend & Income Fund	457,802,589		
1329	Fidelity Fixed-Income Trust	Fidelity Advisor Strategic Dividend & Income Fund:	17,014,032		
1329	Fidelity Fixed-Income Trust	Fidelity Advisor Strategic Dividend & Income Fund:	62,285,357		
1329	Fidelity Fixed-Income Trust	Fidelity Advisor Strategic Dividend & Income Fund:	16,574,612		
1329	Fidelity Fixed-Income Trust	Fidelity Advisor Strategic Dividend & Income Fund:	40,950,807		
1505	Fidelity Fixed-Income Trust	Fidelity Advisor Strategic Real Return Fund:	644,490,646		
1505	Fidelity Fixed-Income Trust	Fidelity Advisor Strategic Real Return Fund: Class B	6,598,289		
1505	Fidelity Fixed-Income Trust	Fidelity Advisor Strategic Real Return Fund: Class T	25,593,428		
1505	Fidelity Fixed-Income Trust	Fidelity Advisor Strategic Real Return Fund: Class A	147,429,215		
1505	Fidelity Fixed-Income Trust	Fidelity Strategic Real Return Fund	5,026,045,678		
1505	Fidelity Fixed-Income Trust	Fidelity Strategic Real Return Fund: Class F	158,803,269		
1505	Fidelity Fixed-Income Trust	Fidelity Advisor Strategic Real Return Fund: Class C	53,011,715		
1560	Fidelity Fixed-Income Trust	Spartan Short-Term Treasury Bond Index Fund:	314,970,964		
1560	Fidelity Fixed-Income Trust	Spartan Short-Term Treasury Bond Index Fund:	196,374,816		
1561	Fidelity Fixed-Income Trust	Spartan Intermediate Treasury Bond Index Fund:	1,178,018,344		
1561	Fidelity Fixed-Income Trust	Spartan Intermediate Treasury Bond Index Fund:	215,433,952		
1562	Fidelity Fixed-Income Trust	Spartan Long-Term Treasury Bond Index Fund:	167,671,203		

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FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1562	Fidelity Fixed-Income Trust	Spartan Long-Term Treasury Bond Index Fund:	63,877,077		
1960	Fidelity Fixed-Income Trust	Fidelity Advisor Dynamic Strategies Fund:	7,426,784		
1960	Fidelity Fixed-Income Trust	Fidelity Dynamic Strategies Fund	138,056,321		
1960	Fidelity Fixed-Income Trust	Fidelity Advisor Dynamic Strategies Fund: Class C	21,038,722		
1960	Fidelity Fixed-Income Trust	Fidelity Advisor Dynamic Strategies Fund: Class T	18,926,443		
1960	Fidelity Fixed-Income Trust	Fidelity Advisor Dynamic Strategies Fund: Class A	32,522,538		
1960	Fidelity Fixed-Income Trust	Fidelity Advisor Dynamic Strategies Fund: Class B	3,259,232		
2114	Fidelity Fixed-Income Trust	Fidelity Series Investment Grade Bond Fund: Class F	500,582,823		
2114	Fidelity Fixed-Income Trust	Fidelity Series Investment Grade Bond Fund	12,968,020,700		
2213	Fidelity Fixed-Income Trust	Fidelity Series Inflation-Protected Bond Index Fund	908,065,159		
2213	Fidelity Fixed-Income Trust	Fidelity Series Inflation-Protected Bond Index Fund:	35,005,500		
2215	Fidelity Fixed-Income Trust	Fidelity Series Global ex U.S. Index Fund	21,016,187		
2278	Fidelity Fixed-Income Trust	Fidelity Series Commodity Strategy Fund: Class F	56,511,629		
2278	Fidelity Fixed-Income Trust	Fidelity Series Commodity Strategy Fund: Series Class	1,279,960,246		
2280	Fidelity Fixed-Income Trust	Fidelity Commodity Strategy Fund	134,586,302		
				65,586,740,360	**2,500,000**
Fidelity Garrison Street Trust					
719	Fidelity Garrison Street Trust	Fidelity Money Market Central Fund	573,706,582		
1619	Fidelity Garrison Street Trust	VIP Investment Grade Central Fund	3,944,261,115		
2250	Fidelity Garrison Street Trust	Fidelity Commodity Strategy Central Fund	163,426,227		
				4,681,393,924	**2,500,000**
Fidelity Hereford Street Trust					
415	Fidelity Hereford Street Trust	Fidelity U.S. Treasury Money Market Fund	5,756,597,340		

PAGE 205/225 * RCVD AT 3/2/2010 9:51:22 AM [Eastern Standard Time] * SVR:FAXBOSFM01WIN/7 * DNIS:3852408 * CSID:Fidelity * DURATION (mm-ss):132-26

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
454	Fidelity Hereford Street Trust	Fidelity Money Market Fund	7,531,567,616		
458	Fidelity Hereford Street Trust	Fidelity Government Money Market Fund	824,417,920		
				14,112,582,876	2,500,000
Fidelity Income Fund					
15	Fidelity Income Fund	Fidelity GNMA Fund	7,268,051,818		
54	Fidelity Income Fund	Fidelity Advisor Government Income Fund: Class A	435,044,870		
54	Fidelity Income Fund	Fidelity Advisor Government Income Fund: Class T	306,822,779		
54	Fidelity Income Fund	Fidelity Advisor Government Income Fund: Class B	41,521,328		
54	Fidelity Income Fund	Fidelity Government Income Fund	4,615,410,684		
54	Fidelity Income Fund	Fidelity Advisor Government Income Fund:	232,124,902		
54	Fidelity Income Fund	Fidelity Advisor Government Income Fund: Class C	114,014,916		
452	Fidelity Income Fund	Fidelity Intermediate Government Income Fund	1,497,394,940		
1111	Fidelity Income Fund	Fidelity Ultra-Short Bond Fund	232,793,085		
1111	Fidelity Income Fund	Fidelity Advisor Ultra-Short Bond Fund: Class A	11,856,350		
1111	Fidelity Income Fund	Fidelity Advisor Ultra-Short Bond Fund: Institutional	649,144		
1111	Fidelity Income Fund	Fidelity Advisor Ultra-Short Bond Fund: Class T	2,629,366		
1158	Fidelity Income Fund	Fidelity Total Bond Fund	11,442,785,459		
1158	Fidelity Income Fund	Fidelity Total Bond Fund: Class F	101,240,453		
1158	Fidelity Income Fund	Fidelity Advisor Total Bond Fund: Institutional Class	689,766,500		
1158	Fidelity Income Fund	Fidelity Advisor Total Bond Fund: Class B	10,162,526		
1158	Fidelity Income Fund	Fidelity Advisor Total Bond Fund: Class A	128,321,230		
1158	Fidelity Income Fund	Fidelity Advisor Total Bond Fund: Class C	70,320,658		
1158	Fidelity Income Fund	Fidelity Advisor Total Bond Fund: Class T	51,659,185		

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1884	Fidelity Income Fund	Fidelity Advisor Income Replacement 2016 Fund:	121,659		
1884	Fidelity Income Fund	Fidelity Income Replacement 2016 Fund: Retail Class	5,595,538		
1884	Fidelity Income Fund	Fidelity Advisor Income Replacement 2016 Fund:	2,516,016		
1884	Fidelity Income Fund	Fidelity Advisor Income Replacement 2016 Fund:	681,423		
1884	Fidelity Income Fund	Fidelity Advisor Income Replacement 2016 Fund:	1,241,398		
1885	Fidelity Income Fund	Fidelity Income Replacement 2018 Fund: Retail Class	3,719,059		
1885	Fidelity Income Fund	Fidelity Advisor Income Replacement 2018 Fund:	866,558		
1885	Fidelity Income Fund	Fidelity Advisor Income Replacement 2018 Fund:	134,402		
1885	Fidelity Income Fund	Fidelity Advisor Income Replacement 2018 Fund:	345,227		
1885	Fidelity Income Fund	Fidelity Advisor Income Replacement 2018 Fund:	76,247		
1886	Fidelity Income Fund	Fidelity Advisor Income Replacement 2020 Fund:	636,652		
1886	Fidelity Income Fund	Fidelity Advisor Income Replacement 2020 Fund:	263,895		
1886	Fidelity Income Fund	Fidelity Advisor Income Replacement 2020 Fund:	125,005		
1886	Fidelity Income Fund	Fidelity Income Replacement 2020 Fund: Retail Class	1,831,681		
1886	Fidelity Income Fund	Fidelity Advisor Income Replacement 2020 Fund:	185,486		
1887	Fidelity Income Fund	Fidelity Advisor Income Replacement 2022 Fund:	80,865		
1887	Fidelity Income Fund	Fidelity Advisor Income Replacement 2022 Fund:	58,233		
1887	Fidelity Income Fund	Fidelity Advisor Income Replacement 2022 Fund:	43,097		
1887	Fidelity Income Fund	Fidelity Income Replacement 2022 Fund: Retail Class	2,527,084		
1887	Fidelity Income Fund	Fidelity Advisor Income Replacement 2022 Fund:	178,064		
1888	Fidelity Income Fund	Fidelity Advisor Income Replacement 2024 Fund:	299,249		
1888	Fidelity Income Fund	Fidelity Advisor Income Replacement 2024 Fund:	70,942		
1888	Fidelity Income Fund	Fidelity Income Replacement 2024 Fund: Retail Class	1,153,715		

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FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1888	Fidelity Income Fund	Fidelity Advisor Income Replacement 2024 Fund:	48,323		
1888	Fidelity Income Fund	Fidelity Advisor Income Replacement 2024 Fund:	158,479		
1889	Fidelity Income Fund	Fidelity Advisor Income Replacement 2026 Fund:	47,971		
1889	Fidelity Income Fund	Fidelity Income Replacement 2026 Fund: Retail Class	317,264		
1889	Fidelity Income Fund	Fidelity Advisor Income Replacement 2026 Fund:	58,807		
1889	Fidelity Income Fund	Fidelity Advisor Income Replacement 2026 Fund:	195,189		
1889	Fidelity Income Fund	Fidelity Advisor Income Replacement 2026 Fund:	119,074		
1890	Fidelity Income Fund	Fidelity Income Replacement 2028 Fund: Retail Class	6,088,445		
1890	Fidelity Income Fund	Fidelity Advisor Income Replacement 2028 Fund:	361,605		
1890	Fidelity Income Fund	Fidelity Advisor Income Replacement 2028 Fund:	333,642		
1890	Fidelity Income Fund	Fidelity Advisor Income Replacement 2028 Fund:	47,789		
1890	Fidelity Income Fund	Fidelity Advisor Income Replacement 2028 Fund:	69,850		
1891	Fidelity Income Fund	Fidelity Advisor Income Replacement 2030 Fund:	47,335		
1891	Fidelity Income Fund	Fidelity Advisor Income Replacement 2030 Fund:	189,596		
1891	Fidelity Income Fund	Fidelity Income Replacement 2030 Fund: Retail Class	439,933		
1891	Fidelity Income Fund	Fidelity Advisor Income Replacement 2030 Fund:	60,661		
1891	Fidelity Income Fund	Fidelity Advisor Income Replacement 2030 Fund:	47,614		
1892	Fidelity Income Fund	Fidelity Advisor Income Replacement 2032 Fund:	196,542		
1892	Fidelity Income Fund	Fidelity Advisor Income Replacement 2032 Fund:	39,105		
1892	Fidelity Income Fund	Fidelity Advisor Income Replacement 2032 Fund:	47,373		
1892	Fidelity Income Fund	Fidelity Advisor Income Replacement 2032 Fund:	46,812		
1892	Fidelity Income Fund	Fidelity Income Repalcement 2032 Fund: Retail Class	565,717		
1893	Fidelity Income Fund	Fidelity Advisor Income Replacement 2034 Fund:	46,477		

PAGE 208/225 * RCVD AT 3/2/2010 9:51:22 AM [Eastern Standard Time] * SVR:FAXBOSFM01WIN/7 * DNIS:3852408 * CSID:Fidelity * DURATION (mm-ss):132-26

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1893	Fidelity Income Fund	Fidelity Advisor Income Replacement 2034 Fund:	35,179		
1893	Fidelity Income Fund	Fidelity Income Replacement 2034 Fund: Retail Class	1,717,044		
1893	Fidelity Income Fund	Fidelity Advisor Income Replacement 2034 Fund:	35,478		
1893	Fidelity Income Fund	Fidelity Advisor Income Replacement 2034 Fund:	92,760		
1894	Fidelity Income Fund	Fidelity Income Replacement 2036 Fund: Retail Class	601,444		
1894	Fidelity Income Fund	Fidelity Advisor Income Replacement 2036 Fund:	46,537		
1894	Fidelity Income Fund	Fidelity Advisor Income Replacement 2036 Fund:	132,965		
1894	Fidelity Income Fund	Fidelity Advisor Income Replacement 2036 Fund:	289,073		
1894	Fidelity Income Fund	Fidelity Advisor Income Replacement 2036 Fund:	58,378		
1995	Fidelity Income Fund	Fidelity Advisor Income Replacement 2038 Fund:	49,421		
1995	Fidelity Income Fund	Fidelity Advisor Income Replacement 2038 Fund:	49,926		
1995	Fidelity Income Fund	Fidelity Advisor Income Replacement 2038 Fund:	48,917		
1995	Fidelity Income Fund	Fidelity Advisor Income Replacement 2038 Fund:	97,888		
1995	Fidelity Income Fund	Fidelity Income Replacement 2038 Fund	2,086,514		
1996	Fidelity Income Fund	Fidelity Advisor Income Replacement 2042 Fund:	49,959		
1996	Fidelity Income Fund	Fidelity Advisor Income Replacement 2042 Fund:	49,447		
1996	Fidelity Income Fund	Fidelity Advisor Income Replacement 2042 Fund:	48,946		
1996	Fidelity Income Fund	Fidelity Advisor Income Replacement 2042 Fund:	101,091		
1996	Fidelity Income Fund	Fidelity Income Replacement 2042 Fund	2,821,238		
2009	Fidelity Income Fund	Fidelity Advisor Income Replacement 2040 Fund:	75,285		
2009	Fidelity Income Fund	Fidelity Income Replacement 2040 Fund	1,007,808		
2009	Fidelity Income Fund	Fidelity Advisor Income Replacement 2040 Fund:	48,929		
2009	Fidelity Income Fund	Fidelity Advisor Income Replacement 2040 Fund:	118,755		

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FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
2009	Fidelity Income Fund	Fidelity Advisor Income Replacement 2040 Fund:	82,080		
				27,294,640,353	**2,500,000**
Fidelity Massachusetts					
70	Fidelity Massachusetts Municipal	Fidelity Massachusetts Municipal Income Fund	2,345,704,800		
74	Fidelity Massachusetts Municipal	Fidelity Massachusetts Municipal Money Market Fund	4,917,701,593		
426	Fidelity Massachusetts Municipal	Fidelity Massachusetts AMT Tax-Free Money Market	1,598,933,433		
426	Fidelity Massachusetts Municipal	Fidelity Massachusetts AMT Tax-Free Money Market	453,797,583		
426	Fidelity Massachusetts Municipal	Fidelity Massachusetts AMT Tax-Free Money Market	8,859,477		
				9,324,996,886	**2,500,000**
Fidelity Money Market Trust					
630	Fidelity Money Market Trust	Retirement Money Market Portfolio	17,447,567,227		
631	Fidelity Money Market Trust	Retirement Government Money Market Portfolio	5,021,547,341		
				22,469,114,568	**2,500,000**
Fidelity Municipal Trust					
37	Fidelity Municipal Trust	Fidelity Municipal Income Fund	5,626,432,714		
181	Fidelity Municipal Trust	Fidelity Michigan Municipal Income Fund	643,723,917		
182	Fidelity Municipal Trust	Fidelity Minnesota Municipal Income Fund	472,135,027		
188	Fidelity Municipal Trust	Fidelity Ohio Municipal Income Fund	522,358,861		
402	Fidelity Municipal Trust	Fidelity Pennsylvania Municipal Income Fund	427,888,711		
404	Fidelity Municipal Trust	Fidelity Advisor Short-Intermediate Municipal Income	91,831,285		
404	Fidelity Municipal Trust	Fidelity Short-Intermediate Municipal Income Fund	3,141,432,133		
404	Fidelity Municipal Trust	Fidelity Advisor Short-Intermediate Municipal Income	168,530,078		
404	Fidelity Municipal Trust	Fidelity Advisor Short-Intermediate Municipal Income	23,141,452		

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FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
404	Fidelity Municipal Trust	Fidelity Advisor Short-Intermediate Municipal Income	3,008,934		
404	Fidelity Municipal Trust	Fidelity Advisor Short-Intermediate Municipal Income	55,625,670		
				11,176,108,782	2,500,000
Fidelity Municipal Trust II					
401	Fidelity Municipal Trust II	Fidelity Pennsylvania Municipal Money Market Fund	671,664,819		
419	Fidelity Municipal Trust II	Fidelity Ohio Municipal Money Market Fund	1,027,315,383		
420	Fidelity Municipal Trust II	Fidelity Michigan Municipal Money Market Fund	898,712,218		
				2,597,692,420	1,900,000
Fidelity New York Municipal					
71	Fidelity New York Municipal Trust	Fidelity New York Municipal Income Fund	1,727,610,082		
71	Fidelity New York Municipal Trust	Fidelity Advisor New York Municipal Income Fund:	35,012,140		
71	Fidelity New York Municipal Trust	Fidelity Advisor New York Municipal Income Fund:	6,213,978		
71	Fidelity New York Municipal Trust	Fidelity Advisor New York Municipal Income Fund:	8,643,150		
71	Fidelity New York Municipal Trust	Fidelity Advisor New York Municipal Income Fund:	28,709,898		
71	Fidelity New York Municipal Trust	Fidelity Advisor New York Municipal Income Fund:	9,462,238		
				1,815,651,486	1,500,000
Fidelity New York Municipal					
92	Fidelity New York Municipal Trust	Fidelity New York Municipal Money Market Fund	5,077,433,527		
422	Fidelity New York Municipal Trust	Fidelity New York AMT Tax-Free Money Market	4,711,062		
422	Fidelity New York Municipal Trust	Fidelity New York AMT Tax-Free Money Market Fund	753,330,484		
422	Fidelity New York Municipal Trust	Fidelity New York AMT Tax-Free Money Market	1,410,797,145		
				7,246,272,218	2,500,000

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
Fidelity Newbury Street Trust					
58	Fidelity Newbury Street Trust	Treasury Fund: Advisor B Class	64,308,151		
58	Fidelity Newbury Street Trust	Treasury Fund: Advisor C Class	127,109,569		
58	Fidelity Newbury Street Trust	Treasury Fund: Daily Money Class	2,460,726,818		
58	Fidelity Newbury Street Trust	Treasury Fund: Capital Reserves Class	1,520,767,480		
83	Fidelity Newbury Street Trust	Prime Fund: Daily Money Class	9,604,516,927		
83	Fidelity Newbury Street Trust	Prime Fund: Capital Reserves Class	10,760,100,693		
84	Fidelity Newbury Street Trust	Tax-Exempt Fund: Daily Money Class	570,008,704		
84	Fidelity Newbury Street Trust	Tax-Exempt Fund: Fidelity Tax-Free Money Market Fund	6,260,763,873		
84	Fidelity Newbury Street Trust	Tax-Exempt Fund: Capital Reserves Class	446,792,344		
				31,815,094,559	2,500,000
Fidelity Oxford Street Trust					
355	Fidelity Oxford Street Trust	Fidelity Four-in-One Index Fund	2,094,388,447		
				2,094,388,447	1,700,000
Fidelity Phillips Street Trust					
50	Fidelity Phillips Street Trust	Fidelity U.S. Government Reserves	3,938,856,737		
55	Fidelity Phillips Street Trust	Fidelity Cash Reserves	130,545,091,488		
				134,483,948,225	2,500,000
Fidelity Revere Street Trust					
693	Fidelity Revere Street Trust	Fidelity Cash Central Fund	21,158,303,347		
698	Fidelity Revere Street Trust	Fidelity Municipal Cash Central Fund	4,513,623,614		
761	Fidelity Revere Street Trust	Fidelity Securities Lending Cash Central Fund	17,398,707,992		
1335	Fidelity Revere Street Trust	Fidelity Tax-Free Cash Central Fund	1,122,059,457		

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FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
				44,192,694,410	2,500,000
Fidelity School Street Trust					
36	Fidelity School Street Trust	Fidelity Advisor Intermediate Municipal Income Fund:	3,256,950		
36	Fidelity School Street Trust	Fidelity Advisor Intermediate Municipal Income Fund:	11,494,811		
36	Fidelity School Street Trust	Fidelity Advisor Intermediate Municipal Income Fund:	105,520,521		
36	Fidelity School Street Trust	Fidelity Advisor Intermediate Municipal Income Fund:	48,531,226		
36	Fidelity School Street Trust	Fidelity Advisor Intermediate Municipal Income Fund:	656,080,706		
36	Fidelity School Street Trust	Fidelity Intermediate Municipal Income Fund	3,765,323,261		
368	Fidelity School Street Trust	Fidelity Strategic Income Fund	7,186,220,191		
				11,776,427,666	2,500,000
Fidelity Union Street Trust					
429	Fidelity Union Street Trust	Fidelity Maryland Municipal Income Fund	170,268,883		
434	Fidelity Union Street Trust	Fidelity Arizona Municipal Income Fund	163,712,445		
				333,981,328	750,000
Fidelity Union Street Trust II					
10	Fidelity Union Street Trust II	Fidelity Municipal Money Market Fund	23,860,138,902		
433	Fidelity Union Street Trust II	Fidelity Arizona Municipal Money Market Fund	357,965,810		
460	Fidelity Union Street Trust II	Fidelity AMT Tax-Free Money Fund	2,265,114,837		
				26,483,219,549	2,500,000
Variable Insurance Products					
20	Variable Insurance Products Fund V	VIP: Money Market Portfolio: Service Class	110,080,088		
20	Variable Insurance Products Fund V	VIP: Money Market Portfolio	1,766,185,670		
20	Variable Insurance Products Fund V	VIP: Money Market Portfolio: Service Class 2	137,506,666		

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FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
20	Variable Insurance Products Fund V	VIP: Money Market Portfolio: Investor Class	1,060,823,733		
159	Variable Insurance Products Fund V	VIP: Asset Manager: Growth Portfolio: Initial Class	136,683,071		
159	Variable Insurance Products Fund V	VIP: Asset Manager: Growth Portfolio: Service Class	8,266,406		
159	Variable Insurance Products Fund V	VIP: Asset Manager: Growth Portfolio: Investor Class	25,622,950		
159	Variable Insurance Products Fund V	VIP: Asset Manager: Growth Portfolio: Service Class	3,837,725		
227	Variable Insurance Products Fund V	VIP: Investment Grade Bond Portfolio: Investor Class	523,542,697		
227	Variable Insurance Products Fund V	VIP: Investment Grade Bond Portfolio: Service Class	259,348,109		
227	Variable Insurance Products Fund V	VIP: Investment Grade Bond Portfolio: Service Class 2	1,241,656,183		
227	Variable Insurance Products Fund V	VIP: Investment Grade Bond Portfolio	1,083,727,194		
228	Variable Insurance Products Fund V	VIP: Asset Manager Portfolio: Initial Class	1,249,954,698		
228	Variable Insurance Products Fund V	VIP: Asset Manager Portfolio: Service Class	8,230,102		
228	Variable Insurance Products Fund V	VIP: Asset Manager Portfolio: Investor Class	67,645,696		
228	Variable Insurance Products Fund V	VIP: Asset Manager Portfolio: Service Class 2	39,488,560		
1326	Variable Insurance Products Fund V	VIP: Strategic Income Portfolio: Service Class	1,897,853		
1326	Variable Insurance Products Fund V	VIP: Strategic Income Portfolio: Service Class 2	1,918,251		
1326	Variable Insurance Products Fund V	VIP: Strategic Income Portfolio: Initial Class	166,872,170		
1326	Variable Insurance Products Fund V	VIP: Strategic Income Portfolio: Investor Class	476,085,445		
1417	Variable Insurance Products Fund V	VIP: Freedom Income Portfolio: Initial Class	12,695,053		
1417	Variable Insurance Products Fund V	VIP: Freedom Income Portfolio: Service Class	163,355		
1417	Variable Insurance Products Fund V	VIP: Freedom Income Portfolio: Service Class 2	7,239,206		
1420	Variable Insurance Products Fund V	VIP: Freedom 2005 Portfolio: Service Class 2	183,252		
1420	Variable Insurance Products Fund V	VIP: Freedom 2005 Portfolio: Service Class	171,955		
1420	Variable Insurance Products Fund V	VIP: Freedom 2005 Portfolio: Initial Class	6,833,115		

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1423	Variable Insurance Products Fund V	VIP: Freedom 2010 Portfolio: Initial Class	21,207,609		
1423	Variable Insurance Products Fund V	VIP: Freedom 2010 Portfolio: Service Class	19,255,958		
1423	Variable Insurance Products Fund V	VIP: Freedom 2010 Portfolio: Service Class 2	87,715,038		
1426	Variable Insurance Products Fund V	VIP: Freedom 2015 Portfolio: Service Class	1,515,690		
1426	Variable Insurance Products Fund V	VIP: Freedom 2015 Portfolio: Initial Class	37,395,154		
1426	Variable Insurance Products Fund V	VIP: Freedom 2015 Portfolio: Service Class 2	42,516,159		
1429	Variable Insurance Products Fund V	VIP: Freedom 2020 Portfolio: Initial Class	38,330,672		
1429	Variable Insurance Products Fund V	VIP: Freedom 2020 Portfolio: Service Class 2	189,538,469		
1429	Variable Insurance Products Fund V	VIP: Freedom 2020 Portfolio: Service Class	26,289,254		
1432	Variable Insurance Products Fund V	VIP: Freedom 2025 Portfolio: Service Class 2	8,259,854		
1432	Variable Insurance Products Fund V	VIP: Freedom 2025 Portfolio: Service Class	678,807		
1432	Variable Insurance Products Fund V	VIP: Freedom 2025 Portfolio: Initial Class	14,917,792		
1435	Variable Insurance Products Fund V	VIP: Freedom 2030 Portfolio: Initial Class	23,832,396		
1435	Variable Insurance Products Fund V	VIP: Freedom 2030 Portfolio: Service Class 2	34,803,541		
1435	Variable Insurance Products Fund V	VIP: Freedom 2030 Portfolio: Service Class	16,146,428		
1492	Variable Insurance Products Fund V	VIP: Freedom Lifetime Income I Portfolio: Investor	8,773,428		
1493	Variable Insurance Products Fund V	VIP: Freedom Lifetime Income II Portfolio: Investor	14,172,607		
1494	Variable Insurance Products Fund V	VIP: Freedom Lifetime Income III Portfolio: Investor	6,630,144		
1495	Variable Insurance Products Fund V	VIP: Investor Freedom 2005 Portfolio: Investor Class	9,420,785		
1496	Variable Insurance Products Fund V	VIP: Investor Freedom 2010 Portfolio: Investor Class	47,697,707		
1497	Variable Insurance Products Fund V	VIP: Investor Freedom 2015 Portfolio: Investor Class	60,012,898		
1498	Variable Insurance Products Fund V	VIP: Investor Freedom 2020 Portfolio: Investor Class	80,141,811		
1499	Variable Insurance Products Fund V	VIP: Investor Freedom 2025 Portfolio: Investor Class	32,971,656		

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FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
1501	Variable Insurance Products Fund V	VIP: Investor Freedom 2030 Portfolio: Investor Class	34,412,135		
1502	Variable Insurance Products Fund V	VIP: Investor Freedom Income Portfolio: Investor	25,411,376		
1584	Variable Insurance Products Fund V	VIP: FundsManager 20% Portfolio: Service Class	61,334		
1584	Variable Insurance Products Fund V	VIP: FundsManager 20% Portfolio: Service Class 2	424,499		
1584	Variable Insurance Products Fund V	VIP: FundsManager 20% Portfolio: Investor Class	271,005,956		
1587	Variable Insurance Products Fund V	VIP: FundsManager 50% Portfolio: Investor Class	519,569,239		
1587	Variable Insurance Products Fund V	VIP: FundsManager 50% Portfolio: Service Class	57,898		
1587	Variable Insurance Products Fund V	VIP: FundsManager 50% Portfolio: Service Class 2	550,145		
1590	Variable Insurance Products Fund V	VIP: FundsManager 70% Portfolio: Investor Class	444,861,761		
1590	Variable Insurance Products Fund V	VIP: FundsManager 70% Portfolio: Service Class	67,935		
1590	Variable Insurance Products Fund V	VIP: FundsManager 70% Portfolio: Service Class 2	1,464,256		
1593	Variable Insurance Products Fund V	VIP: FundsManager 85% Portfolio: Service Class 2	886,003		
1593	Variable Insurance Products Fund V	VIP: FundsManager 85% Portfolio: Investor Class	180,436,039		
1593	Variable Insurance Products Fund V	VIP: FundsManager 85% Portfolio: Service Class	112,078		
1880	Variable Insurance Products Fund V	VIP: FundsManager 60% Portfolio: Service Class 2	83,004		
1880	Variable Insurance Products Fund V	VIP: FundsManager 60% Portfolio: Service Class	51,659		
1880	Variable Insurance Products Fund V	VIP: FundsManager 60% Portfolio: Investor Class	1,158,496,465		
2159	Variable Insurance Products Fund V	VIP: Freedom 2035 Portfolio: Service Class 2	142,552		
2159	Variable Insurance Products Fund V	VIP: Freedom 2035 Portfolio: Service Class	139,909		
2159	Variable Insurance Products Fund V	VIP: Freedom 2035 Portfolio: Initial Class	144,179		
2162	Variable Insurance Products Fund V	VIP: Freedom 2040 Portfolio: Initial Class	145,084		
2162	Variable Insurance Products Fund V	VIP: Freedom 2040 Portfolio: Service Class	140,805		
2162	Variable Insurance Products Fund V	VIP: Freedom 2040 Portfolio: Service Class 2	140,651		

PAGE 216/225 * RCVD AT 3/2/2010 9:51:22 AM [Eastern Standard Time] * SVR:FAXBOSFM01WIN/7 * DNIS:3852408 * CSID:Fidelity * DURATION (mm-ss):132-26

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Greenbook Fixed Income

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
2165	Variable Insurance Products Fund V	VIP: Freedom 2045 Portfolio: Service Class 2	141,024		
2165	Variable Insurance Products Fund V	VIP: Freedom 2045 Portfolio: Service Class	141,178		
2165	Variable Insurance Products Fund V	VIP: Freedom 2045 Portfolio: Initial Class	145,260		
2168	Variable Insurance Products Fund V	VIP: Freedom 2050 Portfolio: Initial Class	158,878		
2168	Variable Insurance Products Fund V	VIP: Freedom 2050 Portfolio: Service Class 2	146,620		
2168	Variable Insurance Products Fund V	VIP: Freedom 2050 Portfolio: Service Class	142,572		
				11,858,563,554	2,500,000
		Grand Total for Greenbook Fixed	810,393,094,465		62,200,000

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FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Other

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond

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FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Other

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
Massachusetts Municipal					
11	Massachusetts Municipal	Massachusetts Municipal Depository Trust	7,119,557,630		
1610	Massachusetts Municipal	MMDT: Short Term Bond Fund	279,089,390		
				7,398,647,020	2,500,000
		Grand Total for Other	7,398,647,020		2,500,000

FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Rutland Square Trust II

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond

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FIDELITY 17g CALCULATION (as of 12/31/2009)

REGISTERED FUNDS (Sort by Trust Name)

Rutland Square Trust II

Fund Number	Trust Name	Portfolio Name	Assets	Trust Sub Total	Bond
Fidelity Rutland Square Trust					
2293	Fidelity Rutland Square Trust II	Strategic Advisers Core Fund	4,956,151		
				4,956,151	**125,000**
		Grand Total for Rutland Square Trust	**4,956,151**		**125,000**
		Grand Total	**1,468,218,926,725**		**122,950,000**

Premium Payment Statement

I, Jason Duffy, Vice President, Insurance & Risk Management, do hereby attest that the following statement is true and accurate:

The Investment Company Bond coverage for the mutual funds is effective and premiums have been paid for the period July 1, 2009 – June 30, 2010.

Jason Duffy
Vice President, Insurance & Risk Management
FMR LLC

2-23-2010
Date

FIDELITY BOND INSURANCE RECOVERY AGREEMENT

This Fidelity Bond Insurance Recovery Allocation Agreement, dated 9-2-07 (the "Agreement"), by each "Fund" as defined in the Policies referred to below (the "Fund Insureds"), and any past, present or future duly elected or appointed director, officer, trustee (other than a bankruptcy or liquidator's trustee), observer, governor, management committee member, member of a Board of Managers or a management board, or members of a Board of Directors, or, if operating outside the United States, any past, present and future person in a duly elected or appointed position that is equivalent to a position listed above (collectively, the "Executives").

WITNESSETH:

WHEREAS, the Fund Insureds and the Executives are and will be named as joint insureds on one or more insurance policies that provide combined coverage for (i) professional liability: (ii) directors & officers liability and (iii) fidelity bond ("Bond") ((i), (ii) and (iii) (collectively referred to herein as the "Policies);

WHEREAS, Rule 17g-1 under the 1940 Act ("Rule 17g-1") requires that in the case of a joint Bond there shall be an agreement among all insureds to the effect that in the event recovery is received under such a Bond as a result of a loss sustained by a registered management investment company and one or more other insureds, the registered management investment company shall receive an equitable and proportionate share of the recovery, at least equal to the amount which it would have received had it provided and maintained a single insured Bond with the minimum coverage required by Rule 17g-1(d)(1);

NOW, THEREFORE, the parties agree, subject to the terms and conditions of the Policies, as follows:

1. Allocation of Recovery of Bond Claims Among Fund Insureds.

(a) Each individual Fund Insured (series or separate portfolios of a Fund Insured shall be treated as if it were an individual Fund Insured) shall initially receive not less than the lesser of an amount of the recovery equal to the amount of the minimum amount of Bond coverage each individual Fund Insured would have been required to maintain as of the date any such loss is sustained under a single insurance Bond as required by Rule 17g-1(d)(1) or the amount of the actual losses of each individual Fund Insured.

(b) Each individual Fund Insured seeking recovery amounts from the Insurer(s) in excess of the minimum amount of Bond coverage it would have been required to maintain as of the date any such loss is sustained under a single Bond as required by Rule 17g-1(d)(1) shall recover such excess amounts in full as long as the

retaining aggregate policy limit is sufficient to provide all other Fund Insureds with the minimum amount of Bond coverage as required by Rule 17g-1(d)(1). If multiple Fund Insureds seek recovery amounts from the insurer(s) in excess of their respective minimum coverages, as required by Rule 17g-1(d)(1), and the remaining aggregate Bond limit is not sufficient to pay all such amounts in full, such Fund Insureds shall share in any remaining amount of available aggregate Bond limit on the basis of the minimum amount of insurance coverage that each individual Fund Insured would have been required to maintain as of the date any such loss is sustained as required by Rule 17g-1(d)(1) as a percentage of the total amount of minimum insurance coverage required by Rule 17g-1(d)(1) for all Fund Insureds seeking claim recovery amounts in excess of the minimum amount of insurance coverage required pursuant to Rule 17g-1(d)(1), provided, of course, that no Fund Insured recovers more than its actual losses.

(c) The allocation of recovery among Fund Insureds shall be subject to the requirements of Rule 17g 1, including maintaining the minimum amount of insurance coverage for each individual Fund Insured.

2. Notice. Notice is hereby given that the obligations of this Agreement are not binding upon any such Executive or shareholder individually, but are binding only upon the assets and the property of each Insured Fund's respective portfolios.

3. Entire Agreement. This Agreement constitutes the entire understanding and agreement among the parties hereto, with respect to the subject matter hereof, and accordingly, supercedes, as of the date of this Agreement, any other agreement heretofore in effect among the parties.

4. In all instances this agreement shall be construed in accordance with and governed by the laws of the Commonwealth of Massachusetts, in each case without giving effect to principles of conflicts of law.

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IN WITNESS WHEREOF, the undersigned has caused this Agreement to be executed and delivered 9-4-07.

Fund Insureds

By: Christine Reynolds
Title: Treasurer